UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

CHIPOTLE’S FIVE KEY STRATEGIES TO WIN TODAY WHILE WE GROW OUR FUTURE
1.	Running successful restaurants with a people accountable culture that provides great Food with Integrity while delivering exceptional in-restaurant and digital experiences;
2.	Amplifying technology and innovation to drive growth and productivity at our restaurants, support centers and in our supply chain;
3.	Making the brand visible, relevant, and loved to acquire new guests and improve overall guest engagement;
4.	Sustaining world class people leadership by developing and retaining top talent at every level; and
5.	Expanding access and convenience by accelerating new restaurant openings in North America and internationally.

DEAR SHAREHOLDERS,
In partnership with our executive leadership team, I have had the privilege to collaborate in shaping Chipotle’s transformational journey over the last seven years. However, for me there was no greater honor than to be selected to serve at the helm of this company during the back half of 2024. We delivered outstanding results with positive transaction growth driven by our focus on exceptional people, food and throughput in our restaurants alongside an outstanding marketing strategy.
Achieving a record number of new restaurant openings and employing more than 130,000 team members enabled us to further our mission to Cultivate a Better World to more communities around the globe. Our guest-obsessed restaurant teams improved throughput and served delicious culinary to over two million customers daily. In a competitive macro environment, we maintained our strong value proposition by leaning into our real ingredients, responsible sourcing and Food with Integrity principles.
Our strategic priorities helped us win and remain our primary focus today. These include:
1.	Running successful restaurants with a people accountable culture that provides great Food with Integrity while delivering exceptional in-restaurant and digital experiences;
2.	Amplifying technology and innovation to drive growth and productivity at our restaurants, support centers and in our supply chain;
3.	Making the brand visible, relevant, and loved to acquire new guests and improve overall guest engagement;
4.	Sustaining world class people leadership by developing and retaining top talent at every level; and
5.	Expanding access and convenience by accelerating new restaurant openings in North America and internationally.
Named the number one employer for high school graduates to start a career by the American Opportunity Index, we lived up to that recognition with more than 23,000 promotions last year. Over 85% of these restaurant management roles were internal promotions, proving that investment in our people was the foundational ingredient to our success. We continued to push the boundaries of innovation to streamline operations for our team members and fuel efficiencies in our restaurants. We introduced an AI assistant named Ava Cado to enhance the hiring process for our general managers and continued testing automation with Autocado and the augmented makeline. Modernizing the back of house in our restaurants to improve the speed and simplicity of prep was a key focus for our teams as we introduced the three pan rice cooker, dual sided plancha, high capacity fryer and produce slicer to select locations.
Menu innovations like Chicken al Pastor and Smoked Brisket drove incremental transactions, and with the support of a powerful marketing strategy, made Chipotle more visible, relevant and loved. Our documentary-style Behind the Foil advertising campaign featuring our real restaurant team members continued to resonate with consumers. We led culture with buzz worthy collaborations, athlete partnerships, and first-mover content across our digital channels. We advocated for the farming community with grants and scholarships, as well as supported relief efforts in the wake of natural disasters. Additionally, we further enhanced and personalized the guest experience with Chipotle Rewards, serving relevant content and gamified badging to loyalty members, which helped to increase frequency and order size.
We also expanded access and convenience for our guests by opening 304 new restaurants last year, 257 of which included a Chipotlane. This brings our total to more than 3,700 restaurants with over 25% of our portfolio featuring a Chipotlane. In Canada, we achieved record growth by entering new provinces and sustaining extraordinary volumes with our new and existing restaurants. We made progress in Europe by rolling out digital capabilities, aligning culinary to the U.S. and streamlining operations. We also opened our first three restaurants in the Middle East in Kuwait and Dubai with Alshaya Group.
Through our Cultivate Next venture fund, we invested in a wide range of strategically aligned companies in areas such as farming, supply chain, advanced robotics, plant-based foods, and emerging restaurant concepts, all in an effort to further our mission by increasing access to real food in the long term.
I believe we have tremendous growth in front of us as we aim to reach our long-term goal of 7,000 restaurants in the U.S. and Canada, grow our average unit volume beyond $4.0 million, expand margins and make our way to becoming a global iconic brand. We have the right teams and strategies in place to achieve our ambitious goals, and I am confident that the best is yet to come.
Sincerely,

Scott Boatwright
CEO, Chipotle Mexican Grill

NOTICE OF MEETING
The 2025 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/CMG2025 on Wednesday, June 11, 2025 at 8:00 a.m. (PDT).
Shareholders will consider and have an opportunity to vote on the following items:
1.	Elect the nine director nominees named in the accompanying proxy statement, each to serve a one-year term;
2.	Approve, on an advisory basis, the compensation of our executive officers as disclosed in the accompanying proxy statement (known as “say on pay”);
3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
4.	Vote on the shareholder proposal described in this proxy statement, if properly presented; and
5.	Transact such other business as may be properly brought before the meeting.
Information about these matters is contained in the proxy statement that accompanies this notice.
Only shareholders of record at the close of business on April 15, 2025 are entitled to notice of and to vote at the annual meeting. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials.

YOUR VOTE IS IMPORTANT. Please note that if you hold your shares through a broker, your broker cannot vote your shares on the election of directors, on the say on pay vote or on the shareholder proposal unless they have your specific instructions on how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker.

By order of the Board of Directors

Roger Theodoredis
General Counsel and Chief Legal Officer

April 25, 2025

PROXY STATEMENT SUMMARY
Information About the Annual Meeting

Date and Time: Wednesday, June 11, 2025 8:00 am (PDT)	Location: Live webcast online at www.virtualshareholdermeeting.com/CMG2025	Record Date for Shareholders Entitled to Vote: April 15, 2025

Matters to be Voted on at the Annual Meeting and Board Recommendations

Item	Board’s Voting Recommendation	For More Information
1. Election of the nine director nominees named in this proxy statement	For	page 11
2. Advisory vote to approve the compensation of our named executive officers, as described in this proxy statement (“say on pay”)	For	page 29
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm	For	page 30
4. Shareholder proposal – Requesting an independent Board Chair	Against	page 33

Name	Director Since	Independent	Age	Audit & Risk Committee	Compensation, People & Culture Committee	Nominating & Corporate Governance Committee
Albert Baldocchi	1997		71
Scott Boatwright	2024		52
Matthew Carey	2021		60
Gregg Engles	2020		67
Patricia Fili-Krushel	2019		71		CHAIR
Laura Fuentes	2023		50
Mauricio Gutierrez	2021		54
Robin Hickenlooper	2016		46			CHAIR
Scott Maw(1)(2)	2019		57
Mary Winston(2)	2020		63	CHAIR

(1)	Chairman of the Board of Directors.
(2)	Designated as an “Audit Committee Financial Expert” under the SEC rules.
2025 Proxy Statement | 1

PROXY STATEMENT SUMMARY
Board Skills, Experience and Attributes

LEADERSHIP 10 of 10	100%
RESTAURANT / FOOD INDUSTRY / HOSPITALITY INDUSTRY 5 of 10	50%
HR / TALENT MANAGEMENT / COMPENSATION 5 of 10	50%
FINANCE / ACCOUNTING 6 of 10	60%
CYBERSECURITY / IT SYSTEMS 2 of 10	20%
RISK MANAGEMENT 5 of 10	50%
BRANDING / MARKETING / MEDIA 5 of 10	50%

DIGITAL / SOCIAL MEDIA / CONSUMER TRENDS 4 of 10	40%
REAL ESTATE / COMMERCIAL LEASING 2 of 10	20%
INTERNATIONAL OPERATIONS 7 of 10	70%
SUSTAINABILITY / ENVIRONMENTAL 5 of 10	50%
GOVERNMENT RELATIONS 1 of 10	10%
INVESTOR RELATIONS / CORPORATE GOVERNANCE 8 of 10	80%

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PROXY STATEMENT SUMMARY
Corporate Governance Highlights

Eight of the nine members on our Board of Directors are independent.
The Chairman of the Board is an independent director.
The average tenure of the directors is seven years, and the average age of the directors is 59.
All directors stand for election on an annual basis.

Directors are elected by a majority of votes cast in uncontested elections and any director who does not receive a majority of votes cast is required to submit his or her resignation for consideration by the Board.

Our Executive Compensation Recovery Policy is more extensive than the NYSE requirements and allows the Board to require forfeiture of an executive officer’s compensation if they engaged in egregious conduct substantially detrimental to the company.

Independent Board members meet in executive session at each quarterly Board meeting.
All executive officers and directors are prohibited from hedging/pledging shares of our common stock.
Our Bylaws contain proxy access provisions that enable qualifying shareholders to nominate directors for election to our Board.

We have robust stock ownership requirements for executive officers and directors, which are among the highest CEO and CFO ownership requirements of our peer group of companies, as described in “Compensation Discussion and Analysis.”

Our Bylaws permit holders of at least 25% of our outstanding common stock to call special meetings of shareholders.
We do not have a shareholder rights plan or “poison pill.”
We engage with major shareholders to seek their input on issues and to address their questions and concerns.

See the “Compensation Discussion and Analysis” section of this proxy statement for significant compensation policies and procedures we employ to motivate our employees to build shareholder value and promote the interests of all our shareholders.

Highlights of Our Business
2024 FINANCIAL PERFORMANCE AT A GLANCE

$11.3 BILLION REVENUE 14.6% growth year-over-year	7.4% COMP SALES Comparable restaurant sales growth from 2023
$3.2 MILLION AUVs Average Unit Volumes at 2024 year end	26.7% RLM* 2024 restaurant level operating margin, an increase of 50 basis points year over year

*
Appendix A includes a reconciliation of restaurant level operating margin to the most directly comparable measure reported under U.S. generally accepted accounting principles.
2025 Proxy Statement | 3

PROXY STATEMENT SUMMARY
BRAND PURPOSE HIGHLIGHTS

In 2024, we reduced our Scope 1 and Scope 2 emissions by 15% compared to 2019, and we remain committed to identifying strategies for greenhouse gas emission reductions in our value chain. We also identified 3,800 acres of farmland to support in California, Colorado, and South Dakota through either regenerative farming, water conservation, or restoration.

We are dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2024, approximately $3.0 million was raised through this feature for community organizations, with over $270,000 routed to the American Red Cross to support recovery from Hurricane Helene and Hurricane Milton.

We focus significant efforts to advancing our Food with Integrity principles. In 2024, Chipotle purchased 47 million pounds of local ingredients, which is an increase of 7.0 million pounds over 2023. We have also achieved our goal to support the transition of 400 acres of conventional farmland to organic by transitioning over 425 acres of farmland.

We believe that our people and culture give us a competitive advantage, and we strive to develop employees and provide continuing opportunities for them to grow their leadership skills. In 2024, we had approximately 23,000 internal promotions. Additionally, over 85% of our in-restaurant leadership roles were filled through internal promotions, including 100% of U.S. Regional Vice President roles, 92% of Team Directors, and 82% of Field Leader positions.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expected impacts of our initiatives, strategies, and plans, trends in or expectations regarding our future financial performance, long-term growth, and our business strategy, plans and objectives for future operations such as growth in our average unit volumes, our goal for new restaurants and our sustainability goals, are forward-looking statements. The words “can,” “believe,” “may,” “should,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events and trends and currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We expressly disclaim any obligation to update or revise any forward-looking statements after the date of this proxy statement as a result of new information, future events or other developments, except as required by applicable laws and regulations.
SPECIAL NOTE REGARDING 2024 stock split
On June 25, 2024, Chipotle completed a 50-for-one split of its common stock. Share amounts and prices per share of Chipotle common stock in this proxy statement have been adjusted, as applicable, to reflect the stock split.
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ANNUAL MEETING INFORMATION
This proxy statement contains information related to the virtual annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, June 11, 2025, beginning at 8:00 a.m. (PDT) online at www.virtualshareholdermeeting.com/CMG2025. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It was made available to shareholders on or about April 25, 2025.
Virtual-only Annual Meeting Format
To make the annual meeting accessible to more shareholders, the Board of Directors has determined to hold this year’s annual meeting in a virtual-only format via live audio webcast.
Attending the Annual Meeting
To attend the virtual annual meeting, you must be a shareholder as of the close of business on the record date of April 15, 2025. Shareholders may attend the virtual annual meeting at www.virtualshareholdermeeting.com/CMG2025. The meeting will only be conducted via webcast; there will be no physical meeting location. To participate in the virtual annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. If you would like to attend the virtual annual meeting and you have your control number, please go to www.virtualshareholdermeeting.com/CMG2025 around 15 minutes prior to the start of the meeting to log in. If you came through your brokerage firm’s website and do not have your control number, you can gain access to the meeting by logging into your brokerage firm’s website 15 minutes prior to the meeting start, selecting the shareholder communications mailbox to link through to the meeting and the control number will automatically populate. For optimal viewing and usage, this site is best viewed with a screen resolution of 1024x768 and above.
If You have Technical Difficulties or Trouble Accessing the Annual Meeting
Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the meeting. If you encounter any difficulties accessing the annual meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.
Participation During the Virtual Annual Meeting
Shareholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/CMG2025. After the formal business of the annual meeting, we will hold a question and answer session, during which we will answer questions submitted during the meeting that are pertinent to Chipotle and the meeting matters, as time permits.
Shareholders Eligible to Vote
If you were a shareholder of record of our common stock as of the close of business on April 15, 2025, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting using the 16-digit control number that appears on the Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied the proxy materials. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of April 15, 2025, there were 1,347,974,989 shares of common stock outstanding and entitled to vote.
Matters to be Voted on at the Annual Meeting and Board Recommendations
You will be asked to vote on four proposals:

Proposals		Board Recommendation	For More Information
1.	Election of the nine director nominees named in this proxy statement	FOR	page 11
2.	Approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”)	FOR	page 29
3.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025	FOR	page 30
4.	Shareholder proposal – Requesting an independent Board Chair	AGAINST	page 33

The Board of Directors is not aware of any other matters to be presented for action at the meeting.
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ANNUAL MEETING INFORMATION
Information About How to Vote
If you hold your shares through a broker, bank or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was provided to you has specific instructions for how to submit your vote, or if you have received or requested a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement.
Under the rules of the New York Stock Exchange, or NYSE, on voting matters that the NYSE characterizes as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by your broker. Only the proposal to ratify the appointment of our independent registered public accounting firm, Ernst & Young LLP (Proposal 3), is considered a routine matter for this purpose. None of the other proposals presented in this proxy statement are considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will be voted, if at all, only on Proposal 3. We strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.
If you are a shareholder of record, you can vote your shares in advance of the meeting over the Internet as described in the Notice of Internet Availability of Proxy Materials that was provided to you, or if you have received or requested a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote online at the virtual annual meeting. Instructions for voting online at the virtual annual meeting will be available at www.virtualshareholdermeeting.com/CMG2025.
If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.
Revocation of your proxy
You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:
•	re-submitting your vote on the Internet, by telephone or by mail;
•	if you are a shareholder of record, by sending a written notice of revocation to our Corporate Secretary at our principal offices, 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660; or
•	if you are a shareholder of record, by attending the virtual annual meeting and voting online using your 16-digit control number.
Attendance at the virtual annual meeting will not by itself revoke your proxy.
Quorum requirement
A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present via webcast or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists.
Broker non-votes
A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item. See “Information About How to Vote” above for more information.
Votes required to approve each proposal
Proposal 1 — Re-election of each nominee for director requires that such nominee receive a majority of the votes cast regarding his or her election. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the election of directors.
Proposals 2 through 4 — The “say on pay” advisory vote (Proposal 2), the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) and the shareholder proposal (Proposal 4) described in this proxy statement, if properly presented, require the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote on the matter in order to be approved. Abstentions represent shares entitled to vote and therefore will have the same effect as a vote “AGAINST” a proposal. Broker non-votes, which are expected to occur with respect to Proposals 2 and 4, are not counted as entitled to vote on these matters and therefore will have no effect on the outcome of the votes on these proposals.
Because the “say on pay” advisory vote (Proposal 2) and the vote on the shareholder proposal (Proposal 4) are advisory, the vote results will not be binding on the Board or the company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation and on the subject matter of the shareholder proposal. Ratification of our appointment of the independent registered public accounting firm is not required and therefore the vote on Proposal 3 is also advisory only. See Proposal 3 for additional information about the effect of the voting outcome on this proposal.
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ANNUAL MEETING INFORMATION
Consequences if a nominee for director does not receive a majority of votes cast regarding his or her election.
Our bylaws require that any director who does not receive at least a majority of votes cast must submit an irrevocable resignation to the Nominating and Corporate Governance Committee of the Board, and the Committee must make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board must then act on the resignation, considering the Committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation, and if such resignation is rejected the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendation and the Board in making its decision each may consider any factors and information that they consider appropriate and relevant.
Delivery of proxy materials
We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the SEC. As required by these rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on April 15, 2025 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. If you would like to request a copy of the materials for this and/or future shareholder meetings, you may (1) visit wwww.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. Requests by e-mail should include the control number included on the notice you received. If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the notice, or enroll on the Investors page of our corporate website at ir.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.
Proxy solicitation costs
We will pay the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to beneficial owners of our shares. A few of our directors, officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person. We have also engaged Alliance Advisors, LLC to assist us in the solicitation of proxies, for which we have agreed to pay a fee of $29,500 plus reimbursement of customary expenses.
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BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table shows the beneficial ownership of shares of our common stock as of April 15, 2025 (unless otherwise noted) by:
•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;
•	each of the named executive officers listed in the 2024 Summary Compensation Table appearing later in this proxy statement;
•	each of our directors; and
•	all of our current executive officers and directors as a group.
The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 1,347,974,989 outstanding shares of common stock as of April 15, 2025. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after April 15, 2025 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Shares Beneficially Owned (Outstanding)	Shares Beneficially Owned (Right to Acquire)(1)	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of more than 5% of outstanding common stock
The Vanguard Group, Inc.(2)	120,729,810	0	120,729,810	8.91%
BlackRock, Inc.(3)	101,722,000	0	101,722,000	7.51%
Directors and Named Executive Officers
Scott Boatwright	118,886	372,350	491,236	*
Adam Rymer	15,884	69,800	85,684	*
Jack Hartung(4)	3,385,242	917,400	4,302,642	*
Curt Garner	285,068	1,057,750	1,342,818	*
Chris Brandt(5)	338,545	359,600	698,145	*
Roger Theodoredis	67,763	128,450	196,213	*
Brian Niccol(6)	―	―	―	*
Albert Baldocchi(7)	3,225,620	0	3,225,620	*
Matthew Carey	55,650	0	55,650	*
Gregg Engles(8)	99,800	0	99,800	*
Patricia Fili-Krushel(9)	37,700	0	37,700	*
Laura Fuentes	7,250	0	7,250	*
Mauricio Guttierez	31,400	0	31,400	*
Robin Hickenlooper	41,510	0	41,510	*
Scott Maw	38,420	0	38,420	*
Mary Winston	26,650	0	26,650	*
All directors and executive officers as a group (18 people)	7,860,077	3,015,050	10,875,127	0.81%

*	Less than one percent.
(1)	Consists of shares underlying stock-only stock appreciation rights that are vested on, or that will vest within 60 days after, April 15, 2025.
(2)
Based solely on a report on Schedule 13G/A filed on November 12, 2024. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. Of the total shares of common stock beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to zero shares, shared voting power with respect to 1,851,112 shares, sole dispositive power with respect to 114,501,905 shares and shared dispositive power with respect to 6,227,905 shares.

(3)
Based solely on a report on Schedule 13G/A filed on January 26, 2024, reflecting ownership as of December 31, 2023 and adjusted for Chipotle’s 50-for-one stock split that was effective after market close on June 25, 2024. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York, 10001. Of the total shares of common stock beneficially owned, BlackRock, Inc. has sole voting power with respect to 92,201,150 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 101,722,000 shares and shared dispositive power with respect to zero shares.

(4)
Shares beneficially owned by Mr. Hartung include 949,450 shares in a trust for Mr. Hartung’s benefit, which is managed by an independent trustee, 700 shares in trusts for the benefit of Mr. Hartung and his wife and 2,750 shares held by his wife.

(5)	Shares beneficially owned by Mr. Brandt include 338,545 shares held in two trusts for the benefit of his children.
(6)	Mr. Niccol terminated his employment with Chipotle in August 2024 and, as result, we do not have beneficial ownership information for him.
(7)	Shares beneficially owned by Mr. Baldocchi include 1,362,500 shares held in a trust established for the benefit of his children, and 1,859,770 shares he holds jointly with his wife.
(8)	Shares beneficially owned by Mr. Engles include 11,650 shares held in a trust established for the benefit of his children, and 4,000 shares held by his wife.
(9)	Shares beneficially owned by Ms. Fili-Krushel include 50 shares she holds jointly with her husband.
10 | 2025 Proxy Statement

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently has ten members, with each director serving for a one-year term. One current director, Gregg Engles, will not be standing for re-election at the annual meeting. Mr. Engles has served on the Board since 2020 and has provided invaluable leadership and counsel during times of transition and growth for the company. We extend our heartfelt appreciation to Mr. Engles for the many contributions he has made to the company’s success. The size of the Board will be reduced from ten members to nine members immediately prior to the annual meeting.
At the annual meeting, shareholders will vote on the nine nominees named below, each of whom is an incumbent member of the Board. Each of the director nominees, other than Scott Boatwright, our CEO, was elected at the 2024 annual meeting of shareholders. Each director nominee was nominated for re-election to the Board upon the recommendation of the Nominating and Corporate Governance Committee and has consented to serve if elected; however, if any nominee is unable to serve or will not serve for any reason, the directors may decide to reduce the size of the Board or the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason the nominees would not be able to serve if elected.
The Board of Directors held seven meetings in 2024. Each director attended at least 75% of the meetings of the Board and of Committees of which he or she was a member during the time in which they served as a member of the Board in 2024. The Board requests that each director attend our annual shareholder meeting absent extenuating circumstances, and all directors who were serving on the date of the 2024 annual meeting attended the meeting.
There are no family relationships among our directors, or between our directors and executive officers.

The Board of Directors recommends a vote FOR the election of each of the director nominees.

INFORMATION REGARDING THE DIRECTOR NOMINEES
Biographical Information
The following is biographical information about each nominee, including a description of the experience, qualifications and skills that have led the Board to determine that each nominee should serve on the Board. If elected, the terms of all director nominees will expire as of the date of next year’s annual meeting of shareholders. Each director will hold office until their successors are elected and have qualified or their earlier resignation or removal. The age of each director is as of June 11, 2025, the date of the annual meeting.
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PROPOSAL 1 ELECTION OF DIRECTORS

Albert Baldocchi Age: 71 Director Since: 1997
Background:
Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for, and investor in, a variety of privately held companies. He holds a Bachelor of Science degree in Chemical Engineering from the University of California at Berkeley and an MBA from Stanford University.
Qualifications:
Mr. Baldocchi’s extensive involvement with restaurant companies for almost 30 years has given him an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities, helped him develop solid capabilities in accounting and finance as well.
How I Chipotle:
Burrito with white rice, pinto beans, barbacoa, tomatillo-green chili salsa and sour cream, with a side of guacamole and chips.

Scott Boatwright Age: 52 Director Since: November 2024
Background:
Mr. Boatwright has served as Chief Executive Officer of Chipotle and a member of our Board of Directors since November 2024, and he served as Interim Chief Executive Officer from August to November 2024. He joined Chipotle in May 2017 and served as Chief Operating Officer and Chief Restaurant Officer prior to his current role. Before joining Chipotle, Mr. Boatwright spent 18 years with Arby’s Restaurant Group, a quick serve restaurant company, in various leadership positions, including for the last six years as the Senior Vice President of Operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states. He serves on the board of directors of Academy Sports and Outdoors, Inc. Mr. Boatwright holds an MBA from the J. Mack Robinson College of Business at Georgia State University.
Qualifications:
Mr. Boatwright has significant operational and strategic leadership experience, both at Chipotle and other large companies, has a proven track record of driving operational results at scale and a proven ability to assemble and lead high performing teams in both turnaround and growth situations.
How I Chipotle:
Burrito Bowl with double chicken, black beans, corn salsa, tomatillo-green chili salsa, tomatillo-red chili salsa and cheese, with a side of chips and guacamole.

Matthew Carey Age: 60 Director Since: 2021
Background:
Mr. Carey served as an Executive Vice President of The Home Depot, Inc., a home improvement retailer, from September 2008 to December 2024, including most recently as Executive Vice President of Customer Experience and Executive Vice President and Chief Information Officer. Prior to that, Mr. Carey served as the Senior Vice President and Chief Technology Officer at eBay Inc. He also held various positions with Wal-Mart Stores, Inc., with his final role as Senior Vice President and Chief Technology Officer. Mr. Carey has significant cybersecurity expertise through his positions as the chief technology officer of large retail companies. He previously served as a member of the Board of Directors of Geeknet Inc. and TransUnion Corp. Mr. Carey received an Associate of Applied Science degree from Oklahoma State University-Okmulgee.
Qualifications:
Mr. Carey has significant operational and strategic leadership experience and also brings to our Board extensive experience with information technology, cybersecurity and managing a global retail environment.
How I Chipotle:
Burrito Bowl with ½ black beans, ½ pinto beans, double chicken, tomatillo-green chili salsa, cheese and a side of guacamole.

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Patricia Fili-Krushel Age: 71 Director Since: 2019
Background:
Ms. Fili-Krushel served as Chief Executive Officer of Coqual (formerly Center for Talent Innovation), a New York City–based think tank that focuses on global talent strategies, from January 2019 until February 2021. She currently serves as a director of Coqual and previously served as Chair of its Board of Directors. From 2011 to 2016, she served as an executive at Comcast Corporation, a global media and technology company; as Division Chairman, NBCUniversal News Group; and as Executive Vice President, NBCUniversal. Prior to that, Ms. Fili-Krushel served as Executive Vice President and Chief Administrative Officer of Time Warner Inc., a global media and entertainment company, from 2001 to 2011; as President & CEO, WebMD Health Division, of WebMD Health Corp., from 2000 to 2001; as President, ABC Television Network, and President, ABC Daytime, Disney-ABC Television Group, of The Walt Disney Company, a diversified worldwide entertainment company; and as Senior Vice President, Programming of Lifetime Entertainment Services, an entertainment and media company, from 1988 to 1992. She also serves as a director of Reddit, Inc. and previously served as a director of Dollar General Corporation. Ms. Fili-Krushel received a bachelor’s degree in communications from Saint John’s University, and an MBA from Fordham University.
Qualifications:
Ms. Fili-Krushel has extensive leadership, human resources and compensation experience and her contributions to the Board include broad experience in managing global businesses, developing business strategy, talent management and creating organizational cultures. She also brings experience serving on the boards of directors of other public companies.
How I Chipotle:
Burrito bowl with brown rice, chicken, black beans, fresh tomato salsa, cheese, guacamole and chips.

Laura Fuentes Age: 50 Director Since: 2023
Background:
Ms. Fuentes is the Executive Vice President and Chief Human Resources Officer of Hilton Worldwide Holdings Inc., a role she’s held since 2020, and is head of Hilton Supply Management. Prior to that, she served as Chief Talent and Diversity Officer and in several other executive roles at Hilton since joining the company in 2013. For six years, Ms. Fuentes served in various corporate strategy and Human Resources roles at Capital One Financial Corporation. Before that, she worked at McKinsey & Company advising clients across various industries in their Madrid, New York, and Washington, D.C offices. She serves on the board of the nonprofit organization Make-a-Wish Mid-Atlantic and on the Community Council for the Arlington Free Clinic. Additionally, she represents Hilton on the Tent US Advisory Council for refugees and serves on the board for the University of Virginia McIntire School of Commerce.

Originally from Spain, Ms. Fuentes holds a Bachelor of Science from the University of Virginia, a Master of Science in Structural Engineering from the University of Texas at Austin and an MBA from Columbia University.
Qualifications:
Ms. Fuentes brings to the Board broad global people leadership experience and a deep understanding of the global hospitality industry. She also has extensive experience with strategic planning, leading a senior management team and creating an international organizational culture.
How I Chipotle:
Burrito bowl with white rice, fajita vegetables, black beans, guacamole, fresh tomato salsa, cheese and sour cream.

Mauricio Gutierrez Age: 54 Director Since: 2021
Background:
Mr. Gutierrez served as President and Chief Executive Officer of NRG Energy, Inc., an integrated power company, from December 2015 to November 2023. He joined NRG in August 2004 and served in multiple executive positions within NRG, including Executive Vice President and Chief Operating Officer of NRG from July 2010 to December 2015; Executive Vice President–Commercial Operations from January 2009 to July 2010; and Senior Vice President–Commercial Operations from March 2008 to January 2009. Mr. Gutierrez also served as the Interim President and Chief Executive Officer of Clearway Energy, Inc. (formerly NRG Yield, Inc.), an energy infrastructure investor and owner that was spun off from NRG Energy in 2015, from December 2015 to May 2016, and Executive Vice President and Chief Operating Officer of Clearway from December 2012 to December 2015. Mr. Gutierrez held various positions within Dynegy’s commercial and trading organization and Mexico City-based DTP Consultores. He serves as a member of the Boards of Directors of Chief Executives for Corporate Purpose (CECP) and Drexel University, and previously served on the board of NRG Energy, Inc. and Clearway Energy, Inc. Mr. Gutierrez holds a Bachelor’s degree in Industrial Engineering from the Universidad Panamericana, a Master’s Degree in Mineral Economics from the Colorado School of Mines and a Master’s Degree in Petroleum Economics from the French Petroleum Institute.
Qualifications:
Mr. Gutierrez’s experience as a chief executive officer brings to our Board management’s perspective on leading day-to-day business operations. He also has extensive experience with strategic planning, leading a senior management team, risk management and environmental and sustainability issues.
How I Chipotle:
Burrito with Carne Asada, white rice, pinto beans, guacamole, with tomatillo-green chili salsa and chips.

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Robin Hickenlooper Age: 46 Director Since: 2016
Background:
Ms. Hickenlooper is Senior Vice President of Corporate Development at Liberty Media Corporation, an owner of media, communications and entertainment businesses, and has served in senior corporate development roles at Liberty Media and its affiliates since 2010. Prior to joining Liberty Media in 2008, Ms. Hickenlooper worked at Del Monte Foods and in investment banking at Thomas Weisel Partners. Ms. Hickenlooper currently serves on the Board of Directors of Sirius XM Holdings Inc., and she previously served on the Board of Directors of FTD Companies, Inc. She earned a Bachelor’s Degree in Public Policy from Duke University and an MBA from Kellogg School of Management at Northwestern University.
Qualifications:
Ms. Hickenlooper brings to the Board significant experience in marketing and new media, as well as public company corporate governance.
How I Chipotle:
Salad with brown rice, chicken, fresh tomato salsa, tomatillo-green chili salsa, cheese and guacamole, with a touch of sour cream and chips crumbled on top.

Scott Maw Age: 57 Director Since: 2019
Background:
Mr. Maw was Executive Vice President and Chief Financial Officer at Starbucks Corporation, a global roaster and retailer of specialty coffee, from 2014 until his retirement at the end of 2018. He also was Senior Vice President, Corporate Finance at Starbucks from 2012 to 2013, and Senior Vice President and Global Controller from 2011 to 2012. He also served as a Managing Director at WestRiver Group, a private equity investment firm, from August 2019 to August 2020 and as a Senior Advisor from August 2020 until February 2021. From 2010 to 2011, he was Senior Vice President and Chief Financial Officer of SeaBright Holdings, Inc., a specialty workers’ compensation insurer. From 2008 to 2010, he was Senior Vice President and Chief Financial Officer of the Consumer Bank at JP Morgan Chase & Company. Prior to this, Mr. Maw held leadership positions in finance at Washington Mutual, Inc. from 2003 to 2008, and GE Capital from 1994 to 2003. Prior to joining GE Capital, Mr. Maw worked at KPMG’s audit practice from 1990 to 1994. He currently serves as a member of the Boards of Directors of Avista Corporation and Alcon Inc. and serves on the Board of Trustees of Gonzaga University. He previously served on the Board of Directors of Root, Inc. Mr. Maw holds a Bachelor of Business Administration in Accounting from Gonzaga University.
Qualifications:
Mr. Maw brings to our Board expert knowledge in finance, accounting, risk management and public corporate governance and has extensive experience leading global teams.
How I Chipotle:
Burrito bowl with Carne Asada or chicken, white rice, black beans, cheese, fresh tomato salsa and tomatillo-red chili salsa.

Mary Winston Age: 63 Director Since: 2020
Background:
Ms. Winston is the Founder and President of WinsCo Enterprises, Inc., a consulting firm providing financial and board governance advisory services since 2016. She served as interim Chief Executive Officer of Bed Bath & Beyond Inc., a retail chain, from May 2019 to November 2019, and as Executive Vice President and Chief Financial Officer of Family Dollar Stores, a leading discount retailer, from 2012 until it was acquired by Dollar Tree in 2015. Prior to that, Ms. Winston served as Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a supermarket chain, from 2008 to 2012, and as Executive Vice President and Chief Financial Officer of Scholastic Corporation, a global children’s publishing, education and media company, from 2004 to 2007. Ms. Winston currently serves on the Boards of Directors of TD Bank Group and Northrop Grumman Corporation. She also serves on the Boards of Directors of Toronto-Dominion Bank’s U.S. subsidiary and Bechtler Museum of Modern Art. Ms. Winston previously served on the Boards of Directors of Acuity Brands, Inc., Dover Corporation, Bed, Bath & Beyond, Domtar Corporation, Plexus Corporation and Supervalu Inc. She holds a Bachelor’s degree in Accounting from the University of Wisconsin, an MBA in Finance, Marketing and International Business from Northwestern University’s Kellogg Graduate School, and is a CPA, as well as a National Association of Corporate Directors (NACD) Board Leadership Fellow.
Qualifications:
Ms. Winston brings us extensive experience and expertise from years of broad financial management and executive leadership experience, including serving as CFO of three large companies. She also brings to the Board valuable experience in risk oversight and capital allocation, executive compensation and general corporate governance matters.
How I Chipotle:
Burrito bowl with chicken, brown rice, fajita veggies, cheese and fresh tomato salsa.

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PROPOSAL 1 ELECTION OF DIRECTORS
Director Nominees’ Skills, Experience and Attributes
The table below summarizes the key experience, qualifications, and attributes of each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. We believe these skills, experiences and attributes are important to our company’s achievement of its strategic goals and enhancing our economic model to benefit our shareholders. The summary below is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our Board.

Director Skills and Experience	Albert Baldocchi	Scott Boatwright	Matthew Carey	Patricia Fili-Krushel	Laura Fuentes	Mauricio Gutierrez	Robin Hickenlooper	Scott Maw	Mary Winston
Leadership	•	•	•	•	•	•	•	•	•
Restaurant / Food / Hospitality Industry	•	•			•			•
HR / Talent Management / Compensation		•		•	•	•
Finance / Accounting	•					•	•	•	•
Cybersecurity / IT Systems			•						•
Risk Management			•			•		•	•
Branding / Marketing / Media	•			•		•	•
Digital / Social Media / Consumer Trends			•	•			•	•
Real Estate / Commercial Leasing	•							•
International Operations		•		•	•		•	•	•
Sustainability / Environmental				•		•		•	•
Government Relations						•
Investor Relations / Corporate Governance	•	•		•		•	•	•	•

Descriptions
Leadership – experience serving in a significant leadership position, including as CEO or executive officer of an organization or a large business division or unit; experience serving on a public company board
Restaurant / Food / Industry – experience in the restaurant industry, including as an executive at a restaurant company, a restaurant owner or manager; experience with sourcing and supply or food safety / quality assurance
HR / Talent Management / Compensation – experience in recruiting, talent development, management, labor relations and employment compliance
Finance / Accounting – experience in preparing and/or overseeing financial reporting and accounting systems, public company reporting requirements and internal controls; knowledge of financial markets, financing, and capital structure activities
Cybersecurity / IT Systems – experience or expertise in information technology systems and policies, information security, data privacy and/or cybersecurity
Risk Management – experience identifying, managing and/or overseeing the mitigation of enterprise risks
Branding / Marketing / Media – experience in marketing and branding products, product innovation, building brand awareness, enhancing corporate reputation, overseeing customer relations or crisis management
Digital / Social Media / Consumer Trends – experience in digital and/or ecommerce environments, online consumer engagement and retention, social media strategy and digital revenue generating opportunities
Real Estate / Commercial Leasing – experience in site selection, construction, property management and administration
International Operations – experience in operating or overseeing business outside the U.S., including developing a growth strategy, overseeing expansion, knowledge of non-U.S. regulations, organizational structures and tax implications, understanding global business cultures, consumer preferences, and economic, regulatory and political conditions
Sustainability / Environmental – experience leading or overseeing efforts to mitigate environmental impact, achieve waste reduction, initiate strategic and responsible sourcing and understanding social and governance issues
Government Relations – experience with lobbying, advocacy, stakeholder engagement, and overseeing regulatory changes, investigations and compliance
Investor Relations / Corporate Governance – knowledge of corporate governance practices and policies, experience engaging with shareholders and other stakeholders regarding strategy, financial results, executive compensation and corporate governance
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Board Composition and Refreshment
We seek to strike the right balance between retaining directors with deep knowledge of the company and adding directors who bring a fresh perspective. Of the nine director nominees, five have served on the Board for five years or less. From time to time the Board retains an executive recruiting firm to assist in identifying, evaluating and conducting due diligence on potential director candidates.
Independence of Directors
Our Board of Directors, under the direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2025, the Board determined that none of our directors or director nominees has any relationships, transactions or arrangements that would compromise his or her independence, except Scott Boatwright, who serves as our CEO. In making its determination as to the independence of Board members, the Board determined that the registration rights granted to Mr. Baldocchi as described under “Certain Relationships and Related Person Transactions” do not create a material conflict of interest or otherwise compromise the independence of Mr. Baldocchi in performing his duties as a Board member. Accordingly, the Board concluded that each director and director nominee, other than Mr. Boatwright, qualifies as independent.
Board Commitments
To ensure that our directors can devote appropriate time to Chipotle matters and as a matter of good governance, our Board of Directors maintains limits on the number of public company boards on which a Chipotle director can serve. Our policy is contained in our Corporate Governance Guidelines and states that a director should not serve on more than four publicly traded companies’ boards (including Chipotle’s Board) or, if the Director is serving as an executive officer of a public company, no more than two publicly traded companies’ boards (including Chipotle’s Board). In addition, directors who are members of our Audit & Risk Committee may not serve concurrently on the audit committees of more than three publicly traded companies (including Chipotle’s Audit & Risk Committee). The Chair of the Nominating and Corporate Governance Committee and Chairman of the Board regularly review compliance with this policy and, as of April 2025, all of our directors were in compliance.
Committees of the Board
Our Board of Directors has three standing committees: (1) Audit & Risk Committee, (2) Compensation, People and Culture Committee, and (3) Nominating and Corporate Governance Committee, and each is composed entirely of persons the Board has determined to be independent as described above. Each member of the Audit & Risk Committee has also been determined by the Board to be independent under the definition included in SEC Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and each member of the Compensation, People and Culture Committee has been determined to be independent under NYSE Rule 303A.02(a)(ii) and Rule 10C-1 of the Exchange Act. Each Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
In 2024, following the departure of our former CEO, the Board of Directors also formed a special, ad hoc CEO Selection Committee of the Board to oversee the Board’s selection of a new Chief Executive Officer. The Committee dissolved in November 2024 after Scott Boatwright was appointed as our Chief Executive Officer.
Audit & Risk Committee			100% INDEPENDENT
Mary Winston CHAIR	Matthew Carey	Scott Maw	8 MEETINGS HELD IN 2024

In accordance with its charter, the Audit & Risk Committee acts to oversee the integrity of our financial statements and system of internal controls; the annual independent audit of our financial statements; the performance of our internal audit function (including review of audit plans, budget and staffing); the implementation and effectiveness of our risk assessment and risk management policies and procedures; our cybersecurity, privacy and data security programs, policies and initiatives; our compliance with legal and regulatory requirements and our response to actual and alleged violations, including claims of harassment, discrimination or alleged violations of applicable employment laws; and the implementation and effectiveness of our disclosure controls and procedures. In performing its functions, the Audit & Risk Committee acts only in an oversight capacity and necessarily relies on the work and assurance of the company’s management and independent registered public accounting firm which, in its reports, express opinions on the fair presentation of the company’s financial statements and the effectiveness of the company’s internal controls over financial reporting. The Audit & Risk Committee’s responsibilities also include review of the qualifications, independence and performance of the independent registered public accounting firm, which reports directly to the Audit & Risk Committee. The Committee also reviews and approves our annual and quarterly reports filed with the SEC, our earnings press releases, and all transactions with related persons or situations that pose a potential conflict of interest that are required to be disclosed in the company’s proxy statement or other SEC reports. The Committee regularly holds executive sessions with the audit partner for continued assessment of the performance, effectiveness and independence of the independent registered public accounting firm. The Audit & Risk Committee also retains, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm and pre-approves audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit & Risk Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent registered public accounting firm are pre-approved. This policy is summarized on page 32 of this proxy statement. The Committee determined that the fees paid to the independent registered public
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accounting firm in 2024, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the auditor’s independence. The Audit & Risk Committee also has adopted and annually reviews compliance with the company’s “Hiring Policy for Former Employees of Independent Auditor Firm,” which further ensures that the independence of the independent registered public accounting firm is not impaired.
As required by law, the Audit & Risk Committee has approved procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The Audit & Risk Committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance – Role of the Board of Directors in Risk Oversight.” The Committee may retain independent advisors at our expense that it considers necessary for the performance of its duties. The Audit & Risk Committee held eight meetings in 2024. The members of the Audit & Risk Committee are Mary Winston (Chairperson), Matt Carey and Scott Maw. Our Board of Directors has determined that all of the Audit & Risk Committee members meet the enhanced independence standards required of audit committee members by SEC regulations and are financially literate as defined in the NYSE listing standards. The Board has further determined that each of Mr. Maw and Ms. Winston qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations. In 2024, no member of the Audit & Risk Committee served on more than three audit or similar committees of publicly held companies, including Chipotle. A report of the Audit & Risk Committee is found under the heading “Audit & Risk Committee Report” on page 31.
The Compensation, People and Culture Committee			100% INDEPENDENT
Patricia Fili-Krushel CHAIR	Laura Fuentes	Mauricio Gutierrez	8 MEETINGS HELD IN 2024

The Compensation, People and Culture Committee oversees our executive compensation policies and programs. In accordance with its charter, the Committee determines the compensation of our Chief Executive Officer based on an evaluation of his performance and approves the compensation of our other executive officers following an evaluation of their performance and recommendation by the Chief Executive Officer. The manner in which the Committee makes determinations as to the compensation of our executive officers is described in more detail below under “Compensation Discussion and Analysis.”
The Compensation, People and Culture Committee charter also grants the Committee the authority to: review and make recommendations to the Board with respect to the establishment and terms of all new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to ensure they support the company’s overall business strategy and avoid undue risk; recommend compensation to be paid to our outside directors; review and advise the Board on executive compensation-related disclosures to be filed with the SEC and distributed to our shareholders; oversee our management of and response to human capital matters, including recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company; with the full Board, oversee the succession planning process relating to executive officer positions; oversee and make recommendations to the Board regarding amendments to and enforcement of our Executive Compensation Recovery Policy; assist the Board with its responsibilities for our compensation and benefits programs generally; and perform other administrative matters relating to our compensation programs and policies. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, except where such delegation is not allowed by legal or regulatory requirements.
The Compensation, People and Culture Committee also administers our 2022 Stock Incentive Plan and makes awards under the plan, including as described below under “Compensation Discussion and Analysis – 2025 Compensation Program – Fiscal 2025 Annual LTI Awards.” The Committee annually delegates its authority under the plan to several officers to grant equity awards to non-executive officer level employees, within limitations specified by the Committee in its delegation of authority.
The Compensation, People and Culture Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent executive compensation consulting firm, to advise the Committee regarding compensation matters for 2024 and for the equity compensation awards made to our executive officers during 2024. All of the fees paid to FW Cook during 2024 were in connection with the firm’s work on executive and director compensation matters on behalf of the Committee; no fees were paid to the firm for any other work. FW Cook was retained pursuant to an engagement letter with the Compensation, People and Culture Committee, and the Committee determined that the firm’s service to Chipotle did not and does not give rise to any conflict of interest, and considers FW Cook to have sufficient independence from our company and executive officers to allow it to offer objective advice.
The Compensation, People and Culture Committee held eight meetings in 2024. The members of the Compensation, People and Culture Committee are Pat Fili-Krushel (Chairperson), Laura Fuentes and Mauricio Gutierrez. A report of the Committee is found under the heading “Compensation Discussion and Analysis – Compensation, People and Culture Committee Report” on page 56.
There are no relationships between the members of the Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the Compensation, People and Culture Committee is our employee and no member has been an officer of our company at any time. The Board has determined that each member of the Committee qualifies as a “Non-Employee Director” under SEC Rule 16b-3, and that each member satisfies the standards of NYSE Rule 303A.02(a)(ii) regarding independence of compensation committee members. No member of the Committee nor any organization of which any member of the Committee is an officer or director received any payments from us during 2024, other than the payments disclosed under “Director Compensation” below.
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Nominating and Corporate Governance Committee			100% INDEPENDENT
Robin Hickenlooper CHAIR	Albert Baldocchi	Gregg Engles	4 MEETINGS HELD IN 2024

The responsibilities of the Nominating and Corporate Governance Committee include reviewing, at least annually, the adequacy of our corporate governance principles and recommending to the Board any changes to such principles as deemed appropriate; recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director; overseeing our policies and programs relating to environmental matters, sustainability and social responsibility and the effectiveness of those policies and programs; and overseeing our government affairs initiatives and policies. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board at each annual meeting, (ii) individuals to be appointed to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board), (iii) appointments to committees of the Board, and (iv) the selection of a chair for each Board committee. The Committee, at least annually, reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, leadership structure of the Board, frequency of Board meetings and terms of directors. A number of these matters are covered in our Corporate Governance Guidelines, which the Committee reviews at least annually. The Committee also reviews any potential shareholder proposals, including director candidates nominated by our shareholders, if such proposals are within the time limits and meet other requirements established by our bylaws and makes recommendations to the Board regarding those proposals. The Committee oversees the annual evaluation of the performance of the Board and its committees, the effectiveness of our policies and programs relating to environmental, sustainability and social responsibility policies, goals and programs, our Government Affairs initiatives and policies and orientation and education programs for directors.
The Nominating and Corporate Governance Committee held four meetings in 2024. The members of the Committee are Robin Hickenlooper (Chairperson), Albert Baldocchi and Gregg Engles.
Special, Ad Hoc CEO Selection Committee
The CEO Selection Committee was delegated responsibility to oversee the Board’s selection of a new Chief Executive Officer, including overseeing the executive recruiting firm retained to assist with the identification and evaluation of potential candidates, interviewing candidates and making a recommendation to the full Board. The Committee met approximately 12 times from September 2024 through November 2024, in addition to interviewing candidates and meeting with an executive recruiting firm and other consultants. The Committee was dissolved after the Board appointed Scott Boatwright as our Chief Executive Officer. The members of the Committee were Scott Maw (Chairperson), Patricia Fili-Krushel and Robin Hickenlooper.
Director Compensation
The Compensation, People and Culture Committee of the Board reviews and makes recommendations to the full Board on compensation provided to non-employee directors at least biennially, as required by its charter. Upon the departure of our Chairman and Chief Executive Officer in August 2024, our Board of Directors appointed Scott Maw, who was serving as our Lead Independent Director, to serve as Chairman of the Board and amended the director compensation program to add compensation for an independent Board Chairman. Directors who are employees of Chipotle do not receive compensation for their services as directors. We also reimburse directors for expenses incurred in connection with their service as directors, including travel expenses for meetings. The table below describes the compensation program for our non-employee directors, as amended in August 2024.

Non-Employee Director Compensation	Cash Retainer(1)	Stock Awards(2)
Annual Director Retainer
All Directors	$110,000	$215,000
Chairman of the Board, if applicable	$200,000
Lead Independent Director, if applicable	$50,000
Committee Chair Retainers:
Audit & Risk	$42,500
Compensation, People & Culture	$37,500
Nominating and Corporate Governance	$30,000
Committee Member Retainers (Excluding Committee Chair):
Audit & Risk	$15,000
Compensation, People & Culture	$15,000
Nominating and Corporate Governance	$10,000
Special, Ad Hoc CEO Selection Committee	$15,000

(1)
All cash retainers are paid in arrears, on a pro-rata basis, at the end of May and November. Directors also would be paid an additional $2,000 fee for each formal Committee meeting in excess of eight formal meetings in which the director participates as a Committee member. The Compensation, People and Culture Committee approved a one-time payment of $15,000 to each of the three directors on the CEO Selection Committee to compensate them for their additional service in overseeing the selection of our new CEO.

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PROPOSAL 1 ELECTION OF DIRECTORS
(2)
On the date of our annual meeting of shareholders each year, non-employee directors receive awards of fully vested, unrestricted shares of our common stock. The number of shares subject to the award is based on $215,000 divided by the closing price of our common stock on the grant date. Prior to the end of the calendar year immediately preceding the year of grant, directors are given the opportunity to elect to defer the receipt of such shares.

Under our stock ownership requirements for our directors, each non-employee director is required to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s election to the Board. All non-employee directors met this requirement as of December 31, 2024 except Laura Fuentes, who was elected to the Board in September 2023 and has until September 2028 to satisfy these requirements.
The compensation we paid to each non-employee director who served on the Board in 2024 is set forth below.
2024 Director Compensation

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Albert Baldocchi	$120,000	$215,181	$335,181
Matthew Carey	$125,000	$215,181	$340,181
Gregg Engles	$124,583	$215,181	$339,765
Patricia Fili-Krushel(3)	$162,500	$215,181	$377,681
Laura Fuentes	$125,000	$215,181	$340,181
Mauricio Gutierrez	$120,417	$215,181	$335,597
Robin Hickenlooper(3)	$155,000	$215,181	$370,181
Scott Maw(3)(4)	$290,208	$215,181	$505,390
Mary Winston	$127,292	$215,181	$342,473

(1)	Reflects cash compensation paid to each director in 2024 for service on the Board, a Committee of the Board and as Lead Independent Director or Chairman.
(2)
Reflects the grant date fair value under FASB Topic 718 of the stock awards granted for the equity portion of each non-employee director’s annual retainer, which is made on or about the date of the annual meeting of shareholders. On June 6, 2024, 3,350 shares of common stock were granted to each non-employee director who was re-elected to the Board, which shares were valued at $64.23 per share, the closing price of Chipotle common stock on the grant date, adjusted for the stock split. The grant covered the one-year service period from the 2024 annual meeting to the 2025 annual meeting and were fully vested and unrestricted on the grant date. Directors may choose to defer receipt of the shares to a future date. In 2024, none of the directors chose to defer.

(3)
Each of Mr. Maw and Mses. Fili-Krushel and Hickenlooper earned an additional $15,000 for their additional work serving on the CEO Selection Committee during 2024, which fees will be paid with the next director compensation payment in May 2025.

(4)
Mr. Maw was appointed Chairman of the Board on August 12, 2024. He previously served as Lead Independent Director. In August 2024, the Compensation, People and Culture Committee approved an annual cash retainer of $200,000 for the Chairman of the Board and approved compensating Mr. Maw at that rate for the full year in 2024, in lieu of the annual cash retainer that he would have received as Lead Independent Director.

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CORPORATE GOVERNANCE
Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; and the Chipotle Mexican Grill, Inc. Code of Ethics, which applies to all Chipotle directors, executive officers and employees. Our Corporate Governance Guidelines and our Code of Ethics are available on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
If we make any substantive amendment to, or grant a waiver from, a provision of our Codes of Ethics that applies to our executive officers, we intend to satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance.
Board Leadership Structure
Our current Board leadership structure consists of an independent Chairman of the Board, a position held by Scott Maw; Board committees led by independent directors; executive sessions of the directors at each regular Board meeting; and active oversight by all directors. Chipotle’s Corporate Governance Guidelines do not mandate whether the offices of Chairman of the Board and Chief Executive Officer should be separate or combined because the Board believes that the optimal leadership structure may vary based on the unique circumstances and challenges confronting the Board and company at any given time. Rather than taking a “one-size-fits-all” approach to Board leadership, the Guidelines give the Board flexibility to determine the most appropriate leadership structure to address the company’s needs in light of the dynamic environment in which we operate as part of the Board’s regular assessment of the company’s leadership.
At least annually, our directors review the Board’s leadership structure to determine the best leadership structure for the company at that time. When the company’s former Chairman and Chief Executive Officer stepped down in August 2024, the Board evaluated the circumstances and decided that appointing an independent Chairman would be in the best interests of the company. As a result, the Board separated the offices of Chairman of the Board and Chief Executive Officer and appointed Scott Maw, who previously served as Lead Independent Director, to serve as Chairman. For the reasons described in response to Proposal 4, on page 33, the Board continues to believe that adopting a fixed policy requiring an independent Chairman is neither necessary nor in the best interests of the company.
Board Performance and Self-Evaluation Process
In consultation with the Chairman, the Chair of the Nominating and Corporate Governance Committee oversees annual Board and committee self-evaluations. The directors’ self-evaluation process includes a written questionnaire soliciting input on topics such as the overall effectiveness of the Board and its committees in performing their oversight responsibilities, the composition of the Board and each committee, the quality, rigor and effectiveness of meetings, the qualifications and effectiveness of incumbent directors, and whether the Board and each committee possess members with the right skills and experience to fulfill their responsibilities. The questionnaire is supplemented by candid, one-on-one discussions between the Committee Chair and independent directors on similar topics. Responses and observations from this process are discussed by the full Board and form the basis for process changes and setting future agendas. The Nominating and Corporate Governance Committee believes that our current self-evaluation process is designed to generate candid and real-time feedback on the efficacy of the Board and its relationship with management and considers annually whether changes in the process would be advisable. Based on the responses to the 2024 self-evaluations, the directors decided to expand the reports to the full Board of Committee meeting proceedings, review and potentially refresh the skills and experience desired for future potential director candidates and make some procedural changes in how the Board operates.
How to Contact the Board of Directors
Any shareholder or other interested party may contact the Board of Directors, including the Chairman or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient in care of Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit & Risk Committee. Our Corporate Secretary, general counsel, or their designees, will review and sort communications before forwarding them to the addressee. Communications that do not, in the opinion of the Corporate Secretary, our general counsel or their designees, deal with the functions of the Board or a Committee or do not otherwise warrant the attention of the addressees, may not be forwarded.
Executive Sessions
Executive sessions are scheduled at the end of each regular, quarterly meeting of each standing Committee of the Board, with only the Committee members or the Committee members and their advisors present, to discuss any topics the Committee members deem necessary or appropriate.
Our independent directors met in executive session without management present at the end of each regularly scheduled Board meeting during 2024 and the Chairman of the Board (prior to August 2024, the Lead Independent Director) chaired these non-employee executive sessions. The Board expects to continue to conduct executive sessions of the independent directors at each regularly scheduled Board meeting during 2025, and independent directors may schedule additional sessions at their discretion.
Director Nomination Process
The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The Committee’s policies and procedures for consideration of Board candidates are described below. All nine nominees for election as a director at this year’s annual meeting are incumbent members of the Board. Each nominee was recommended to the Board by the Nominating and Corporate Governance Committee.
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The Committee considers candidates suggested by its members, other directors, senior management and shareholders. The Committee’s charter also authorizes it to retain, at our expense, search firms, consultants and any other advisors it may deem appropriate to identify and screen potential candidates. The Committee may retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the Committee report directly to the Committee.
Candidate Qualifications and Considerations
The Nominating and Corporate Governance Committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and independent perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the Committee considers candidates in light of the entirety of their credentials, including each candidate’s:
•	integrity and business ethics;
•	strength of character and judgment;
•	ability and willingness to devote sufficient time to Board duties;
•	potential contribution to the variety of perspectives and culture of the Board;
•	business and professional achievements and experience and industry background, particularly in light of our principal business and strategies, and alignment with our vision and values;
•	independence from management, including under requirements of applicable law and listing standards, and any potential conflicts of interest arising from their other business activities; and
•	experience on public company boards and knowledge of corporate governance practices.
Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations
Shareholders wishing to recommend candidates to be considered by the Nominating and Corporate Governance Committee must submit to our Corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “– Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “– Candidate Qualifications and Considerations.”
Under our bylaws, shareholders also may nominate candidates for election as a director at our annual meeting. To nominate a candidate, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including the deadlines described under “Shareholder Proposals and Nominations for 2026 Annual Meeting – Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 71. Our bylaws also permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy materials by complying with the proxy access provisions in our bylaws. These provisions are described under “Shareholder Proposals and Nominations for 2026 Annual Meeting – Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws” on page 71.
Candidate Evaluation Process
The Nominating and Corporate Governance Committee initially evaluates candidates in view of the qualifications and factors identified above under “ – Candidate Qualifications and Considerations” and “Election of Directors – Board Composition and Refreshment,” and may consult with the Chairman, other directors, senior management or outside advisors regarding a particular candidate. The Committee also considers the results of recent Board and Committee self-evaluations and the current size and composition of the Board, including expected retirements and other anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, time commitments, unavailability to attend Board or Committee meetings or other reasons. Following the initial evaluation, the Committee would arrange for interviews of candidates deemed appropriate for further consideration. To the extent feasible, candidates are interviewed by the Chairman and the members of the Nominating and Corporate Governance Committee, and potentially other directors. The results of these interviews would be considered by the Committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, may be elected by the Board to fill vacancies, including vacancies resulting from an increase in the number of directors).
Shareholder Engagement
We engage with our shareholders in a variety of ways throughout the year, with the participants and topics dependent on the shareholders engaged. The table below generally summarizes our engagement process. Our Investor Relations team, often with our CEO or Chief Financial Officer, regularly meets with investors, prospective investors and investment analysts. Members of management and, upon request, members of our Board also regularly engage with our shareholders to provide updates and solicit their views and input on our executive compensation program, sustainability initiatives, corporate governance matters, human capital management and other topics of interest to them. We report the shareholders’ feedback and input to our Board and the applicable Committees, which take them into account as we review and update our compensation, corporate governance and sustainability practices and policies.
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CORPORATE GOVERNANCE

Timing / Frequency	Chipotle Participants	Discussion Topics
Annual Meeting-Related

Each fall during the proxy off-season, we initiate discussions with our largest shareholders. We also reach out to them again after the proxy statement is filed, and we are open to discussions throughout the year, as requested by shareholders.

Any or all of:
•
Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions
•
Chairman of the Board or the Chair of our Compensation, People and Culture or Nominating & Corporate Governance Committees may participate

•
Results of shareholder votes at the last annual meeting and the company’s response
•
Executive compensation, including award design & performance metrics
•
Sustainability, environmental matters and human capital management, including succession planning
•
Incentive and equity plan parameters
•
Board composition and refreshment, nomination & election procedures and related matters
•
Corporate governance
•
Proxy statement disclosures

Issue-Based Engagement
Before or after the proxy statement is filed
Any or all of:
•
Representatives from our Investor Relations, Corporate Secretary, Corporate Governance and Compensation and Sustainability functions
•
Chairman of the Board or the Chair of our Compensation or Nominating & Corporate Governance Committees may participate
• Shareholder proposals submitted for the proxy and the company’s planned response • Proposed changes to our executive compensation program • Sustainability, environmental and human capital management
Investor Meetings and Conferences
Throughout the year (meetings with investors at company or investor offices, and at analyst-sponsored conferences)	• Senior Management and Investor Relations	• Company strategy • Financial results and outlook
Investor Calls - Quarterly Earnings
Quarterly and special calls from time to time	• Senior Management and Investor Relations	• Company strategy • Financial results and outlook

Our management and directors actively engage with shareholders to seek their input on emerging issues and to address shareholder questions and concerns. In the fall of 2024, we contacted shareholders collectively holding 52% of our outstanding common stock as part of our regular proxy off-season engagement and to discuss the vote results from the 2024 annual meeting. Although many shareholders did not respond to our engagement request or declined to engage, we were able to engage with shareholders representing 29% of our outstanding common stock. See “2024 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” under “Compensation Discussion and Analysis” for a summary of those discussions.
We also reached out to all shareholders that submitted proposals for consideration at the 2025 annual meeting to discuss their proposals and our existing policies and practices.
Response to 2024 Advisory “Say on Pay” Vote on Executive Compensation
Every year we provide our shareholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers. At our 2024 annual meeting of shareholders, we received over 94% support from votes cast for our “say on pay” advisory vote proposal, which we believe demonstrates that shareholders are supportive of Chipotle’s executive compensation program.
See “Compensation Discussion and Analysis – 2024 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for more information on the feedback we received from our shareholders and the Board’s response.
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Response to Shareholder Proposal
We strive to be responsive to input and feedback of our shareholders and other stakeholders as expressed through our active engagement and annual meeting processes. At our 2024 annual meeting, shareholders voted on a proposal requesting that we commission an independent third-party audit to assess the impact of our policies and practices on the safety and well-being of workers. The proposal was defeated. Nevertheless, in connection with enhancements that our Global Security & Resilience (GSR) team was undertaking to further mature our security program, we retained an independent consultant to perform a limited evaluation of our program and policies, which was responsive to certain aspects of the shareholder proposal.
Specifically, in 2024, Chipotle retained an international security risk consultancy firm to perform a limited evaluation of our workplace violence prevention and response program for our restaurants. The consultant’s evaluation included visiting a cross-section of restaurants across the U.S., reviewing Chipotle’s policies, training materials, response plans and other program documents and interviewing employees in our restaurants and restaurant support centers, including members of our GSR team. The consulting firm concluded that Chipotle has an effective security infrastructure and good policies and programs supporting workplace violence prevention, reporting and response. They also identified several areas for continued improvement, particularly around increased training and awareness of restaurant crews, supplementing the resources of the GSR team to support our growth plans, and enhancing our risk-based analysis to physical security in the restaurant design and development process. Chipotle is committed to providing a safe environment where our employees can thrive, pursue their passion and become lifelong leaders, and we are in the process of reviewing the consulting firm’s report and developing a plan to implement many of their recommendations.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers, directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit & Risk Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related person has an interest during a year total less than $120,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 71.
A related person transaction will only be approved by the Audit & Risk Committee if the Committee determines that the related person transaction is beneficial to Chipotle and the terms of the related person transaction are fair to us. No member of the Audit & Risk Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.
Role of the Board of Directors in Risk Oversight
While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors and its standing Committees oversee the significant risks facing our company. The responsibility for overseeing risks related to the following topical areas has been allocated to the Board and its Committees:

Areas of Risk Oversight
Board of Directors	•	Our strategic plans, financial and operating performance and shareholder returns
	•	Review and assess the effectiveness of our enterprise risk assessment and mitigation of critical risks, including food safety and cybersecurity
	•	Regular review and analysis with management of most significant business risks as identified by the Board, the Audit & Risk Committee, and/or management
	•	Succession planning for our CEO and other executive officers and development of our senior management

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CORPORATE GOVERNANCE

Areas of Risk Oversight
Audit & Risk Committee	•	Accounting practices and policies, financial statements and reporting and disclosure controls and procedures and internal controls
	•	Internal controls and the performance of the internal audit function
	•	Performance of our independent registered public accounting firm and the lead audit partner
	•	Cybersecurity, privacy and data security programs, policies and risk assessment and mitigation
•
Ethics and Compliance program, including the confidential whistleblower hotline and procedures for the receipt, retention and treatment of complaints, and the company’s risk management framework and the process for identifying, assessing and mitigating key risks

•
Compliance with legal and regulatory requirements and the company’s response to actual and alleged violations, including claims of harassment, discrimination or other violations of applicable employment laws

	•	Risk assessment and risk management processes and compliance with and training on the Code of Ethics
	•	Transactions with related persons and compliance with our policy and procedures with respect to Related Person Transactions
Compensation, People and Culture Committee	•	Compensation and evaluation of our CEO and other executive officers, including employment agreements and post-service arrangements and perquisites
	•	Evaluation of risks relating to our compensation programs
	•	Human capital management, including recruitment and retention of employees, pay equity and relative compensation and benefits offered to employees across the company
	•	Our compensation and benefits programs generally, including retirement and welfare plans and equity compensation plans
	•	Maintenance of and compliance with our Stock Ownership Policy and Executive Officer Recovery Policy
	•	Our director compensation program
Nominating and Corporate Governance Committee	•	Corporate governance policies and processes and compliance with key corporate governance documents, including our Corporate Governance Guidelines and Committee charters
	•	Policies and programs relating to environmental, sustainability and corporate responsibility policies, goals and programs
	•	Government Affairs initiatives and policies
	•	Policies and programs relating to social responsibility, corporate citizenship and public policy issues significant to the company
	•	Annual process of evaluating the performance of the Board and each Committee
	•	Board refreshment and identification, evaluation and selection of potential director candidates
	•	Board leadership structure
	•	Emerging corporate governance issues and practices

With respect to the Board’s role in risk oversight, our Chairman and the Chair of the Audit & Risk Committee lead the Board in overseeing the identification, assessment, and management of the company’s exposure to various risks. The Audit & Risk Committee assists the Board in overseeing the company’s enterprise risk management program and actions taken by management to identify, manage, and mitigate risk exposures. All of our directors receive regular reports on the most significant risks facing our business and are promptly informed regarding developments in our risk profile. For example, our Board receives quarterly reports from our food safety and quality assurance teams, which establish and monitor our quality and food safety programs and work closely with suppliers to ensure our high standards are met throughout the supply chain. Our Board also has access to our Food Safety Advisory Council, which is an advisory board of independent, highly respected experts in the food industry that meets quarterly to discuss and review our company-wide food safety program and any food safety related issues. We also provide our Board with human capital data and a cybersecurity program update each quarter, and the Nominating and Corporate Governance Committee biannually receives a report on the company’s policies and programs relating to environmental, sustainability and corporate responsibility.
In addition, our Audit & Risk Committee receives quarterly reports from our Chief Information Security Officer and Chief Customer and Technology Officer about the company’s cybersecurity, privacy and data security programs, the status of projects to strengthen internal cybersecurity, results from third-party assessments, and any significant cybersecurity incidents, including recent incidents at other companies and the emerging threat landscape, and our Board of Directors receives an annual report and quarterly written updates regarding our cybersecurity program. Similar to most organizations, we are susceptible to information security breaches and cybersecurity-related incidents, and we are committed to protecting and consistently enhancing the security of our systems, networks and general technology environment. We have established a cybersecurity program, which includes appropriate security risk assessments, security monitoring, incident response policies, operating standards, global regulatory
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CORPORATE GOVERNANCE
compliance and employee training. We continually invest in enhancing our preventive and defensive capabilities in alignment with globally recognized information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate or minimize the impacts from potential threats. Additionally, independent external audits are conducted, including penetration testing and overall review of program maturity based on the Cybersecurity Framework established by the National Institute of Standards and Technology (“NIST”).
Role of the Board of Directors in Succession Planning and Leadership Development
Our Board believes that leadership development and human capital management are critical to Chipotle’s continued growth and success. We believe in investing and supporting our people because they are our most important asset and give us a competitive advantage in our business.
One of the primary responsibilities of the Board is planning for the succession of the Chief Executive Officer and overseeing the planning for the succession of the other executive officers. The Board believes that succession planning should be an ongoing process, with the goal of providing sufficient lead time before an expected transition while also being prepared for and responsive to unexpected developments. The Board annually reviews our Chief Executive Officer succession plans and, together with the Compensation, People and Culture Committee and our Chief Human Resources Officer, periodically reviews the succession planning process for other executive officer positions. To facilitate the process, our Chief Executive Officer annually provides the Board with an assessment of our executive officers and other high-potential executives, their potential to succeed to the position of Chief Executive Officer and development areas and opportunities for each. In addition, the Board and Committees regularly receive presentations from high-potential executives and have opportunities to meet with these executives in small group settings.
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BRAND PURPOSE MATTERS
Sustainability and Corporate Responsibility
Chipotle’s sustainability efforts are focused on three key pillars: Food & Animals, People and the Environment. Goals are published in each of these three areas in our Sustainability Report on our website chipotle.com/sustainability. The Nominating and Corporate Governance Committee is responsible for overseeing Chipotle’s policies and programs relating to environmental, sustainability and social responsibility and the effectiveness of those policies and programs. We report on our sustainability initiatives and progress towards achieving our sustainability goals at least twice a year to the Nominating and Corporate Governance Committee. Our 2024 Sustainability Report aligns with reporting frameworks set by The Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and Task Force on Climate-Related Financial Disclosures (TCFD).
Since 2021, Chipotle has tied a portion of the payout for executive officers under our annual incentive plan (“AIP”) to achievement of certain predetermined Brand Purpose performance goals. The 2024 Brand Purpose modifier was aligned around the same three key pillars – Food & Animals, People and the Environment – and a 5% weight was assigned to each pillar. As described in “Compensation Discussion and Analysis,” the Brand Purpose modifier increased the 2024 AIP payout by +5% based on the level of achievement against these quantitative targets.
Food & Animals
Food & Animals are at the core of our business, and we believe that how we grow our food is how we grow our future. Chipotle is committed to sourcing high quality ingredients that are grown, raised and harvested with respect for people, animals and the land. We work to create and celebrate integrity in all aspects of our business, including how workers are valued, the approach farmers use to grow crops, how animals are treated and the impact our operations have on the environment.
We focus significant efforts to advancing our Food with Integrity principles, such as requiring responsibly raised meats like No Antibiotics Ever in our chicken, supplier transparency and traceability, high food safety requirements, and seeking organic and local ingredients. In 2024, Chipotle purchased 47 million pounds of local ingredients, which is a 7.0 million pound increase over 2023. We have also achieved our goal to support the transition of 400 acres of conventional farmland to organic by transitioning over 425 acres of farmland.
We are taking action to reinvigorate the fading farming industry for future generations and support food access. Our partnership with Tractor Beverage Co. helps support the agricultural industry in the United States, with 5% of Chipotle’s profits from its sale of these beverages directed to causes supporting farmers. The $2.3 million we have contributed since the start of this program has helped satisfy our commitment to donate $5.0 million by the end of 2025 to support the future of farming.
People
We believe that our people and culture give us a competitive advantage in our business, and we strive to develop employees and provide continuing opportunities for them to grow their leadership skills. In 2024, we had approximately 23,000 internal promotions. Additionally, over 85% of our in-restaurant leadership roles were filled through internal promotions, including 100% of U.S. Regional Vice President roles, 92% of Team Directors, and 82% of Field Leader positions. We provide our employees with various learning opportunities to help ensure that we develop and maintain a pipeline of talent available to regularly promote employees to leadership positions.
At Chipotle, meeting the needs of our people is at the heart of our employee experience. To achieve this, we provide a wide range of meaningful benefits focused on financial, educational, physical and emotional health. In addition to a broad range of medical, dental and vision benefits, our “Cultivate Me” benefits program for United States-based employees help employees save for their future by matching their 401(k) retirement savings contributions, support the development of financial wellness by providing access to financial education platforms and credit building tools, support continuing education with our debt-free degrees, and provide resources focused on emotional well-being.
We are also dedicated to supporting people in the communities we serve. Through our Round Up for Real Change program, restaurant guests are offered the opportunity to round up their bill to the next highest dollar amount in the Chipotle app and on chipotle.com. In 2024, approximately $3.0 million was raised through this feature for community organizations, with over $270,000 routed to the American Red Cross to support recovery from Hurricane Helene and Hurricane Milton.
Environment
Environmental sustainability is a key driving force in our mission to Cultivate a Better World and we acknowledge the need for all businesses, including our own, to take actions to address climate change. Chipotle has committed to reducing our absolute Scope 1 and Scope 2 greenhouse gas emissions 50% by 2030 from a 2019 base year. We also have committed to reducing our absolute Scope 3 greenhouse gas emissions 50% within the same timeframe. Our goal was approved by Science Based Targets initiative (“SBTi”) and is in alignment with scientific recommendations of emission reductions required to keep global warming from exceeding 1.5°C.
Our strategy starts with seeking energy efficiency opportunities to reduce our overall demand for energy resources, utilization and development of alternative low carbon resources, and purchase of renewable energy. We continue to identify design strategies to reduce our reliance on fossil fuels (e.g., natural gas) in our restaurants to support greater use of renewable resources. We operate 84 restaurants that are all-electric or operating with electric cookline equipment, reducing the use of fossil fuels at these restaurants. We also matched over 61% of our electricity use with renewable energy (including on-site solar generation and a mix of renewable energy certificates) and supported the development of over 65 megawatts (MW) of solar arrays in communities in which we operate. In 2024, we reduced our Scope 1 and Scope 2 emissions by 15% compared to 2019. To address Scope 3 emissions requires dedicated engagement with our supply chain partners to influence process changes and innovation to achieve our climate goals. We are committed to identifying strategies for greenhouse gas emission reductions in our value chain. Our key levers remain supplier engagement, regenerative agriculture, and innovation within beef and dairy production.
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BRAND PURPOSE MATTERS
Fresh water is vital to our operations, from cooking and cleaning, to growing and processing the ingredients in the meals we serve our guests. We have optimized water use in our restaurants through recovery, reuse, recycling and proper wastewater disposal. We also prioritized supporting conservation and restoration efforts in high-risk watersheds to build resiliency and support watershed health. We believe collaboration is essential to drive change in a multi-stakeholder area like watershed conservation and management. In 2024, we identified 3,800 acres of farmland to support in California, Colorado, and South Dakota through either regenerative farming, water conservation, or restoration.
We are proud of our achievements in 2024 but recognize there is more work to do. We look forward to sharing our strategies and progress annually on our website at chipotle.com/sustainability.
Culture and Inclusion
We are committed to cultivating a high-performing workforce through a talent development strategy that prioritizes attracting, developing, and retaining exceptional talent at every level of the organization and supports a culture in which all employees feel welcome, respected and valued. In 2024, we promoted over 23,000 employees. Importantly, amongst our Field Leadership roles (Field Leaders, Team Directors, Regional Directors of Operations, and Regional Vice Presidents), the internal promotion rate was above 80%. In addition, to ensure leadership continuity, we maintain a robust succession planning process, focusing on critical roles across the company. In 2024, we identified successors for 72% of key positions and continued to develop individualized development plans tailored to prepare successors for readiness. Due to Chipotle's growth, we are excited about two newly created regions and three promotions into Regional Director of Operations and Regional Vice President roles, highlighting additional growth and development for our field teams. Our most recent EEO-1 consolidated report is posted on the Investors page of our corporate website at ir.chipotle.com under Corporate Governance – Human Capital Information, and additional details about our employee population is included in our biennial Sustainability Report and interim Update Report on our website chipotle.com/sustainability.
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BRAND PURPOSE MATTERS
Pay Equity Analysis
We believe people should be paid fairly for what they do and how they do it. To fulfill that commitment, we benchmark pay using competitive market data, set pay ranges based on market data and consider factors such as an employee’s role and experience, the location of their job, and their performance. We regularly review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable.
In 2024, we again retained an independent third-party consulting firm to conduct a pay equity analysis of our U.S. and Canadian workforce, including factors of pay (e.g., grade level, tenure in role, most recent promotion) and external market conditions (e.g., geographic location) to ensure consistency and equitable treatment amongst our employees. Our review included 99% of our U.S. and Canadian employee population, excluding only approximately 50 of our most senior management employees. Since there are not many common roles among our 50 most senior executives, we consider both internal factors by level as well as individualized market data to help ensure we maintain competitive pay among this group. The 2024 analysis, summarized below, identified small, isolated pay gaps for certain segments of the population, and we subsequently made pay adjustments to close those gaps.

	Adjusted Pay Gap(1)		Median Pay Gap
	2024	2023	2024	2023
Females compared to Males	(0.26%)	(0.3%)	(0.44)%	(0.5)%
Non-White compared to White(2)	0.12%	0.0%	1.56%	3.2%

(1)
Adjusted pay gap takes into account almost 20 factors that impact pay, including job factors such as job level and grade; employee characteristics such as tenure, time in job and last promotion date; and external market conditions such as work location.

(2)	Non-white employees include Black, Latinx, Asian and other non-Caucasian employees.
We will continue to review compensation and engage in a range of initiatives aimed at helping ensure equal pay for equal work and opportunity for all employees.
Insider Trading Policy and Our Prohibition on Hedging and Pledging
Chipotle maintains an Insider Trading Policy that applies to members of our Board of Directors, our executive officers and other employees. Our Policy governs the purchase, sale, gift and other dispositions of our securities and is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the NYSE. Our Insider Trading Policy also prohibits covered individuals from engaging in transactions designed to offset decreases in the market value of Chipotle securities, including publicly traded options, prepaid variable forward sale contracts, equity swaps, collars and exchange funds, and from holding Chipotle securities in a margin account or pledging Chipotle securities as collateral for a loan. Our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
28 | 2025 Proxy Statement

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
As required by Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse our compensation programs and policies applicable to, and the compensation paid to, our named executive officers. In accordance with the results of the last advisory vote to approve the frequency of the “say on pay” vote, which occurred at our 2023 annual meeting, we will hold “say on pay” votes at each year’s annual meeting.
Executive Compensation Disclosures
Detailed discussion and analysis of our executive compensation programs begins on page 38. See, in particular, the disclosures under “Compensation Discussion and Analysis – 2024 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach” for a concise description of our shareholder outreach relating to the compensation of our named executive officers, compensation decisions the Compensation, People and Culture Committee made for 2024, and measures we’ve taken to align our named executive officer compensation with company performance and the creation of shareholder value.
Say on Pay Resolution
The Compensation, People and Culture Committee believes that our executive compensation programs, including the programs applicable to our named executive officers, emphasize performance-oriented components that encourage and reward strong operating and financial performance and stock price gains, and that align the interests of our officer team with those of our shareholders. Accordingly, our Board asks that you vote in favor of the following shareholder resolution:
“RESOLVED, that the compensation of the named executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”
The “say on pay” vote is advisory and therefore will not be binding on the Compensation, People and Culture Committee, the Board of Directors, or Chipotle. However, the Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation for our named executive officers. The Committee sought feedback from shareholders on the 2024 “say on pay” vote and considered changes to our executive compensation program in response. See “Compensation Discussion and Analysis – 2024 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach.”

The Board of Directors recommends a vote FOR the say on pay proposal.

2025 Proxy Statement | 29

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit & Risk Committee, which is responsible for the appointment, compensation and oversight of our independent registered public accounting firm, has engaged Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2025 and to perform other permissible, pre-approved services. As a matter of good corporate governance, we are requesting that shareholders ratify the Committee’s appointment of Ernst & Young as our independent registered public accounting firm. If shareholders do not ratify the appointment of Ernst & Young, the Committee will reevaluate the appointment. Even if the selection is ratified, the Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2025 if it determines that such a change would be in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee annually evaluates the performance of our independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage our current independent registered public accounting firm or consider other audit firms. Factors considered by the Committee in deciding whether to retain include:
•
Ernst & Young’s capabilities considering the scope and complexity of our business, and the resulting demands placed on Ernst & Young in terms of technical expertise and knowledge of our industry and business;

•	the quality and candor of Ernst & Young’s communications with the Committee and management;
•	Ernst & Young’s independence;
•
the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•
the appropriateness of Ernst & Young’s fees, tenure as our independent registered public accounting firm, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Based on this evaluation, the Audit & Risk Committee and the Board believe that retaining Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is in the best interests of Chipotle and our shareholders.
The Audit & Risk Committee also oversees the process for, and ultimately approves, the selection of our independent registered public accounting firm’s lead engagement partner at the end of each five-year mandatory rotation period. Our current lead engagement partner was appointed beginning with the 2022 audit. In selecting the lead engagement partner, Ernst & Young identified candidates for consideration and the candidates were interviewed by members of our management. After considering the candidates recommended by Ernst & Young, management made a recommendation to the Committee regarding the lead engagement partner. The Committee discussed the qualifications of the proposed lead engagement partner with the current lead engagement partner and then, individually and as a group, interviewed the leading candidate and approved the appointment of the lead engagement partner as a Committee.
The Audit & Risk Committee has adopted a policy that sets out procedures that the company must follow when retaining the independent registered public accounting firm to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “ – Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and is reviewed by the Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All services performed by Ernst & Young for the years ended December 31, 2024 and 2023 were pre-approved by the Audit & Risk Committee in accordance with this policy, following a determination by the Committee that the fees to be paid to Ernst & Young in each year, including in connection with non-audit services, were appropriate, necessary and cost-efficient in the management of our business, and did not present a risk of compromising the independence of Ernst & Young as our independent registered public accounting firm. Ernst & Young has served as our independent registered public accounting firm since 1997. Representatives of Ernst & Young are expected to attend the virtual annual meeting and will have an opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.
30 | 2025 Proxy Statement

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young for the years ended December 31, 2024 and 2023 were:

Fees for Services	2024	2023
Audit Fees(1)	$1,846,580	$1,875,275
Audit-Related Fees	—	—
Tax Fees(2)	$1,043,121	$612,841
All Other Fees	—	—
Total Fees	$2,889,701	$2,488,116

(1)
Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses, if any, related to SEC filings, comfort letters, consents, SEC comment letters and accounting consultations.

(2)	Represents fees for tax compliance, consulting and advisory services.

 The Audit & Risk Committee and the Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.

AUDIT & RISK COMMITTEE REPORT
With regard to the fiscal year ended December 31, 2024, the Audit & Risk Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2024 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent registered public accounting firm, matters required by applicable requirements of the PCAOB and SEC; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit & Risk Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.
Based on the review and discussions described above, the Audit & Risk Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.
The Audit & Risk Committee:
Mary Winston, Chairperson
Matthew Carey
Scott Maw
2025 Proxy Statement | 31

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES
The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent registered public accounting firm. This policy requires the Audit & Risk Committee to pre-approve all audit, review and attest engagements, either on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis but must be individually pre-approved by the Committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.
Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the Committee may consider whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The Committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases. The Committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.
The Committee periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of covered service being performed or expected to be provided. Our Chief Accounting and Administrative Officer is also required to report to the Committee any non-compliance with this policy of which she becomes aware. The Committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full Committee. The individual member of the Committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the Committee.
SHAREHOLDER PROPOSAL
A shareholder has submitted the following proposal, which will be voted on at our annual meeting if properly presented by the shareholder proponent or its qualified representative. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as it was submitted to us. We do not believe that all assertions about Chipotle in this shareholder proposal are correct, but we have not attempted to refute all inaccuracies. Receipt of the affirmative vote of a majority of the voting power present at the annual meeting and entitled to vote on the proposal is required to approve the following shareholder proposal. We will furnish the address and number of shares held by the proponent of the following shareholder proposal upon receipt of a request to the Corporate Secretary for such information. Our Board of Directors has recommended a vote AGAINST this proposal for the reasons set forth following the proposal.
32 | 2025 Proxy Statement

PROPOSAL 4
REQUESTING AN INDEPENDENT BOARD CHAIR
The Accountability Board, Inc. has advised us that it intends to submit the following proposal for consideration at the annual meeting. We are not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules. As explained below, our Board recommends that you vote “AGAINST” this shareholder proposal.
RESOLVED: Shareholders ask the Board to adopt a policy, and amend the bylaws as necessary, to require any Board Chair to be independent. The policy may provide that (i) if a Chair at any time ceases to be independent, he or she shall be replaced with an independent one, (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair, and (iii) that the policy shall apply prospectively so as not to violate any legal obligation existing at its adoption.
DEAR FELLOW SHAREHOLDERS:
In 2020, a shareholder proposal at Chipotle seeking an independent Chair policy nearly passed, with 44% of the vote. It was supported by ISS, Glass Lewis, and major investors, including AllianceBernstein, Amundi, BNY Mellon, Capital Group, Goldman Sachs, HSBC, Invesco, T. Rowe Price, and UBS.
Despite the significant support, Chipotle continued combining the CEO and Chair positions.
So, when Brian Niccol resigned, Chipotle found itself with two empty critical positions (CEO and Chair) because of one person’s departure. Its stock dropped 7.5% when this was announced and it scrambled to adjust—resulting in an indefinite hold on the planned retirement of one executive, shifting others around, and granting tens of millions of dollars worth of restricted stock “retention awards” to keep officers from leaving.
We now ask shareholders to consider the matter of Chair independence again.
We appreciate that an independent Chair was, in fact, appointed upon Mr. Niccol’s departure. Regardless of whether that structure remains by the time this proposal is voted on, best governance practices and our company’s recent experience provide great insight into why shareholders should adopt a formal independent Chair policy going forward.
Indeed, ensuring independent leadership is important to the Board’s oversight role and decision-making involving corporate strategy, performance, succession, and other critical matters.
“The chair of the board should ideally be an independent director,” reports ISS, “to help provide appropriate counterbalance to executive management.”
And, says Glass Lewis, Chair independence can “protect shareholder interests by ensuring oversight of the Company on behalf of shareholders is led by an individual free from the insurmountable conflict of overseeing oneself.”
In fact, Chipotle’s own Corporate Governance Guidelines say the Board’s “primary responsibilities” include overseeing and monitoring senior management.
Thus, adoption of this proposal would help ensure the Board is able to fulfill its fundamental duties.
It would also ensure the CEO is able to focus on managing the business while the Chair focuses on matters of Board oversight and governance.
By contrast, continuing to allow the Board to freely combine the Chair and CEO roles as it pleases risks concentrating too much power in a single individual, leaving Chipotle vulnerable to significant disruption should a combined Chair/CEO depart (a danger that was recently highlighted in vivid detail), and inhibiting the Board’s ability to perform its primary functions overseeing management.
For all these reasons, we believe support for this proposal is warranted. Thank you.
2025 Proxy Statement | 33

PROPOSAL 4 REQUESTING AN INDEPENDENT BOARD CHAIR
BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION
The Board continues to believe that in light of the dynamic environment in which we operate, maintaining the Board’s flexibility to determine optimal leadership structure remains the most appropriate and effective leadership structure for Chipotle. The Board believes that a rigid, one-size-fits-all policy requiring an independent Board Chair at all times is not in the best interests of Chipotle or our shareholders for the following reasons:

•
The Board believes it is in the company’s best interests to retain flexibility to determine the most effective leadership structure based on the company’s needs and the Board’s assessment of the company’s leadership.

• The Board demonstrated it can be trusted to exercise flexibility in response to the current needs of the company when it appointed an independent Board Chair in August 2024.
• Chipotle’s engaged Board and strong corporate governance practices provide for effective independent leadership and independent oversight of the company.
The Board believes it is in the company’s best interests to retain flexibility to determine the most effective leadership structure based on the company’s needs and the Board’s assessment of the company’s leadership.

Under Chipotle’s Corporate Governance Guidelines, the Board does not have a strict policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate or combined because the Board believes that the optimal leadership structure may vary based on the unique circumstances and challenges confronting the Board and company at any given time. The Board has a fiduciary duty to act in the best interests of the company and its shareholders, which includes implementing the board leadership structure that will best serve those interests. Forcing the company to adopt an inflexible approach to future board leadership would unnecessarily constrain the Board’s ability to effectively govern the company and promote shareholder interests. Rather than taking a “one-size-fits-all” approach to board leadership, the Guidelines give the Board flexibility to determine the most appropriate leadership structure to address the company’s needs in light of the dynamic environment in which we operate as part of the Board’s regular assessment of the company’s leadership. The Board’s deep knowledge of the company’s strategic goals, the unique opportunities and challenges the company faces, and the various strengths and capabilities of our directors and senior management best positions the Board to determine the most effective leadership structure to protect and enhance long-term shareholder value.

The Board demonstrated it can be trusted to exercise flexibility in response to the current needs of the company when it appointed an independent Board Chair in August 2024.
When the company’s Chairman and CEO departed in August 2024, the Board considered which leadership structure would best enable it to most effectively fulfill its responsibilities and further the best interests of the company and its shareholders. Based on its consideration of the company’s specific business needs during this executive officer transition, advantages and disadvantages of alternative leadership structures, existing demands on the company’s leadership and investor feedback, the Board decided to appoint an independent Chairman of the Board. The Board then decided to retain that leadership structure even after a successor CEO was appointed. The Board’s decision-making process and the appointment of an independent chairman demonstrate that the Board can be trusted to exercise flexibility in response to the current needs of the company. It is not necessary, and in fact could be detrimental to the interests of the company, to mandate the rigid policy requested by this proposal.

Chipotle’s engaged Board and strong corporate governance practices provide for effective independent leadership and independent oversight of the company.
We believe that Chipotle’s corporate governance framework is effective in supporting objective and independent Board leadership, overseeing management and responding to key issues facing the company:
• We have an experienced Board whose members are elected annually by shareholders and, except for the CEO, is comprised of independent directors.
•
Each of our standing Board Committees is comprised solely of, and chaired by, independent directors who oversee critical company matters, such as the integrity of our financial statements, compensation of our executive officers, selection and evaluation of directors, development and implementation of corporate governance policies, sustainability and public policy matters.

•
The Board and each Committee meets in executive session on a regular basis without the presence of the CEO or other members of management. Independent directors use these executive sessions to discuss matters they deem important, including evaluation of the CEO, director and senior management succession, company strategy and performance, Board priorities and Board effectiveness.

While the Board recognizes different points of view about which leadership structure supports the best operational or governance results, the Board continues to believe that in light of the dynamic environment in which we operate, maintaining the board’s flexibility to determine the optimal leadership structure remains the most appropriate and effective leadership structure for Chipotle and is still common market practice among other large companies. The Board believes that a rigid, one-size-fits-all policy requiring an independent Board Chair at all times is not in the best interests of Chipotle or our shareholders.

Our Board of Directors recommends a vote AGAINST Proposal 4.

34 | 2025 Proxy Statement

EXECUTIVE OFFICERS
In addition to Scott Boatwright, our Chief Executive Officer, whose biography is included in Proposal 1 under the heading “Information Regarding the Board of Directors,” our executive officers as of April 1, 2025, are as follows:

Chris Brandt, 56, serves as Chief Brand Officer and also oversees real estate and development. Prior to joining Chipotle in April 2018, Mr. Brandt was Executive Vice President and Chief Brand Officer of Bloomin’ Brands, Inc., a casual dining company, from May 2016 to December 2017; Chief Brand Officer/Chief Marketing Officer for Taco Bell, a subsidiary of Yum! Brands, Inc., a global restaurant company, from May 2013 to May 2016; and Senior Director and Vice President of Marketing for Taco Bell from November 2010 to May 2013. Mr. Brandt holds an MBA from the Anderson School at University of California, Los Angeles and a BA in Economics from the University of California San Diego.

Ilene Eskenazi, 53, serves as Chief Human Resources Officer. Prior to joining Chipotle in November 2023, Ms. Eskenazi served as the Chief Legal and Human Resources Officer at Petco Health and Wellness Company, Inc., a pet care company, from January 2022 to November 2023, and previously served as their Chief Legal Officer and Corporate Secretary from September 2020 to January 2022. Prior to that, she served as Chief Human Resources Officer and Global General Counsel of Boardriders, Inc. (formerly Quiksilver, Inc.), an action sports and lifestyle company, from 2016 to 2020; Chief Legal Officer and Senior Vice President of Talent Operations and Performance of True Religion Apparel, Inc., a global retail and apparel company, from 2013 to 2016; General Counsel and VP, Human Resources of Red Bull North America, Inc., a beverage company, from 2008 to 2013; and Deputy General Counsel at The Wonderful Company LLC, a food and beverage company, from 2002 to 2008. She started her career at the law firm Skadden, Arps, Slate, Meagher & Flom LLP. In July 2017, True Religion Apparel, Inc. filed a plan of reorganization under Chapter 11 of the Bankruptcy Code. Ms. Eskenazi also serves on the Board of Directors of a.k.a. Brands Holding Corp. She holds a B.A. in Philosophy from the University of Michigan and a J.D. from the University of California at Los Angeles School of Law.

Curt Garner, 55, serves as Chief Customer and Technology Officer. Mr. Garner joined Chipotle in November 2015 as Chief Information Officer and has been instrumental in developing Chipotle’s digital platform and the integration of technology across the organization as well as ensuring data security. Prior to joining Chipotle, Mr. Garner worked for Starbucks Corporation, a global coffee roaster and retailer, for 17 years, most recently serving as Executive Vice President and Chief Information Officer. Mr. Garner has a Bachelor of Arts degree in Economics from The Ohio State University.

2025 Proxy Statement | 35

EXECUTIVE OFFICERS

John R. (Jack) Hartung, 67, has served as President and Chief Strategy Officer since October 2024 and oversees strategy and supply chain. Mr. Hartung joined Chipotle in 2002 and has held various roles, including Chief Financial and Administrative Officer, which he previously held before being named to his current position in October 2024. Prior to Chipotle, he spent 18 years at McDonald’s Corp., a quick serve restaurant company, where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung serves on the board of directors of The Honest Company, a consumer products company, and Portillo’s Inc., a restaurant company. He also serves on the Board of ZocDoc, Inc., a private company that runs an online medical and dental referral and appointment service. Mr. Hartung has a Bachelor of Science degree in accounting and economics and an MBA from Illinois State University.

Adam Rymer, 43, has served as our Chief Financial Officer since October 2024 and is responsible for corporate and field financial planning and analysis, as well as the financial reporting, tax, treasury and investor relations functions. He previously served as Vice President of Finance and has held a variety of positions in Finance and People Experience since joining Chipotle in 2009 and serves as the Treasurer of the Chipotle Cultivate Foundation. Prior to joining Chipotle, Mr. Rymer held corporate finance positions at Rock Bottom Restaurants, a restaurant and brewery business, and Travelocity, an online travel agency, and was also a franchisee with Which Wich, a sandwich restaurant brand. Mr. Rymer has a Bachelor of Business Administration degree in finance from the University of Texas at Austin.

Laurie Schalow, 57, serves as our Chief Corporate Affairs and Food Safety Officer. Prior to joining Chipotle in August 2017, Ms. Schalow served as Vice President of Public Affairs for Yum! Brands, a global restaurant company, overseeing Global Corporate Social Responsibility, Public Relations, Crisis Management, Social Listening and Community Diversity programs for the 44,000 KFC, Pizza Hut and Taco Bell restaurants in 140 countries. She currently serves on the Board of Directors for the National Restaurant Association and is President of the Chipotle Cultivate Foundation. Ms. Schalow holds a Bachelor of Science in Business Administration from Miami University and an MBA from Case Western Reserve and Wayne State University.

Roger Theodoredis, 66, has served as Chief Legal Officer and General Counsel since October 2018. Prior to joining Chipotle, Mr. Theodoredis was General Secretary of Danone North America, with responsibility for legal, public affairs, communications, scientific affairs and corporate security. He previously served as Executive Vice President, General Counsel and Corporate Secretary of The WhiteWave Foods Company, a food and beverage company, until its acquisition by Danone, S.A. in April 2017, having been appointed as General Counsel of WhiteWave Foods in 2005. Prior to joining WhiteWave Foods, Mr. Theodoredis served as Division General Counsel for Mead Johnson Nutritionals, a subsidiary of Bristol Myers Squibb, and in a number of legal roles for Chiquita Brands International. He holds a B.A. from Wesleyan University and a J.D. from Boston University School of Law.

36 | 2025 Proxy Statement

LETTER FROM THE COMPENSATION, PEOPLE AND CULTURE COMMITTEE OF OUR BOARD OF DIRECTORS
Dear Fellow Shareholders,
We had another strong year in 2024, with positive transaction growth driven by our focus on exceptional people, delicious food and high throughput. Our outstanding marketing strategy, including two successful limited time offers, helped drive increased guest traffic and higher average checks. We believe our focus on recruiting and retaining great employees, setting high operational standards and being guest obsessed, and consistently serving delicious, fresh food positioned Chipotle for success last year and into the future. Our 2024 achievements include the following:
•	Total revenue increased 14.6% to $11.3 billion.
•	Comparable restaurant sales increased 7.4%.
•	Operating margin was 16.9%, an increase from 15.8% in 2023.
•	Restaurant level operating margin* was 26.7%, an increase from 26.2% in 2023.
•	Adjusted diluted earnings per share* was $1.12, a 24.4% increase from $0.90 in 2023.
•	Digital sales represented 35.1% of total food and beverage revenue.
•	We opened 304 company-owned restaurants with 257 locations including a “Chipotlane,” our digital order drive thru pickup lane, and three international licensed restaurants.
We are proud of the dedication and agility of our leadership team, as they remained focused on achieving strong financial results while also assuming expanded responsibilities and leading their teams through an unexpected leadership transition. The seamless transition of Scott Boatwright into the role of Chief Executive Officer and Adam Rymer into the role of Chief Financial Officer is an affirmation of the company’s leadership capability and an effective internal succession planning process. We and the Board of Directors overwhelmingly believe that the current leadership team will deliver on our key strategies and position the company for continued success.
Our strong financial performance in 2024 sets the foundation for our future strategic growth. We are a performance-driven company and the payouts under Chipotle’s 2024 annual incentive plan and 2022 performance share unit awards described on the following pages were determined based on our financial results. We believe our performance-driven compensation program creates a strong connection between our financial results and shareholder returns with executive compensation payouts. The corresponding robust goals that we set under our incentive plans translates high performance for one into high performance for all.
In the Compensation Discussion and Analysis section that follows, we provide further details about Chipotle’s compensation philosophy and decisions that this Committee believes clearly link executive pay delivery to company and individual performance, support continued growth and align the interests of our leaders with our employees, guests and shareholders.
Compensation, People and Culture Committee:
Patricia Fili-Krushel, Chair
Laura Fuentes
Mauricio Gutierrez
*
Appendix A includes a reconciliation of restaurant level operating margin and adjusted diluted earnings per share to the most directly comparable measures reported under U.S. generally accepted accounting principles.

2025 Proxy Statement | 37

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis section (“CD&A”) describes the objectives and principles underlying our executive compensation program, outlines the material elements of the compensation of our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), our former CEO, our former Chief Financial and Administrative Officer (and current President and Chief Strategy Officer), and our three next most highly compensated executive officers for the year ended December 31, 2024 (collectively, “NEOs”), and explains the Compensation, People and Culture Committee’s decisions regarding the 2024 compensation of our NEOs. In addition, this CD&A is intended to put into perspective the tables and related narratives regarding the compensation of our NEOs that appear after the CD&A.
EXECUTIVE SUMMARY
Our 2024 NEOs and their titles are:
•	Scott Boatwright, Chief Executive Officer; former Chief Operating Officer
•	Adam Rymer, Chief Financial Officer
•	Jack Hartung, President and Chief Strategy Officer; former Chief Financial and Administrative Officer
•	Curt Garner, Chief Customer and Technology Officer
•	Chris Brandt, Chief Brand Officer
•	Roger Theodoredis, General Counsel & Chief Legal Officer
•	Brian Niccol, former Chief Executive Officer
2024 CEO and Leadership Transitions
In mid-2024, we experienced transitions in our highest levels of leadership. Brian Niccol, our former Chairman and Chief Executive Officer, stepped down in August 2024. At that time, the Board of Directors appointed Scott Boatwright to serve as Interim Chief Executive Officer and appointed Scott Maw, who was then serving as Lead Independent Director, to serve as Chairman of the Board. The Board, led by an ad hoc CEO Selection Committee of the Board, launched a robust and thorough CEO selection process and, on November 11, 2024, appointed Mr. Boatwright as Chief Executive Officer and a member of the Board.
In addition, in connection with the CEO transition, we accelerated the previously announced appointment of a new Chief Financial Officer. On October 1, 2024, Adam Rymer was appointed as our CFO and Jack Hartung, our former Chief Financial and Administrative Officer, assumed the role of President and Chief Strategy Officer. We had previously announced that Mr. Hartung intended to retire at the end of 2024, but he agreed to delay his retirement to help ensure a smooth leadership transition.
In connection with these leadership changes, the Compensation, People and Culture Committee, in collaboration with the full Board, adjusted the compensation of Messrs. Boatwright and Rymer to reflect their promotions and granted retention awards to continuing NEOs and select other key executives to maintain senior management continuity during the period of uncertainty that inevitably follows a change in top leadership.
Compensation Adjustments
In connection with their promotions, Messrs. Boatwright and Rymer received the following compensation adjustments in 2024:

Scott Boatwright Interim CEO Compensation

•
Effective Date: 8/13/2024
•
Base salary increased from $670,000 to $1,000,000
•
Target annual bonus opportunity increased from 100% to 115%
•
Granted one-time award of $3.5M in restricted stock units that cliff vest after one year

Adam Rymer CFO Compensation

•
Effective Date: 10/1/2024
•
Base salary of $650,000
•
Target annual bonus opportunity of 90%
•
Granted one-time promotion award of $750,000 in restricted stock units that vest 50% on each of the second and third anniversaries of the grant date

One-Time Retention Awards
On August 22, 2024, the Compensation, People and Culture Committee granted retention awards to continuing NEOs and select other key executives to maintain senior management continuity and ensure a smooth leadership transition. In deciding to grant the retention awards, the Committee consulted with its independent compensation consultant and considered a number of factors, including market data regarding the impact of retention awards on voluntary departure rates of NEOs after a CEO transition; market data on the size and vesting terms of retention awards in similar CEO transition scenarios; the value and vesting schedule of unvested equity awards held by our executive officers and key executives; the criticality of each key executive to a smooth transition of leadership; future succession plans; and other related factors.
38 | 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
After considering these factors, the Committee approved the grant of retention awards to executive officers in the form of restricted stock units (“RSUs”) that vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date; however, the RSUs granted to Mr. Rymer, who was not an executive officer at the time of the grant, vest in three equal installments on the first three anniversaries of the grant date. The retention RSUs granted to our NEOs were as follows:

Named Executive Officer	Grant Date Value	RSUs
Scott Boatwright	$8,000,000	149,673
Adam Rymer	$3,000,000	56,128
Jack Hartung	$8,000,000	149,673
Curt Garner	$7,000,000	130,964
Chris Brandt	$7,000,000	130,964
Roger Theodoredis	$5,000,000	93,546

As of the date of this proxy statement, all of the executives who received the retention RSUs remain with the company.
2024 Performance Overview
We delivered another outstanding year in 2024 as total revenue grew to $11.3 billion, an increase of 14.6% compared to 2023, driven by new restaurant openings and a 7.4% increase in comparable restaurant sales due to higher transactions of 5.3% and a 2.1% increase in average check. We also opened a record number of new restaurants, surpassed our 1,000th Chipotlane, and opened our third licensed restaurant in the Middle East through our international partnership. Looking forward, we believe we are well positioned to pursue our long-term growth opportunities. As a performance-driven company, our outstanding 2024 financial results resulted in a 176% payout under Chipotle’s 2024 AIP with respect to the company performance factor component of the AIP and a 66% payout under the 2022 performance share unit (“PSU”) awards, which are described in this section.
Financial Achievements and Shareholder Value Creation*

26.7% Restaurant level operating margin, a +50 basis point increase from 2023	20% 3-year total annualized shareholder return	$3.2 MILLION AUVs at 2024 year end
$11.3 BILLION Total revenue, a 14.6% growth year-over-year	7.4% Comparable restaurant sales growth	$1.12 Adjusted diluted earnings per share, a 24.4% increase from 2023

*
Appendix A includes a reconciliation of restaurant level operating margin and adjusted diluted earnings per share to the most directly comparable measures reported under U.S. generally accepted accounting principles.

2025 Proxy Statement | 39

COMPENSATION DISCUSSION AND ANALYSIS
We believe there is a strong connection between our financial results and shareholder returns.

Strategic
 •
Improved our restaurant service throughput, resulting in a significant increase in the Quarterly Throughput Crew bonus, and increased digital order accuracy and timeliness.
 •
In 2024, we continued our global expansion by opening three licensed Chipotle restaurants in the Middle East in partnership with leading international franchise retail operator Alshaya Group – two in Kuwait and one in the United Arab Emirates.
 •
Successfully completed a 50-to-1 stock split, the largest in NYSE history.
 •
Supported new concept investment strategy by evaluating over 145 concepts, influencing decisions around ownership structures, deal economics, and business fit, ultimately resulting in an investment in fast-casual restaurant concept Brassica.
 •
Launched a new hiring platform that uses conversational AI, which is making hiring more efficient and reducing the amount of time it takes to hire an employee for an in-restaurant position by as much as 75%.

Operational
 •
Opened a record 304 new restaurants, of which 257 included a “Chipotlane,” our digital order pick-up lane.
 •
Continued to develop and test automation to enhance employee and guest experiences, such as Hyphen, an automated digital make line, and Autocado, which cuts, cores and scoops avocados, and to roll out new back of house improvements, such as a produce slicer; a dual-sided plancha, an improved rice cooker and a dual vat fryer.
 •
In 2024, Chipotle was named the Best Place for High School Grads to Start a Career from the American Opportunity Index.
 •
In 2024, we made more than 23,000 internal promotions. Additionally, over 85% of all restaurant management roles were internal promotions including 100% of US Regional Vice President roles, 92% of Team Directors, and 80% of Field Leader positions.
 •
Successfully drove sales with two limited time menu items - Chicken Al Pastor and returning fan favorite Smoked Brisket.

Brand Purpose
 •
Since 2020, generated over $20 million in guest donations through our Round Up for Real Change donations for a variety of non-profits, including Kids in Need, Folds of Honor, The Farmlink Project, American Red Cross, Big Brothers & Big Sisters, and the National Young Farmers Coalition.
 •
Purchased over 47 million pounds of locally grown ingredients to reduce vehicle emissions from transportation and support farmers.
 •
Achieved an approx. 15% reduction in Scope 1 and Scope 2 greenhouse gas emissions through actions such as opening 26 electric restaurants and retrofitting 70 restaurants with dual-side grills.
 •
Donated $18.0 million in support of local communities through donations and over 34,000 fundraisers in 2024.
 •
Donated over 407,000 pounds of food to local organizations in 2024.

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COMPENSATION DISCUSSION AND ANALYSIS
2024 Advisory “Say on Pay” Vote on Executive Compensation and Shareholder Outreach

52% SHARES Shareholders Contacted before the 2025 Annual Meeting	29% SHARES Shareholders that Engaged with Us

Each year when we evaluate our executive compensation program, we carefully consider both the level of voting support from our shareholders on our most recent say on pay advisory vote proposal, as well as feedback from our engagement with shareholders. As in prior years, in the fall of 2024 we proactively reached out to our largest shareholders, which in 2024 included 25 shareholders that collectively hold 52% of our shares, to engage on a variety of topics, including our most recent CEO and CFO transitions, the one-time retention equity awards we granted to key executives to help ensure continuity of leadership, executive compensation, talent management, environmental and sustainability matters and corporate governance matters. This year, shareholders representing 29% of our outstanding shares accepted our invitation to engage. Executive officers and other senior members of our Human Resources, Legal, Corporate Secretary, Sustainability and Investor Relations teams participated in these meetings, and the Chairman of our Board participated in the meetings as requested. The primary topic of discussion was the recent leadership transition, with shareholders expressing their appreciation for the smooth succession, emphasizing their support for the appointment of Scott Boatwright as CEO and Scott Maw as Chairman of the Board. Some shareholders also expressed support for our grant of one-time retention equity awards in light of the reasonable magnitude of the awards and the importance of maintaining current leadership during the transition. In addition to our leadership transition, our discussions largely focused on our sustainability initiatives, executive compensation and human capital management.
At the 2024 Annual Meeting, over 94% of the votes cast supported our “say on pay” advisory vote proposal, which we believe demonstrates that shareholders strongly support Chipotle’s executive compensation program. In evaluating our executive compensation program for 2025, the Compensation, People and Culture Committee and the full Board considered the 2024 say on pay results as well as common themes that emerged from our shareholder engagement meetings and determined that no significant refinements were needed. The Compensation, People and Culture Committee has taken all feedback from shareholders under advisement and will continue to solicit shareholder feedback, consider input from our independent compensation consultant and consider the outcomes of future “say on pay” advisory vote proposals when assessing our executive compensation program and policies and making compensation decisions regarding our executive officers.
Alignment of Executive Compensation with Shareholder Interests

What We Do	What We Don’t Do

Maintain a performance-driven compensation philosophy where a significant portion of our executive compensation is variable, at-risk pay.

Employ an annual long-term incentive (“LTI”) plan based predominantly on performance-based equity awards that fully vest over a minimum of 36 months.

Align our executive compensation with achieving meaningful financial, operational and individual goals that drive shareholder value.

Design our executive compensation program to align with shareholder interests, by using multiple incentive plan performance measures, robust executive stock ownership guidelines, long-term performance goals and minimum three-year periods for full vesting on annual LTI awards.

Conduct extensive shareholder engagement on executive compensation, corporate governance and sustainability related matters. Carefully consider the annual “say on pay” vote result and solicit and respond to shareholder feedback.

Maintain a clawback policy that enables the Board to recoup incentive compensation paid or awarded to an executive officer if it was based on financial results that subsequently were restated, and also to cause forfeiture of an executive officer’s compensation if the executive officer engaged in egregious conduct that is substantially detrimental to the company.

No hedging, pledging or short sales of Chipotle common stock and no holding Chipotle common stock in margin accounts by executive officers or directors.

No stock option or stock appreciation right repricing, reloads or exchanges and no stock options or stock appreciation rights granted below market value without shareholder approval.

No single-trigger acceleration of equity awards in connection with a change in control.

No excessive executive perquisites or benefits.

No additional work for or on behalf of management allowed for the independent consultant to the Compensation, People and Culture Committee.

No fixed term or evergreen employment agreements with executives.

2025 Proxy Statement | 41

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES
We strive to provide our executive officers with meaningful rewards while maintaining alignment with shareholder interests, corporate values and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation, People and Culture Committee believes our programs and policies should achieve the following specific objectives:
•
Position our target total direct compensation (base salary, target annual incentive bonus opportunity and target LTI opportunity) at a level where we can successfully recruit and retain industry leading talent critical to shaping and executing our business strategy and creating long-term value for our shareholders.

•	Align relative realized pay with relative performance versus peers by emphasizing long-term equity over short-term cash and performance-based compensation over time-vested compensation.
•	Differentiate compensation among executives based on actual performance.
•	Align the interests of our executives and shareholders by rewarding the achievement of financial, operational and strategic goals that we believe enhance long-term shareholder value.
EXECUTIVE COMPENSATION PROGRAM COMPONENTS AND STRUCTURES
Our ongoing annual executive compensation program is comprised of three primary components:

Base Salary	Annual Incentive Plan	Equity Compensation

Purpose: Attract and retain executives and provide a competitive fixed compensation element.
Key features: Determined based on the position’s importance within Chipotle and impact on the business, the executive’s experience and external market data.

Purpose: Incentivize achievement of annual financial, operating, brand purpose and individual goals.
Key features: Our 2024 AIP provided for variable cash payouts based on achievement against quantitative operating, financial performance and brand purpose goals approved by the Committee at the beginning of each year as well as evaluations of performance against individual goals and objectives. Payouts may be reduced based on food safety performance.

Purpose: Align the incentives of our executive officers with shareholder interests and reward the creation of shareholder value.
Key features: Our LTI mix for 2024 was 60% PSUs with a three-year performance period, 20% seven-year term stock only stock appreciation rights (“SOSARs”) that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date, and 20% in either SOSARs or RSUs, at the executive’s election, that vest in two equal installments on the 2nd and 3rd anniversaries of the grant date. For 2024, most executives elected to receive SOSARs, resulting in LTI value being granted 60% in PSUs and 40% in SOSARs.

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COMPENSATION DISCUSSION AND ANALYSIS
MOST OF OUR EXECUTIVE COMPENSATION IS VARIABLE, AT-RISK PAY
Consistent with our performance-driven compensation philosophy, the Committee allocates a significant portion of our executive officers’ total compensation to variable, at-risk pay elements (performance-based AIP and LTI awards), as illustrated below. As an employee’s responsibilities and ability to affect our financial results increases, base salary becomes a smaller component of his or her total compensation. In 2024, our target variable, at-risk pay comprised 92% of our CEO’s compensation and 88% of our other NEO’s compensation.

(1)
The charts above reflect 2024 target total direct compensation, which consists of 2024 base salary, target bonus payout and the annual LTI grant made in 2024. Target total direct compensation excludes the one-time retention LTI grant to the NEOs made in August 2024 to maintain senior management continuity and ensure a smooth CEO leadership transition. Consistent with disclosure in the 2024 Summary Compensation Table, LTI awards are reported at grant date fair value (which, for PSUs, is based on the target number of shares subject to the award).

(2)
Compensation for Scott Boatwright and Adam Rymer reflects total 2024 compensation, which is allocated between the compensation provided in respect of their former roles until August 2024 and October 2024, respectively, and the compensation provided in respect of their promotions to CEO and CFO, respectively, for the balance of the year.

(3)	The charts above exclude Brian Niccol, due to his mid-year departure from the company and the related forfeiture of any 2024 bonus payout and his outstanding equity awards.
FACTORS IN SETTING EXECUTIVE OFFICER PAY
The Compensation, People and Culture Committee sets compensation for the executive officers annually after considering the following factors:
•	Chipotle’s performance relative to goals approved by the Committee and strategic objectives set by the Board;
•	each executive officer’s experience, knowledge, skills and personal contributions;
•	levels of compensation for similar jobs at market reference points;
•	the business climate in the restaurant industry, general economic conditions and other market factors; and
•	compensation levels of other Chipotle employees to maintain internal equity.
With respect to the CEO, at the beginning of each year, the Committee reviews and approves the overall corporate objectives that apply to the AIP and LTI and reviews and approves the CEO’s individual performance goals. After the end of the year, the Committee evaluates the CEO’s performance against those goals and, based on its evaluation, determines the CEO’s compensation. The Committee also certifies the company’s achievement against the overall corporate objectives established for the year.
For other executive officers, the CEO makes recommendations to the Committee about their compensation after reviewing Chipotle’s overall performance, achievement by each executive officer of his or her individual performance goals and personal contributions to the company’s success. The Committee is responsible for reviewing the CEO’s recommendations and setting and approving compensation for all executive officers.
As part of its review of executive compensation, the CEO and the Compensation, People and Culture Committee review historical pay for each executive officer (including the CEO) as well as their accumulated equity, which are used as reference points to assist the Committee in understanding the overall compensation opportunity and realized pay provided to each executive officer.
At the same time that the Committee is considering executive officer compensation, it also reviews and approves key elements of the compensation plan for non-executive officers, including (i) the plan design for the AIP for all eligible employees, (ii) the LTI grant guidelines by employee level, which contain details on grant ranges, LTI vehicle mix and employee participation rates and (iii) the total value of the share pools for the annual LTI grants to non-executive officer employees. The Committee also reviews, but does not approve, a summary of pay grades, salary ranges and target annual and equity incentive values for all non-executive officer employees.
The typical process is for the Committee to be presented with and to review the above information during one Committee meeting, and then formally approve compensation actions at the subsequent Committee meeting. This process gives the Committee the opportunity to consider the totality of the company’s compensation practices, request additional information or seek clarifications, and discuss the proposed compensation plan before final approval.
2025 Proxy Statement | 43

COMPENSATION DISCUSSION AND ANALYSIS
ROLES AND RESPONSIBILITIES OF THE COMMITTEE, COMPENSATION CONSULTANT AND THE CEO IN SETTING EXECUTIVE OFFICER COMPENSATION

Responsible Party	Role and Responsibilities
Compensation, People and Culture Committee The Committee is currently comprised of three independent directors and reports to the Board.
•
Retains an independent consultant to assist it in evaluating compensation and fulfilling its obligations as set forth in its charter.
•
Works with our CEO to set performance goals at the beginning of each year targeted at positively incentivizing long-term shareholder value creation.
•
Evaluates CEO performance in relation to those goals and Chipotle’s overall performance and sets the compensation for our CEO.
•
Determines and approves compensation for our other executive officers.
•
Reviews and approves overall compensation philosophy and strategy, as well as all compensation and benefits programs in which our executive officers participate, including the AIP and LTI plan designs and awards.
•
Approves applicable peer group and broader market data as reference points to help inform determination on NEO pay levels and program design.
•
Conducts an annual assessment of potential compensation-related risks to Chipotle and oversees policies and practices to mitigate such risk, including performance-based incentive arrangements below the executive level.
•
Engages with shareholders and other stakeholders as requested to receive input on executive compensation matters.

Independent Consultant to the Compensation, People and Culture Committee
An independent compensation consultant retained by the Committee to provide the Committee advice on matters of governance and executive compensation.

•
Provides advice and opinion on the appropriateness and competitiveness of our compensation program relative to market practice, our strategy and internal processes and compensation-related risk mitigation.
•
Provides advice regarding compensation decision-making governance.
•
Provides market data, as requested.
•
Performs additional functions at the direction of the Committee.
•
Attends Committee meetings and consults on various compensation matters, as reflected in the Committee’s charter.
•
Confers with the Committee at and between meetings and in executive sessions, and, at the direction of the Committee, select members of the company’s management team on defined compensation-related matters.

CEO
Makes recommendations for compensation of other executive officers and, with the support of other members of the management team (including the internal compensation and benefits team), all employees generally.

•
Works with the other executive officers to recommend performance goals at the beginning of each year that are targeted at positively incentivizing shareholder value creation, with enterprise level performance goals reviewed and approved by the Compensation, People and Culture Committee.
•
Reviews performance of the other executive officers and makes recommendations to the Committee with respect to their compensation.
•
Confers with the Committee concerning design and development of compensation and benefit plans for Chipotle executive officers and employees.

ROLE OF MARKET DATA AND OUR PEER GROUP
Market Data and Impact on 2024 Pay Levels
The Compensation, People and Culture Committee believes the investment community generally assesses our performance by reference to a peer group composed primarily of companies in the restaurant industry and other high-growth hospitality and digitally enabled, customer-oriented companies. The Committee and management recognize that the talent pool for executives is broader than the restaurant industry and, for that reason, chose to include other non-restaurant consumer focused companies in our compensation peer group, although most of our compensation peers are in the restaurant and hospitality industries.
Each year, the Committee’s independent compensation consultant provides the Committee with pay data for executive officer roles and the incentive plan structures of the companies in our peer group, which the Committee considers in setting pay levels and determining pay design for executive officers. This peer group data is only one factor considered by the Committee in setting executive compensation each year.
In setting 2024 pay levels, in addition to peer group data, the Committee also considered our progress on achieving our strategic objectives, current target compensation opportunities, internal equity, the value of outstanding equity awards and the overall design of our executive compensation program. We believe our executive compensation program has consistently demonstrated strong alignment with financial performance and shareholder value creation.
44 | 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2024 Peer Group
In identifying companies for potential inclusion in the peer group, the Compensation, People and Culture Committee used the following criteria:

Category	Criteria
General	• Publicly traded (not a subsidiary) • U.S. based (not a foreign issuer)
Industry / Business Focus	• Restaurants • Other Consumer Discretionary: Apparel, Accessories & Luxury Goods, Hotel, Resorts & Cruise Line, Internet & Direct Marketing Retail, and Specialty Stores industries
Size	• Restaurants: 0.25x to 4.0x Chipotle revenue and 12-month average market cap • Other Consumer Discretionary: 0.3 – 3.33x Chipotle revenue and 12-month average market cap
Other	• For Other Consumer Discretionary companies, a focus on technology-enabled consumer businesses and high growth companies

We include in our peer group both direct restaurant peers as well as non-restaurant companies that have some combination of high brand recognition, attractive growth opportunities, strong customer service and technology-enabled operations, which align with Chipotle’s continued focus on customer service and operational excellence. For 2024, the Committee determined to expand the peer group to 16 and add Marriott International, Inc. without removing any companies.
Chipotle’s revenues rank at the 52nd percentile of this peer group, and our market capitalization ranks at the 73rd percentile of this peer group (as of December 31, 2024), which confirmed for the Committee that this peer group is appropriate in generally reflecting comparable organizational size and related complexity.

Company Name*	Revenues(1)	Market Cap(2)
Airbnb, Inc.	$11,102	$82,101
Booking Holdings Inc.	$23,739	$164,438
Darden Restaurants, Inc.	$11,579	$21,936
Domino’s Pizza, Inc.	$4,706	$14,495
DoorDash, Inc.	$10,722	$69,683
eBay Inc.	$10,283	$29,674
Expedia Group, Inc.	$13,691	$23,915
Hilton Worldwide Holdings, Inc.	$11,174	$60,253
Lululemon Athletica Inc.	$10,182	$46,571
Marriott International, Inc.	$25,100	$77,516
McDonald’s Corporation	$25,920	$207,741
Restaurant Brands International Inc.	$8,406	$21,099
Starbucks Corporation	$36,149	$103,459
Uber Technologies, Inc.	$43,978	$127,016
Ulta Beauty, Inc.	$11,362	$20,169
YUM! Brands, Inc.	$7,549	$37,440
Chipotle Mexican Grill, Inc.	$11,314	$82,227
Percent Rank	52%	73%

*	Data provided by S&P Capital IQ; $ in millions
(1)
Reflects revenue for each peer company’s most recent fiscal year end as of March 5, 2025, the date of this analysis. For Darden Restaurants, Lululemon, Starbucks, and Ulta Beauty, reflects trailing twelve months as reported by Standard & Poor’s on March 5, 2024, because these companies do not operate on a calendar fiscal year.

(2)	As of December 31, 2024.
The Committee reviews the composition of the peer group periodically and makes adjustments in response to changes in size, business operations and/or strategic focus, mergers and acquisitions, and companies becoming public. In September 2024, the Committee reviewed the composition of the peer group and decided that no changes were warranted for purposes of determining 2025 compensation.
2025 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS
2024 EXECUTIVE COMPENSATION PROGRAM
Base Salaries
We pay a base salary to our executive officers to compensate them for services rendered during the year and to provide them with a fixed level of income. The Committee reviews the executive officers’ base salaries at least annually and makes adjustments as it deems appropriate.
Our CEO makes recommendations to the Committee for base salaries of our executive officers (other than for himself). The Committee reviews and approves the CEO’s base salary and any changes each year. Adjustments to base salaries, if any, typically occur during the first quarter of each year. For 2024, after an extensive review of market data, the Committee approved salary increases for the NEOs to better align with competitive market levels and our desired compensation philosophy. The 2024 base salaries for Messrs. Boatwright and Rymer were adjusted in late 2024 to reflect their promotions in connection with the leadership transitions. The base salaries of our NEOs as of the end of 2024 were as follows:

	Base Salaries(1)
Executive Officer	2024	2023
Scott Boatwright(2)	$1,000,000	$650,000
Adam Rymer(3)	$650,000	—
Jack Hartung	$890,000	$865,000
Curt Garner	$820,000	$780,000
Chris Brandt	$760,000	$725,000
Roger Theodoredis(3)	$645,000	—
Brian Niccol	$1,500,000	$1,300,000

(1)	The annual changes to base salaries for 2024 were effective February 12, 2024 and therefore may not match the salary numbers in the 2024 Summary Compensation Table.
(2)
Mr. Boatwright’s initial 2024 base salary of $650,000 was increased to $670,000 on February 12, 2024, and subsequently increased to $1.0 million in August 2024 to reflect his expanded responsibilities as Interim CEO, before his promotion to CEO in November 2024.

(3)	Messrs. Rymer and Theodoredis first became NEOs in 2024 and their prior compensation is not required to be disclosed.
Annual Incentive Plan (“AIP”)
The AIP is our annual cash incentive program for certain bonus eligible employees, including our executive officers, and payout is based on the extent of our achievement against predetermined performance factors. The 2024 AIP had two performance factors: a company performance factor (“CPF”) weighted 75%, and an individual performance factor (“IPF”) weighted 25% and is subject to a quantitative Brand Purpose modifier that can increase or decrease the overall AIP payout by 15%. The Brand Purpose modifier has three pillars – food & animals, people and environment – and a 5% weight is assigned to each pillar. There is also a cap on the maximum earnout for the IPF based on the level of CPF achievement to help ensure that individual achievement under the IPF is aligned with business and operating performance.
The total AIP payout remains subject to a food safety modifier that can reduce (but not increase) the bonus by as much as -20%. Chipotle is committed to food safety and strong food safety performance is an expectation, therefore our executive officers cannot earn a higher bonus for strong food safety performance.
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COMPENSATION DISCUSSION AND ANALYSIS
The graphic below illustrates the AIP calculation, including the weighting of the CPF and IPF and the Brand Purpose modifier, with a potential reduction under the food safety modifier:

Performance Metrics

Company Performance Factor (CPF)			Brand Purpose Modifier
40% Comparable Restaurant Sales	40% Restaurant Cash Flow Margin	20% Site Assessment Requests	Pillar 1: Food & Animals (5%)	Pillar 2: People (5%)	Pillar 3: Environment (5%)

Payout for the CPF and for total AIP can range from 0% up to a maximum of 275% of the target level. Any payout above 200% of the target level is required to be paid in the form of deferred stock units (“DSUs”) that are immediately vested, but subject to a mandatory deferral of 50% until the second anniversary of the date of bonus payout and 50% until the third anniversary of the date of bonus payout, to support long-term alignment with shareholder interests.
Target Bonus Opportunities
Each executive officer’s target opportunity under the AIP is expressed as a percentage of base salary. For 2024, the Compensation, People and Culture Committee approved an increase in the target opportunity for our NEOs to better align with competitive market levels and maintain our desired pay for performance compensation philosophy.

	AIP Targets (% of Base Salary)
NEO	2024	2023
Scott Boatwright(1)	115%	90%
Adam Rymer(2)	90%	—
Jack Hartung	115%	110%
Curt Garner	115%	100%
Chris Brandt	100%	90%
Roger Theodoredis(2)	90%	—
Brian Niccol(3)	225%	200%

(1)
Mr. Boatwright’s AIP target was initially increased in February 2024 to 100% and subsequently increased to 115% in August 2024 when he was promoted to Interim CEO, before he was named CEO in November 2024.

(2)	Messrs. Rymer and Theodoredis first became NEOs in 2024 and their prior compensation is not required to be disclosed.
(3)	Mr. Niccol left the company mid-year and as a result he forfeited his 2024 AIP bonus.
2025 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS
Company Performance Factor (“CPF”)
For 2024, the Committee utilized the same CPF metrics and weightings as in 2023, which the Committee believes are the critical financial and operational objectives that will drive Chipotle’s continued growth and profitability: 40% comparable restaurant sales (“CRS”) growth, which is the change in sales year-over-year for restaurants open for at least 13 full calendar months at the end of 2024; 40% restaurant cash flow (“RCF”) margin, which is cash flow generated at the restaurant level resulting from restaurant sales minus all costs incurred to run the restaurant divided by total restaurant sales; and 20% site assessment requests (“SARs”), which is a measure of our inventory for new restaurants over the next 18 – 24 months.
The Compensation, People and Culture Committee approved the 2024 target goals for the three financial objectives that comprise the CPF at the beginning of 2024, including a target performance range for the CRS and RCF metrics. Achievement within the target range for CRS or RCF or at the target level for SARs would yield a CPF of 100%, equating to payout at the target level. For achievement of the CPF above or below the target level, the payout is adjusted based on actual performance up to a maximum of 275% or down to 0%.
As shown in the chart below, in 2024 Chipotle’s performance was above target on all three metrics, which resulted in a CPF of 176%.

CPF Performance Goals
Metric	Weighting	Threshold Performance	Target Performance	Maximum Performance	2024 Actual Results
CRS	40%	0.40%	4.4-5.4%	9.4%	7.4%
RCF Margin %	40%	25%	26.0 – 26.5%	27.5%	26.7%
SARs	20%	400	430	460	460
				Total CPF	176%

Individual Performance Factor (“IPF”)
An executive’s AIP payout also depends on his or her achievement of individual performance goals. The Compensation, People and Culture Committee believes that our executives’ individual performance goals should support achievement of the company’s strategic objectives and be tied to their areas of responsibility. This allows AIP awards to be appropriately differentiated on the basis of individual performance and also aligns compensation with the achievement of non-financial, strategic and operational objectives. Each year, the company sets overall strategic priorities for the year, and then each executive sets individual performance goals that ladder up to these strategic priorities.
The individual performance goals for the CEO are approved by the Committee, and the goals for other executive officers are approved by the Committee based on recommendations of the CEO. After the end of the year, the Committee evaluates the performance of the CEO against his goals and approves an IPF within the range of 0%-275% based on its evaluation. The CEO evaluates the performance of each of the other executive officers against their goals and provides an IPF recommendation for each executive officer to the Committee, which then approves an IPF of 0%-275% for each executive officer. In the case of both the CEO and other executive officers, there is a cap on the maximum earnout for the IPF based on the level of CPF achievement.
In determining the 2024 IPF for the CEO and executive officers, the Committee considered the CEO’s achievement of individual goals and the CEO considered each executive’s achievement against individual goals that helped the company achieve significant progress on its long-term strategic priorities, including: sustaining world class people leadership by developing and retaining critical talent at every level to meet future succession needs; running successful restaurants with a people accountable culture that provides great food with integrity while delivering exceptional in-restaurant and digital experiences; making the Chipotle brand visible, relevant, and loved to improve overall guest engagement; amplifying technology and innovation to drive growth and productivity at our restaurants, and in our support centers and supply chain; and expanding access and convenience by accelerating new restaurant openings in North America and internationally. The Committee also considered the strong leadership and collaboration demonstrated by the executive officers through the CEO transition and the realignment of some reporting responsibilities, which enabled a seamless continuation of the company’s 2024 strategic goals.
As a result of this review and the exceptional performance in 2024, the Compensation, People and Culture Committee approved IPFs ranging from 160% – 200% of target for each NEO. Some of the key accomplishments of our NEOs during 2024 that the Committee considered when determining the 2024 IPF are summarized below, including the IPF for each NEO. The Committee did not evaluate Brian Niccol because he left the company mid-year and as a result he forfeited his 2024 AIP bonus.
Scott Boatwright (IPF: 190%)
•	Successfully transitioned from Chief Operating Officer to CEO and led the executive teams through the transition to realign under his leadership, including accelerating the transition of a new CFO.
•	Achieved strong financial results and exceeded our annual plan with a 7.4% increase in comparable restaurant sales, restaurant level operating margin of 26.7% and adjusted diluted EPS of $1.12.
•	Led strategic planning process and presented both 2025 and long-range plans to the Board of Directors, and defined organization wide goals aligned to the strategy.
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COMPENSATION DISCUSSION AND ANALYSIS
•	Improved restaurant and field leadership retention, which resulted in increased throughput and strong restaurant operational performance.
•
Introduced and continued to develop and test automation to enhance employee and guest experiences, such as Ava Cado, a new AI hiring assistant, Hyphen, an automated digital make line, and Autocado, which cuts, cores and scoops avocados.

Adam Rymer (IPF: 160%)
•
Provided a new level of always-on visibility and insight to the Executive Leadership and Operations team to maximize restaurant sales opportunities, controllable expenses to beat the plan, and responsibly manage G&A.

•	Standardized the cross functional resource allocation process to enable excellent decision making that prioritized strong returns and creation of shareholder value.
•
Supported throughput improvement through extensive throughput audits, updated deployment plans, and throughput audit analytics, resulting in achievement of year-over-year entrée improvement goal of +10%.

•	Leveraged technological tools to drive efficiencies, achieve labor savings, and allow strong accounting and payroll support.
Jack Hartung (IPF: 175%)
•	Supported Scott Boatwright’s transition to CEO and Adam Rymer’s transition to CFO.
•	Supported Chipotle’s achievement of outstanding financial results for 2024, including increasing operating margin to 16.9% from 15.8% in 2023, and increasing EPS by 24.7% to $1.11 per share.
•	Supported throughput improvement through extensive audits, updated deployment plans, and throughput audit analytics, resulting in achievement of year-over-year improvement in entrée goal of +10%.
•	Delivered supply chain cost savings of $35.0 million, exceeding our goal of $30.0 million.
•	Added significant capacity for critical ingredient categories to enable future growth, including tortillas, chips, certain peppers, chicken and dairy.
•	Supported progress against Brand Purpose goals by purchasing over 47 million lbs. of locally grown produce, exceeding our goal.
Curt Garner (IPF: 200%)
•	Drove digital growth by leveraging Rewards/Customer Relationship Management to enhance engagement, resulting in achievement of digital sales plan of approx. $4.1 billion.
•	Improved security and privacy posture through implementing 29 new capabilities throughout the year, resulting in a BITSight external rating of 780+ ('advanced') for all markets throughout the year.
•	Evolved Extras and Freepotle to drive year-over-year engagement and retention, resulting in rewards members being more active year-over-year (+.02 visits/month).
•	Successfully piloted both Hyphen and Autocado in a Chipotle restaurant.
•	Supported Development team initiatives by improving systems complete metric for new restaurant openings (“NROs”) by 50% and reducing equipment repair time on weekends by 50%.
Chris Brandt (IPF: 200%)
•	Launched creative efforts across social platforms, such as TikTok, Snapchat and others, that resulted in 70 billion impressions (a 61% increase compared to 2023).
•	Opened a record 304 new restaurants, with over 80% featuring a Chipotlane, and completed 460 SARs, exceeding our goal of 430.
•	Successfully launched Chicken Al Pastor and Brisket as limited time menu entrées, both delivering exceptional results that exceeded expectations.
•	Increased catering support by 50% compared to our goal of a 25% increase, resulting in a year-over-year sales increase of $15.9 million.
Roger Theodoredis (IPF: 175%)
•	Defended and resolved significant litigation matters to best advance the interests of Chipotle.
•	Effectively managed internal and external legal resources, resulting in legal spending below budget in 2024.
•	Led cross functional collaboration to reduce customer and employee injuries, reducing workers compensation claims as a percent of headcount.
•	Proactively developed relationships with legislators and trade groups, including hosting a Cultivate Capitol Hill event to advocate for Chipotle’s interests.
2025 Proxy Statement | 49

COMPENSATION DISCUSSION AND ANALYSIS
Brand Purpose Modifier
The Brand Purpose modifier is aligned around the three pillars of our sustainability strategy and reporting – food & animals, people and environment. Each pillar has one metric with a quantitative target such that achievement against that target can result in an increase or decrease to overall AIP payout of 5%, for a total of 15% across the three pillars. For each metric, performance is evaluated on a quantitative basis as follows:
•	Achievement above the target range: +5% modifier
•	Achievement within the target range: 0% modifier
•	Achievement below the target range: -5% modifier
The table below illustrates each of the metrics, target ranges, and results for 2024. Based on the level of achievement against these quantitative targets, the Brand Purpose modifier increased the 2024 AIP payout by +5%.

Pillar	Metric	Target (0% modifier)	Achievement	Modifier
Food & Animals	Increase pounds of local produce purchased	Purchase 41 – 43 million pounds	>47 million pounds	+5%
People	Decrease relative turnover of diverse versus non-diverse U.S. based employees in Restaurant Support Center and Field Operations positions	Turnover of diverse employees within +/- 4% of non-diverse employees	Diverse turnover 3.2% less than non-diverse turnover	+0%
Environment	Reduce Scope 1 and 2 greenhouse gas (“GHG”) emissions	10% – 15% reduction in GHG emissions	14.6% reduction in GHG emissions	+0%
			Total Modifier:	+5%

Food Safety Modifier
In determining whether to apply a negative food safety modifier for the CEO and executive officers, the Committee considered the company’s strong performance on its 2024 food safety key performance indicators and enhanced food safety and quality assurance practices that were implemented during the year and decided to not apply the food safety modifier to decrease the AIP payout for any executive officer.
2024 Bonus Payouts
The 2024 AIP payout for each NEO is set forth below.

	Target 2024 AIP Payout		Actual 2024 AIP Payout(1)
Name	% of Base Salary	Dollar Value	CPF	IPF	Brand Purpose Modifier	Dollar Value	% of Target
Scott Boatwright (2)	107%	$854,918	176.0%	190.0%	5.0%	$1,577,324	185%
Adam Rymer (2)	58%	$259,095	176.0%	160.0%	5.0%	$452,996	175%
Jack Hartung	115%	$1,023,500	176.0%	175.0%	5.0%	$1,849,976	181%
Curt Garner	115%	$943,000	176.0%	200.0%	5.0%	$1,763,410	187%
Chris Brandt	100%	$760,000	176.0%	200.0%	5.0%	$1,421,200	187%
Roger Theodoredis	90%	$580,500	176.0%	175.0%	5.0%	$1,049,254	181%
Brian Niccol(3)	225%	$3,375,000	—	—	—	—	—

(1)
The food safety metric is only a negative modifier and can decrease payouts by as much as -20%. Based on our strong food safety performance in 2024, the Committee did not apply the negative modifier to reduce any payouts.

(2)	The 2024 AIP payouts for Mr. Boatwright and Mr. Rymer were prorated based on their time in role.
(3)
An employee must be employed by Chipotle on the payout date in order to be eligible for a payout under the 2024 AIP. Mr. Niccol’s employment terminated on August 31, 2024 and, as a result, he was not eligible for a payout.

50 | 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Fiscal 2024 Annual LTI Awards
Each year, the Committee reviews the LTI awards granted to our NEOs to evaluate whether they are properly aligned with the long-term growth of the company and shareholder interests. For 2024, the Committee maintained the same target LTI mix as the prior year of 60% PSUs, 20% SOSARs, and 20% individual choice between RSUs or SOSARs with an equivalent grant value. Most of the mix consists of PSUs and SOSARs because the Committee believes these vehicles are performance-based and reward management for delivering on key long-term financial performance goals and enhancing long-term shareholder value. Offering RSUs gives executive officers an opportunity to balance their overall LTI award with full value equity.
In February 2024, the Committee provided a majority of the increase in target compensation for the NEOs in the form of the annual LTI grant in order to align with shareholder interests, enhance retention and long-term focus, and continue to drive industry leading performance. For 2024, the Committee increased the target grant date value for each NEO to be competitive with current market levels, which increased from 2023. The table below reflects the 2024 target annual grant value for each NEO, split 60% in PSUs and 40% in SOSARs for all NEOs except Mr. Brandt, whose split was 60% PSUs, 20% SOSARs and 20% RSUs. Further details of these annual grants are provided below and are disclosed in the “Grants of Plan-Based Awards in 2024” table.

	2024 Annual LTI Grant - Total Grant Date Value
NEO	2024	2023
Scott Boatwright(1)	$5,000,000	$4,500,000
Adam Rymer(1)(2)	$700,000	—
Jack Hartung	$6,500,000	$5,500,000
Curt Garner	$6,250,000	$5,000,000
Chris Brandt	$4,750,000	$4,500,000
Roger Theodoredis(2)	$3,750,000	—
Brian Niccol(3)	$20,125,000	$15,500,000

(1)
Mr. Boatwright received an annual 2024 LTI grant with a grant date value of $5.0 million in February 2024. In August 2024, in connection with his appointment as Interim CEO, Mr. Boatwright received an incremental promotion RSU grant with a grant date value of $3.5 million, which is not reflected in the table. Similarly, Mr. Rymer received an annual 2024 LTI grant with a grant date value of $700,000 in February 2024. In October 2024, in connection with his promotion to CFO, Mr. Rymer received a promotion RSU grant with a grant date value of $750,000, which is not reflected in the table. The incremental and promotion RSUs, as applicable, were granted to align their total 2024 LTI compensation with their new roles.

(2)	Messrs. Rymer and Theodoredis first became NEOs in 2024 and their prior compensation is not required to be disclosed.
(3)	Mr. Niccol’s 2024 LTI grants were forfeited when he left the company in August 2024.
2024 PSU Awards
For the 2024 PSU awards, the Compensation, People and Culture Committee maintained the two metrics used in the 2023 PSU awards: (i) 3-year cumulative Base RCF Dollars, weighted 90%, and (ii) total number of NROs, weighted 10%, both measured over the 3-year performance period of January 1, 2024 – December 31, 2026. The Committee continues to believe that RCF Dollars are the best measure for the 2024 PSU awards because it incentivizes the most important drivers of our business: top line growth at our existing restaurant base and restaurant level profitability; however, cash flow dollars from restaurants open after January 1, 2024 are excluded from the calculation of RCF Dollars to address the unpredictable timelines for NROs, which are often caused by forces outside our reasonable control (e.g., equipment unavailability, delays in municipal inspections and permits) and can result in swings in annual cash flow dollars generated by new restaurants. The second metric is based on the number of total NROs during the three-year performance period, which helps ensure continued focus on the long-term growth in the number of restaurants.
2025 Proxy Statement | 51

COMPENSATION DISCUSSION AND ANALYSIS
The number of shares that can be earned under the PSU awards based on the two metrics is determined by multiplying the target number of shares subject to the award by the payout percentage and the weightings, as set forth in the table below:

3-Yr Cumulative Base RCF Dollars Metric (weight: 90%)		Total NROs Metric (weight: 10%)		Total Potential Payout
3-Yr Cumulative Base RCF Dollars(1) (in millions)	Shares Earned as % of Target PSUs	Total NROs	Shares Earned as % of Target PSUs	Shares Earned as % of Target PSUs
$8,690	0%	960	0%	0%
$8,840	45%	980	5%	50%
$8,990 - $9,140	90% (Target)	1,000-1,020	10% (Target)	100%
$9,240	135%	1,035	15%	150%
$9,340	180%	1,050	20%	200%
$9,440	225%	1,065	25%	250%
$9,540	270%	1,080	30%	300%

(1)
Base RCF Dollars for the 2024 PSU award is measured as the company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for all restaurants open as of January 1, 2024.

The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative Base RCF Dollars are greater than $8.69 billion (90% weight) and/or if more than 960 total NROs occur over the performance period (10% weight). The maximum payout under RCF Dollars metric is 270% and the maximum payout under total NROs metric is 30%. If the level of performance falls between the levels in the table, the payout percentage will be determined using linear interpolation. To help ensure that performance goals drive acceptable returns to shareholders, the 2024 PSUs contain a provision capping the payout at 100% of target if the company’s 3-year relative total shareholder return (“TSR”) is below the 25th percentile of the S&P 500 constituent companies.
2024 SOSARs
The NEOs received an annual grant of SOSARs on February 9, 2024. These SOSARs have an exercise price equal to the closing price on the grant date, vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date, and have a 7-year term.
2024 RSUs
2024 Annual RSUs
Mr. Brandt elected to receive an annual RSU grant on February 9, 2024 in lieu of SOSARs. This RSU vests in two equal installments on the second and third anniversaries of the grant date, subject to his continued employment through the applicable vesting date.
Retention RSUs
As described above under “Executive Summary―2024 CEO and Leadership Transitions―One-Time Retention Awards,” the Compensation, People and Culture Committee granted a retention equity award to the NEOs (excluding Mr. Niccol) in the form of RSUs that vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date; however Mr. Rymer’s retention RSUs vest in three equal installments on the first three anniversaries of the grant date. Vesting is subject to the executive officer’s continued employment through the applicable vesting date.
Incremental and Promotion RSUs
In 2024, Messrs. Boatwright and Rymer were granted additional RSUs in order to align their total 2024 LTI compensation with their new roles. On August 22, 2024, Mr. Boatwright was granted a one-time incremental RSU award in connection with his appointment to Interim Chief Executive Officer. Mr. Boatwright’s incremental RSUs vest on the one-year anniversary of the grant date, subject to his continued employment through the applicable vesting date.
Mr. Rymer was granted a one-time promotion RSU award on October 1, 2024 in connection with his promotion to Chief Financial Officer. Mr. Rymer’s promotion RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to his continued employment through the applicable vesting date.
52 | 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2023 AIP RSU
In 2024, each NEO except Adam Rymer received a grant of RSUs under the 2023 AIP. Under the 2023 AIP, all payouts to executive officers that exceeded 200% of target were paid in the form of RSUs. These RSUs were granted on February 9, 2024 and vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date. The cash payouts under the 2023 AIP were reported in the 2023 Summary Compensation Table and the RSU values listed in the table below are reported in the 2024 Summary Compensation Table.

NEO	# of RSUs	Grant Date Value
Scott Boatwright	2,250	$118,726
Jack Hartung	3,400	$179,408
Curt Garner	2,450	$129,279
Chris Brandt	2,050	$108,172
Roger Theodoredis	2,300	$121,364
Brian Niccol	11,100	$585,714

EARNOUT OF 2022-24 PSU AWARDS
In 2022, we granted PSUs to our executive officers that vested based on the company’s three-year cumulative RCF Dollars, measured from January 1, 2022 – December 31, 2024. The number of shares that could be earned under the award was determined by multiplying the target number of shares subject to the award by the payout percentage, as set forth in the table below:

3 Year RCF Dollars (in millions)	Payout
$7,400	0%
$7,600	50%
$7,800	100%
$7,950	150%
$8,100	200%
$8,250	250%
$8,400	300%

3-Yr RCF Dollars for the performance period was $7.67 billion and, as a result, in February 2025, the Committee certified payout for the 2022-2024 PSUs at 66% of target.
Benefits and Perquisites
In addition to the principal compensation elements described above, we provide our executive officers with access to the same benefits we provide all of our full-time employees as well as limited perquisites and other personal benefits that we believe are reasonable and supported by market practice, personal safety and convenience that enhances productivity. We believe that the perquisites we provide our executive officers are consistent with market practices and are reasonable and consistent with our compensation objectives.
Executive officers on occasion have used company-owned or chartered airplanes for personal trips, and on occasion family members of executive officers travel on company-owned or chartered airplanes when the executive officer travels for personal or business trips. We generally require the executive officer to fully reimburse us for the incremental cost of personal trips, except when prohibited by applicable regulations; however, the Board has preapproved the CEO’s limited use of the company-owned airplanes for personal trips. The Chairman of the Board reviews personal use of the company-owned aircraft each quarter to assess whether it is consistent with the Board’s approval. Other NEOs also may use the company-owned aircraft for personal travel on occasion and with prior approval of our CEO. We also provided personal security for our CEO at the end of 2024 and beginning of 2025 as a precautionary measure, in response to the highly publicized murder of a public company executive and generalized threatening public discourse.
We also administer a non-qualified deferred compensation plan that permits eligible management employees, including our executive officers, who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We offer an employer match on a portion of the contributions made by the employees. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.
2025 Proxy Statement | 53

COMPENSATION DISCUSSION AND ANALYSIS
OTHER COMPENSATION-RELATED POLICIES
Executive Stock Ownership Guidelines
Stock ownership guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with the interests of our long-term shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program. The Committee believes that the stock ownership guidelines for our executive officers are robust and in the case of the CEO and CFO, the requirements are among the highest in our compensation peer group. The table below reflects our guidelines and compliance by our NEOs (other than Brian Niccol who is no longer with the company) with the guidelines as of December 31, 2024.

Name	Ownership Requirement (multiple of base salary)	In Compliance
Scott Boatwright	7 times
Adam Rymer	4 times
Jack Hartung	3 times
Curt Garner	3 times
Chris Brandt	3 times
Roger Theodoredis	3 times

Compliance with the stock ownership requirements is evaluated each year on the last trading day of the calendar year using the average closing price of Chipotle’s common stock over the 30 trading days ending on and including the last trading day of the calendar year. Executive officers have five years to achieve the requisite ownership; however, if an executive officer is not on track to meet the applicable ownership requirement by the end of the third year, he or she (i) cannot sell shares of common stock owned outright, if any, and (ii) must retain at least 50% of the shares received upon the vesting of a RSU, PSU or other full-value equity award, and/or the exercise of an option or SOSAR, measured after withholding of shares by the company for the exercise price. The guidelines are reviewed annually and may be adjusted by the Committee at any time. Shares underlying unvested restricted stock or RSUs count towards satisfaction of the guidelines, while shares underlying stock options and SOSARs (whether vested or unvested) and unearned performance shares and PSUs do not count. As of December 31, 2024, all of our NEOs who were employed by us at year end satisfied or exceeded these requirements.
Stock ownership guidelines applicable to non-employee members of our Board are described on page 19.
Executive Compensation Recovery Policy Exceeds NYSE Standards
Chipotle’s Executive Compensation Recovery Policy requires the Board to pursue reimbursement of incentive-based compensation paid or awarded to an executive officer if the payment or award was based on the achievement of certain financial results that subsequently were the subject of a restatement, and a lower payment or award would have been made to the executive officer based upon the restated financial results. The clawback covers incentive-based compensation paid or awarded on or after October 2, 2023 and during the three fiscal years prior to the restatement. In addition, the Board may require forfeiture of an executive officer’s compensation, both cash and equity, if the executive officer engaged in egregious conduct substantially detrimental to the company. Our policy complies with and exceeds the New York Stock Exchange listing standards. Our Executive Compensation Recovery Policy was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.
Equity Grant Practices
Our current and historical practice is to grant equity awards only during periods when our trading window is open pursuant to our Insider Trading Policy. Our annual grant of equity awards, including the annual grant of LTI awards to the NEOs and other executive officers, usually occurs within one week after we publicly announce our financial results for the fourth quarter and full fiscal year. We make interim equity grants during the year (for example, to newly hired or promoted employees) when our trading window is open pursuant to our Insider Trading Policy and usually within one week after we publicly announce our financial results for a financial quarter. The Compensation, People and Culture Committee approves all LTI awards to executive officers and has delegated authority to our CEO, Chief Human Resources Officer and General Counsel to make grants of LTI awards, within specified parameters, to non-executive officer employees and to newly hired or newly promoted employees below the executive officer level.
In August 2024, the interim RSU grant to Scott Boatwright when he was named Interim CEO, and the special one-time retention RSU grants were approved by the Compensation, People and Culture Committee and effective on August 22, 2024 when our trading window was open pursuant to our Insider Trading Policy. The promotional RSU grant to Adam Rymer when he was appointed as our CFO also was approved by the Compensation, People and Culture Committee on August 22, 2024, but the grant was effective on October 1, 2024, the effective date of his promotion.
54 | 2025 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Severance Arrangements
The Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”) provides severance benefits to our executive officers, including the NEOs, if their employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the CEO, or one and one-half, in the case of other executive officers, paid in equal installments over 24 months, for the CEO, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the Company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the Company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the CEO, or for 18 months, with respect to other executive officers. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the company’s actual performance. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date.
To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
An executive officer cannot receive benefits under the Severance Plan if they become eligible to receive benefits under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan.
Change in Control Severance Plan
We have a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control, which is designed to help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable in the event a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). See “Potential Payments Upon Termination or Change-In-Control – Change in Control Severance Plan” for more details.
Compensation Program Risk Assessment
F.W. Cook, an independent executive compensation consulting firm retained by the Compensation, People and Culture Committee, conducted a risk assessment of our compensation programs in March 2025 and concluded that our compensation policies, practices and programs do not create risks that are reasonably likely to have a material adverse effect on Chipotle. F.W. Cook’s assessment included a review of our pay and incentive plan structures, pay practices and policies and governance processes, the Compensation, People and Culture Committee’s oversight of such programs and available recoupment policies in place to help mitigate risk.
The risk assessment considered the following factors:
•
Our executive compensation program is designed to encourage behaviors aligned with the long-term interests of shareholders, with a significant portion of executive compensation awarded in the form of long-term equity incentives.

•
There is appropriate balance in the executive compensation program structure to mitigate compensation-related risk with fixed and variable pay; cash and equity; corporate and individual goals; financial and non-financial goals; formulas and discretion; and short-term and long-term measurement periods.

•
We have risk-mitigation policies in place, including stock ownership guidelines; insider trading prohibitions; discretion to reduce payments; recoupment and forfeiture provisions, which cover misconduct that is detrimental to the company and goes beyond the NYSE’s requirements; and independent Compensation, People and Culture Committee oversight.

•	Compensation, People and Culture Committee oversight extends to incentive plans below the executive officer level, where no potential material compensation-related risk was identified.
In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the Compensation, People and Culture Committee also considers risks that may be inherent in such programs, policies and procedures. The Committee reviewed the assessment of the company’s 2024 compensation program and discussed the report with management and based on its review, determined that any risks arising from the company’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.
2025 Proxy Statement | 55

COMPENSATION, PEOPLE AND CULTURE COMMITTEE REPORT
The Compensation, People and Culture Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and Chipotle’s Annual Report on Form 10-K for filing with the SEC.
Compensation, People and Culture Committee.
Patricia Fili-Krushel, Chairperson
Laura Fuentes
Mauricio Gutierrez
56 | 2025 Proxy Statement

2024 COMPENSATION TABLES
2024 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Scott Boatwright Chief Executive Officer	2024	$768,461	$14,621,203	$2,000,801	$1,577,324	$169,728	$19,137,518
	2023	$607,500	$3,602,692	$900,328	$1,170,000	$66,252	$6,346,772
	2022	$562,692	$2,220,246	$1,480,345	$465,278	$52,515	$4,781,076
Adam Rymer* Chief Financial Officer	2024	$428,684	$4,100,955	$350,351	$452,996	$34,282	$5,367,269
Jack Hartung President and Chief Strategy Officer, Former Chief Financial and Administrative Officer	2024	$886,154	$12,081,549	$2,600,198	$1,849,976	$83,558	$17,501,434
	2023	$865,000	$3,300,593	$2,200,112	$1,903,000	$114,577	$8,383,282
	2022	$862,692	$2,400,138	$1,600,202	$894,410	$81,451	$5,838,893
Curt Garner Chief Customer and Technology Officer	2024	$813,846	$10,881,039	$2,500,580	$1,763,410	$74,432	$16,033,306
	2023	$775,385	$3,000,101	$2,000,384	$1,560,000	$90,644	$7,426,514
	2022	$746,154	$2,400,138	$1,600,202	$695,625	$78,086	$5,520,205
Chris Brandt Chief Brand Officer	2024	$754,615	$10,912,699	$950,592	$1,421,200	$67,167	$14,106,273
	2023	$720,384	$3,602,692	$900,328	$1,305,000	$96,374	$6,624,779
	2022	$691,923	$2,220,246	$1,480,345	$572,333	$78,055	$5,042,902
Roger Theodoredis* General Counsel, Chief Legal Officer	2024	$641,923	$7,371,910	$1,500,179	$1,049,254	$90,100	$10,653,367
Brian Niccol(5) Former Chairman and Chief Executive Officer	2024	$1,124,447	$12,661,442	$8,050,482	$0	$303,555	$22,139,926
	2023	$1,292,308	$9,300,795	$6,200,364	$5,200,000	$479,961	$22,473,427
	2022	$1,250,000	$8,101,452	$5,400,343	$2,115,000	$319,359	$17,186,154

*	Messrs. Rymer and Theodoredis first became NEOs in 2024 and only their 2024 compensation is required to be disclosed.
(1)
Amounts under “Stock Awards” represent the grant date fair value under FASB Topic 718 of (i) the 2024 annual grant of performance share units (“PSUs”), based on the probable achievement as of the date of grant, (ii) the 2024 annual grant of restricted stock units (“RSU”), (iii) RSUs granted in February 2024 in connection with payouts under our 2023 Annual Incentive Plan (“AIP”) that exceeded 200% of target (“2023 AIP RSU”), (iv) RSUs granted to Messrs. Boatwright and Rymer in connection with their promotions to CEO and CFO, respectively, and (v) one-time retention RSUs granted in August 2024 to all of the NEOs, except Mr. Niccol. Under our 2023 AIP, payouts to our executive officers that exceeded 200% of target were paid in the form of 2023 AIP RSUs that vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2024, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2025 for descriptions of the methodologies and assumptions we use to value stock awards and our related expense recognition pursuant to FASB ASC Topic 718. The 2024 annual PSU awards will only pay out to the extent the two performance metrics (three-year cumulative base restaurant cash flow (“RCF”) dollars and total number of new restaurant openings (“NROs”)) equal or exceed the predetermined threshold performance levels over the 2024 through 2026 performance period. The PSU awards reflect an assumed target outcome of the performance conditions and do not reflect the value that ultimately may be realized by the executive officer. The aggregate grant date fair value of the 2024 PSU awards for our NEOs (other than Mr. Niccol who forfeited his 2024 PSU award in connection with his termination of employment), assuming maximum performance, is approximately $9.0 million for Mr. Boatwright, $1.1 million for Mr. Rymer, $11.7 million for Mr. Hartung, $11.3 million for Mr. Garner, $8.6 million for Mr. Brandt and $6.8 million for Mr. Theodoredis. For further details, see “Compensation Discussion and Analysis – 2024 Compensation Program.” For 2024, the annual grant to executive officers was in the form of 60% PSUs, 20% stock-only stock appreciation rights (“SOSARs”), and 20% individual choice between RSUs or SOSARs with an equivalent grant value. All NEOs elected to receive 40% of their 2024 grant in the form of SOSARs rather than in RSUs, except Mr. Brandt, who elected to receive 20% of his 2024 grant in the form of RSUs.

(2)
Amounts under “Option Awards” represent the grant date fair value under FASB Topic 718 of SOSARs awarded in 2024. See Note 8 to our audited consolidated financial statements for the year ended December 31, 2024, as referenced in footnote (1), for descriptions of the methodologies and assumptions we use to value SOSAR awards and our related expense recognition pursuant to FASB ASC Topic 718.

(3)	Amounts under “Non-Equity Incentive Plan Compensation” represent cash payouts earned under the AIP for the relevant year. See “Compensation Discussion and Analysis – Annual Incentive Plan (AIP).”
(4)	Amounts shown in the “All Other Compensation” column for 2024 consist of the following:

Name	Company Contributions to Retirement Plans(a)	Personal Aircraft Use(b)	Tax Payments(c)	Other(d)	Total
Scott Boatwright	$43,511	$33,124	$1,810	$91,284	$169,728
Adam Rymer	$19,898	$0	$2,650	$11,734	$34,282
Jack Hartung	$70,976	$3,108	$3,263	$6,211	$83,558
Curt Garner	$59,440	$0	$1,234	$13,758	$74,432
Chris Brandt	$52,308	$0	$1,131	$13,728	$67,167
Roger Theodoredis	$13,800	$0	$37,154	$39,147	$90,100
Brian Niccol	$136,892	$161,217	$800	$4,646	$303,555

2025 Proxy Statement | 57

2024 COMPENSATION TABLES
(a)
Consists of matching contributions made by the company to Chipotle’s 401(k) Plan and the Supplemental Deferred Investment Plan for the benefit of the executive. The Supplemental Deferred Investment Plan is a nonqualified deferred compensation arrangement for employees who earn compensation greater than the maximum compensation that can be considered with respect to the 401(k) Plan, as set by the Internal Revenue Code. See “Nonqualified Deferred Compensation for 2024” for more details on this plan.

(b)
Consists of the aggregate incremental costs of personal use of company-owned aircraft, which use was approved by our Board, or personal travel on commercial aircraft paid by the company. The aggregate incremental costs include costs billed by the applicable third-party or, for company-owned aircraft, the hourly operating cost of the aircraft, consisting of fuel costs, and other operating costs such as crew expenses, catering and landing fees.

(c)
For all executives, includes the company’s reimbursement of taxes payable by the executive in connection with use of a meal card to receive a set amount of free Chipotle meals each month, which meal card is provided broadly to all the company’s corporate and field management employees. The meal card perquisite is not required to be included in the table above since it is available to a broad base of company employees, but the perquisite is taxable to all employees under Internal Revenue Service rules. For all executives except Mr. Niccol, also includes taxes on travel costs for the executive’s spouse or significant other to attend an executive leadership offsite meeting held in 2024. For Mr. Theodoredis, includes $34,900 in taxes on a payment under the company’s self-insured medical plan for out of network medical services.

(d)
Includes costs of life insurance premiums and a gym allowance for all executives; a car allowance for Mr. Rymer, which terminated when he was promoted to CFO; financial and tax counseling services for Messrs. Garner and Brandt; and personal security costs for Messrs. Boatwright ($82,120) and Niccol ($200). For Mr. Theodoredis, includes $30,945 paid under the company’s self-insured medical plan for out of network medical services that were not available in network.

(5)	Mr. Niccol forfeited all equity awards shown under “Stock Awards” and “Option Awards” and he did not receive a payout under the 2024 AIP when he terminated employment with the company in August 2024.
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2024 COMPENSATION TABLES
GRANTS OF PLAN-BASED AWARDS IN 2024

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Award Type	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott Boatwright	AIP	―	―	$0	$854,918	$1,709,836
	PSU(4)	2/9/24	2/6/24				0	56,900	170,700				$3,002,442
	SOSAR(5)	2/9/24	2/6/24								118,500	$52.77	$2,000,801
	2023 AIP RSU(5)	2/9/24	2/6/24							2,250			$118,726
	Interim CEO RSU(6)	8/22/24	8/22/24							65,482			$3,500,013
	Retention RSU(7)	8/22/24	8/22/24							149,673			$8,000,022
Adam Rymer	AIP	―	―	$0	$259,095	$518,190
	PSU(4)	2/9/24	2/9/24				0	6,650	19,950				$350,901
	SOSAR(5)	2/9/24	2/9/24								20,750	$52.77	$350,351
	Retention RSU(8)	8/22/24	8/22/24							56,128			$3,000,042
	Promotion RSU(5)	10/1/24	8/22/24							13,119			$750,013
Jack Hartung	AIP	―	―	$0	$1,023,500	$2,047,000
	PSU(4)	2/9/24	2/6/24				0	73,950	221,850				$3,902,120
	SOSAR(5)	2/9/24	2/6/24								154,000	$52.77	$2,600,198
	2023 AIP RSU(5)	2/9/24	2/6/24							3,400			$179,408
	Retention RSU(7)	8/22/24	8/22/24							149,673			$8,000,022
Curt Garner	AIP	―	―	$0	$943,000	$1,886,000
	PSU(4)	2/9/24	2/6/24				0	71,100	213,300				$3,751,734
	SOSAR(5)	2/9/24	2/6/24								148,100	$52.77	$2,500,580
	2023 AIP RSU(5)	2/9/24	2/6/24							2,450			$129,279
	Retention RSU(7)	8/22/24	8/22/24							130,964			$7,000,026
Chris Brandt	AIP	―	―	$0	$760,000	$1,520,000
	PSU(4)	2/9/24	2/6/24				0	54,050	162,150				$2,852,056
	SOSAR(5)	2/9/24	2/6/24								56,300	$52.77	$950,592
	2024 Annual RSU(5)	2/9/24	2/6/24							18,050			$952,444
	2023 AIP RSU(5)	2/9/24	2/6/24							2,050			$108,172
	Retention RSU(7)	8/22/24	8/22/24							130,964			$7,000,026
Roger Theodoredis	AIP	―	―	$0	$580,500	$1,161,000
	PSU(4)	2/9/24	2/6/24				0	42,650	127,950				$2,250,513
	SOSAR(5)	2/9/24	2/6/24								88,850	$52.77	$1,500,179
	2023 AIP RSU(5)	2/9/24	2/6/24							2,300			$121,364
	Retention RSU(7)	8/22/24	8/22/24							93,546			$5,000,034
Brian Niccol(9)	AIP	―	―	$0	$3,375,000	$6,750,000
	PSU(4)	2/9/24	2/6/24				0	228,850	686,550				$12,075,728
	SOSAR(5)	2/9/24	2/6/24								476,800	$52.77	$8,050,482
	2023 AIP RSU(5)	2/9/24	2/6/24							11,100			$585,714

(1)
Amounts reflect potential payouts under the 2024 AIP. The “Threshold” column reflects amounts that would be paid if each executive officer achieved the plan goals at the minimum level required to receive any payout. The “Target” column reflects amounts that would be paid if the performance goals were each achieved at 100%. The “Maximum” column reflects amounts that would be paid if the performance goals were achieved at the maximum level. Amounts in each column assume that the Compensation, People and Culture Committee does not apply the food safety modifier to decrease the payout to any NEO by up to -20%. Actual payouts under the 2024 AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. See “Compensation Discussion and Analysis – 2024 Compensation Program – Annual Incentive Plan” for further information regarding the 2024 AIP.

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2024 COMPENSATION TABLES
(2)
All equity awards are shown in shares of common stock and were granted under the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan. See “Terms of 2024 Annual PSU Awards,” “Terms of 2024 Annual SOSAR Awards” and “Terms of 2024 RSU Awards” below for a description of the vesting terms for the PSUs, SOSARs and RSUs granted during 2024.

(3)
See Note 8 to our audited consolidated financial statements for the year ended December 31, 2024, which are included in our Annual Report on Form 10-K filed with the SEC on February 5, 2025, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

(4)
PSUs will vest to the extent that the company’s three-year cumulative base RCF Dollars and total number of new restaurant openings (NROs) over the 2024 through 2026 performance period equal or exceed the predetermined threshold performance level.

(5)
These SOSARs and RSUs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant. The 2023 AIP RSUs represent payouts under the company’s 2023 AIP that exceeded 200% of target. The payouts were based on performance during 2023 and the cash payouts were reported in the 2023 Summary Compensation Table, but the RSUs were granted in 2024 when performance under the 2023 AIP was finalized.

(6)	This RSU vests 100% on the first anniversary of the grant date, subject to the executive’s continued employment or service with the company through the vesting date.
(7)
These RSUs vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. Since Mr. Hartung announced and then agreed to delay his retirement, his RSU will (i) be forfeited if he retires before the first anniversary of the grant date, and (ii) continue to vest through the vesting term if he retires after the first anniversary of the grant date.

(8)	This RSU vests in three equal installments on the first three anniversaries of the grant date, subject to his continued employment through the applicable vesting dates.
(9)	Mr. Niccol terminated his employment with the company in August 2024. As a result, all of the plan-based awards shown in the table were forfeited.
TERMS OF 2024 ANNUAL PSU AWARDS
Annual PSUs granted to the executive officers in 2024 will vest only if and to the extent that the company’s three-year cumulative base RCF Dollars and total number of NROs over the 2024 through 2026 performance period equal or exceed the predetermined threshold performance level. The payout range for the PSUs is 0% to 300%, and PSUs will only be earned if the 3-year cumulative base RCF Dollars are greater than $8.69 billion (90% weight) and/or if more than 960 total NROs occur over the performance period (10% weight). If cumulative base RCF Dollars and/or total NROs fall between two stated performance levels in the performance goal table, the payout percentage will be determined using linear interpolation. Vesting and payout of each PSU is subject to the executive officer’s continued employment through the vesting date (except in the event of termination of employment due to death or disability). Each PSU may be paid out on an accelerated basis in the event of a change in control transaction and continue to vest (possibly on a pro-rata basis) upon retirement of the holder. In addition, under the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Severance Plan”) if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested PSUs, based on the company’s actual performance.
TERMS OF 2024 ANNUAL SOSAR AWARDS
A SOSAR represents the right to acquire a specific number of shares of common stock at a pre-set price, which has value when the market price of the common stock at the time of exercise exceeds the exercise price. The exercise price of the SOSARs is equal to the closing price of our common stock on the date of grant. SOSARs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and have a seven-year term. SOSARs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the SOSARs are not replaced. In addition, under the Severance Plan if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested SOSARs, and any SOSARs held by the executive officer would be exercisable for 12 months after termination or if earlier, until the expiration date.
TERMS OF 2024 RSU AWARDS
2024 Annual RSUs
2024 annual RSUs vest 50% on the second anniversary and 50% on the third anniversary of the date of grant, subject to the executive’s continued employment, and will settle in shares of common stock on a one-for-one basis. The RSUs may continue to vest upon the holder’s retirement and may vest on an accelerated basis in the event of termination of employment due to death or disability, a qualifying termination of employment following a change in control, and upon completion of certain change in control transactions in which the RSUs are not replaced. In addition, under the Severance Plan if an executive officer’s employment is terminated either by us without “cause” (excluding termination due to death or disability) or due to their resignation for “good reason” (each as defined in the Severance Plan) the executive officer would vest in a pro-rata portion of their unvested RSUs.
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2024 COMPENSATION TABLES
Retention RSUs
Retention RSUs granted to the NEOs vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, subject to the executive’s continued employment and the other terms and conditions contained in the award agreements. Mr. Boatwright’s award agreement also contained specific vesting provisions in the event an external candidate was appointed as chief executive officer, which provisions lapsed when he was appointed CEO. Mr. Hartung announced and then agreed to delay his retirement and, as a result, his award agreement provides that the retention RSUs will continue to vest if he retires after the first anniversary of the grant date and the award will be forfeited if he retires before the first anniversary of the grant date. Mr. Rymer was granted retention RSUs before he was promoted to CFO and his award agreement provides that the RSUs vest one-third on each of the first, second and third anniversaries of the grant date, subject to continued employment and the other terms and conditions contained in the award agreement.
Interim CEO RSU; Promotion RSUs
In 2024, Messrs. Boatwright and Rymer were granted additional RSUs in order to align their total 2024 LTI compensation with their new roles. Mr. Boatwright was granted a one-time incremental RSU award on August 22, 2024 in connection with his appointment as Interim Chief Executive Officer. The incremental RSUs vest on the one-year anniversary of the grant date, subject to his continued employment; however, if the company had appointed an external candidate as chief executive officer and Mr. Boatwright’s employment had terminated as a result, the incremental RSUs would have vested in full. These provisions lapsed when Mr. Boatwright was appointed CEO.
Mr. Rymer was granted a one-time promotion RSU award on October 1, 2024 in connection with his promotion to Chief Financial Officer. The promotion RSUs vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, subject to his continued employment.
2023 AIP RSU
Under the 2023 AIP, payouts to our executive officers that exceed 200% of target were required to be paid in the form of RSUs that vest in two equal installments on the second and third anniversaries of the grant date, subject to continued employment through the applicable vesting date. Payouts to the executive officers under the 2023 AIP exceeded 200% and, as a result, each of the NEOs except Mr. Rymer was granted RSUs with the following grant values in lieu of cash on the same date as the 2024 annual equity grant: Mr. Boatwright ($118,726), Mr. Hartung ($179,408), Mr. Garner ($129,279), Mr. Brandt ($108,172), Mr. Theodoredis ($121,364) and Mr. Niccol ($585,714). Mr. Niccol’s RSUs were forfeited as a result of his termination of employment in August 2024.
SOSAR Grants in 2024
In compliance with Item 402(x) of Regulation S-K, the following table sets forth certain information regarding SOSAR grants made to our NEOs during fiscal year 2024.

Name	Grant Date	Number of Securities Underlying the Award	Exercise Price of the Award ($/Sh)	Grant Date Fair Value of the Award
Percentage Change in the Closing Market
Price of the Securities Underlying the Award
Between the Trading Day Ending
Immediately Prior to the Disclosure of
Material Nonpublic Information and the
Trading Day Immediately Following the
Disclosure of Material Nonpublic
Information

Scott Boatwright	2/9/2024	118,500	$52.77	$2,000,280	(1.08)%
Adam Rymer	2/9/2024	20,750	$52.77	$350,260	(1.08)%
Jack Hartung	2/9/2024	154,000	$52.77	$2,599,520	(1.08)%
Curt Garner	2/9/2024	148,100	$52.77	$2,499,928	(1.08)%
Chris Brandt	2/9/2024	56,300	$52.77	$950,344	(1.08)%
Roger Theodoredis	2/9/2024	88,850	$52.77	$1,499,788	(1.08)%
Brian Niccol	2/9/2024	476,800	$52.77	$8,048,384	(1.08)%

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2024 COMPENSATION TABLES
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2024

	Option Awards(1)					Stock Awards
Name(2)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scott Boatwright	2/4/2021	165,200	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	81,850	81,800	$31.56	2/10/2029	—	—	46,431	$2,799,789
	2/9/2023	—	87,000	$32.14	2/9/2030	28,050	$1,691,415	252,150	$15,204,645
	2/9/2024	—	118,500	$52.77	2/9/2031	2,250	$135,675	170,700	$10,293,210
	8/22/2024	—	—	—	—	149,673(5)	$9,025,282	—	—
	8/22/2024	—	—	—	—	65,482(6)	$3,948,565	—	—
Adam Rymer	2/4/2021	25,450	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	14,950	14,900	$31.56	2/10/2029	—	—	5,676	$342,263
	2/9/2023	—	29,000	$32.14	2/9/2030	—	—	28,050	$1,691,415
	2/9/2024	—	20,750	$52.77	2/9/2031	—	—	19,950	$1,202,985
	8/22/2024	—	—	—	—	56,128(7)	$3,384,518	—	—
	10/1/2024	—	—	—	—	13,119	$791,076	—	—
Jack Hartung	2/8/2019	189,100	—	$11.66	2/8/2026	—	—	—	—
	2/6/2020	267,200	—	$17.14	2/6/2027	—	—	—	—
	2/4/2021	177,900	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	88,450	88,450	$31.56	2/10/2029	—	—	50,193	$3,026,638
	2/9/2023	—	212,600	$32.14	2/9/2030	—	—	308,100	$18,578,430
	2/9/2024	—	154,000	$52.77	2/9/2031	3,400	$205,020	221,850	$13,377,555
	8/22/2024	—	—	—	—	149,673(5)	$9,025,282	—	—
Curt Garner	3/29/2018	48,450	—	$7.11	3/29/2025	—	—	—	—
	2/8/2019	339,100	—	$11.66	2/8/2026	—	—	—	—
	2/6/2020	267,200	—	$17.14	2/6/2027	—	—	—	—
	2/4/2021	177,900	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	88,450	88,450	$31.56	2/10/2029	—	—	50,193	$3,026,638
	2/9/2023	—	193,300	$32.14	2/9/2030	—	—	280,050	$16,887,015
	2/9/2024	—	148,100	$52.77	2/9/2031	2,450	$147,735	213,300	$12,861,990
	8/22/2024	—	—	—	—	130,964(5)	$7,897,129	—	—
Chris Brandt	2/4/2021	152,450	—	$29.59	2/4/2028	—	—	—	—
	2/10/2022	81,850	81,800	$31.56	2/10/2029	—	—	46,431	$2,799,789
	2/9/2023	—	87,000	$32.14	2/9/2030	28,050	$1,691,415	252,150	$15,204,645
	2/9/2024	—	56,300	$52.77	2/9/2031	18,050	$1,088,415	162,150	$9,777,645
	2/9/2024	—	—	—	—	2,050	$123,615	—	—
	8/22/2024	—	—	—	—	130,964(5)	$7,897,129	—	—
Roger Theodoredis	2/10/2022	—	60,800	$31.56	2/10/2029	—	—	34,518	$2,081,435
	2/9/2023	—	135,300	$32.14	2/9/2030	—	—	196,050	$11,821,815
	2/9/2024	—	88,850	$52.77	2/9/2031	2,300	$138,690	127,950	$7,715,385
	8/22/2024	—	—	—	—	93,546(5)	$5,640,824	—	—

(1)
Unless noted otherwise, SOSARs and RSUs vest ratably on the second and third anniversary of the grant date, generally subject to continued employment with the company through the applicable vesting date.

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2024 COMPENSATION TABLES
(2)	Brian Niccol terminated employment with Chipotle in August 2024 and all of his outstanding equity awards were cancelled by December 31, 2024. As a result, he is not listed in the table.
(3)	Calculated based on the closing stock price of Chipotle common stock on December 31, 2024 of $60.30 per share.
(4)
Unless otherwise indicated, PSUs vest if and to the extent that the performance targets are met at the end of the three-year performance period, subject to continued employment. For the 2022 PSUs, which vested on February 15, 2025, the number of shares in the table reflect shares earned based on actual achievement of the performance objectives, which resulted in a 66% of target payout. For the 2023 PSUs, which are scheduled to vest on February 15, 2026, and the 2024 PSUs, which are scheduled to vest on February 15, 2027, the number of shares in the table reflect payout at maximum achievement level since performance through the completed years of the applicable performance period exceeded target levels. Actual achievement of the performance objectives for the 2023 PSUs and 2024 PSUs may vary from the achievement reflected in the table based on company performance over the remainder of the performance period.

(5)
These RSUs vest 60% on the first anniversary of the grant date and 40% on the second anniversary of the grant date, subject to the executive’s continued employment through the applicable vesting date. Since Mr. Hartung announced and then agreed to delay his retirement, his RSU will (i) be cancelled if he retires before the first anniversary of the grant date, and (ii) continue to vest through the vesting term if he retires after the first anniversary of the grant date.

(6)	This RSU vests 100% on the first anniversary of the grant date, subject to the executive’s continued employment with the company through the vesting date.
(7)	This RSU vests in three equal installments on the first three anniversaries of the grant date, subject to the executive’s continued employment through the applicable vesting date.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)
Scott Boatwright	0	$0	183,202	$9,600,481
Adam Rymer	0	$0	18,904	$990,641
Jack Hartung	150,000	$7,998,336	197,380	$10,343,462
Curt Garner	220,750	$10,602,540	197,380	$10,343,462
Chris Brandt	222,650	$9,221,829	169,163	$8,864,784
Roger Theodoredis	229,300	$7,708,314	112,868	$5,914,712
Brian Niccol	2,129,350	$75,721,299	676,513	$35,451,852

(1)	Reflects the number of shares of Chipotle common stock acquired on exercise of SOSARs or the vesting of RSUs and PSUs.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the market value of Chipotle common stock on the date of exercise and the exercise price of the SOSARs.
(3)	Equals the closing price the Chipotle’s common stock on the vesting date multiplied by the number of shares vested.
NONQUALIFIED DEFERRED COMPENSATION FOR 2024
The Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan permits eligible management employees, including our executive officers, to make contributions to deferral accounts once the employee has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1% to 50% of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1% to 100% of payouts under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We match contributions at the rate of 100% on the first 3% of compensation contributed and 50% on the next 2% of compensation contributed. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution, fluctuate in value based on the investment choices selected by the participant (which consist of a variety of mutual funds and may be changed by the participant at any time) and are fully vested upon contribution.
Participants may elect to receive distribution of amounts credited to their accounts in either (i) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (ii) a lump sum or installment distribution following termination of the participant’s employment, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of a participant’s deferral account are subject to federal income tax as ordinary income in the year the distribution is made.
Amounts credited to participants’ deferral accounts are our unsecured general obligations to pay the value of the accounts to the participants at times determined under the plan.
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2024 COMPENSATION TABLES
The table below presents contributions by each named executive officer to the Supplemental Deferred Investment Plan during 2024, our matching contributions, each executive’s earnings under and distributions from the Plan and the ending balances in the Plan on December 31, 2024.

Name	Executive Contributions In Last FY($)(1)	Registrant Contributions In Last FY($)(2)	Aggregate Earnings In Last FY($)(3)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(4)
Scott Boatwright	$307,384	$29,711	$68,771	$385,100	$875,605
Adam Rymer	$127,138	$6,098	$62,439	$0	$397,701
Jack Hartung	$646,446	$57,176	$628,570	$0	$12,007,854
Curt Garner	$752,846	$45,640	$425,508	$0	$4,044,383
Chris Brandt	$431,896	$38,508	$280,516	$0	$1,798,273
Roger Theodoredis	—	—	—	—	—
Brian Niccol	$310,384	$123,092	$241,802	$0	$2,010,520

(1)	These amounts are reported in the 2024 Summary Compensation Table in each executive’s “Salary” for 2024.
(2)	These amounts are reported in the 2024 Summary Compensation Table in each executive’s “All Other Compensation” for 2024.
(3)	These amounts are not reported as compensation in the 2024 Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.
(4)
These amounts include amounts previously reported in the Summary Compensation Table for years prior to 2024 as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation” (excluding for purposes of this footnote any investment losses on balances in the plan and any withdrawals/distributions), in the following aggregate amounts: Mr. Boatwright ($722,343); Mr. Hartung ($8,120,598); Mr. Garner ($1,832369); Mr. Brandt ($999,899); and Mr. Niccol ($2,050,333). Messrs. Rymer and Theodoredis first became NEOs in 2024 so no amounts have previously been disclosed for them.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Severance Arrangements
We maintain an Executive Officer Severance Plan (the “Severance Plan”) to facilitate a smooth transition in the event of a change of leadership. The Severance Plan provides for severance benefits to the “executive officers” of the company, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, if the executive officer’s employment is terminated either by the company without “cause” (excluding termination by the company due to the executive officer’s death or disability) or due to a resignation by the executive officer for “good reason” (each as defined in the Severance Plan) that in each case does not entitle the executive officer to benefits under Chipotle’s Change in Control Severance Plan (a “Qualifying Termination”).
An executive officer who experiences a Qualifying Termination would be eligible to receive (i) cash severance equal to the sum of their base salary plus target cash bonus under the AIP for the year in which the Qualifying Termination occurs multiplied by two, in the case of the Chief Executive Officer, or one and one-half, in the case of other executive officers, paid in equal installments over 24 months, for the Chief Executive Officer, and 18 months for other executive officers, plus (ii) a pro-rated portion of their annual bonus under the AIP for the year in which the Qualifying Termination occurs, based on the company’s actual performance, plus (iii) the cash equivalent of the employer portion of the cost of the company group health plans in which the executive officer was participating immediately prior to the Qualifying Termination for 24 months, with respect to the Chief Executive Officer, or for 18 months, with respect to other executive officer. In addition, each executive officer would vest in a pro-rata portion of their unvested equity awards, with the performance-based equity awards vesting based on the extent of the company’s achievement of the applicable performance-based metrics. Any SOSARs held by the executive officer would be exercisable for 12 months after the Qualifying Termination or if earlier, until the expiration date. To be eligible for benefits under the Severance Plan, the executive officer must timely execute and not revoke a separation and general release agreement, in the form provided by the company, which contains customary confidentiality, non-solicitation and non-disparagement restrictions.
Change in Control Severance Plan
We maintain a Change in Control Severance Plan (“CIC Plan”) to encourage retention of key management employees in the event of a change in control. The Board believes that the CIC Plan would help incent key executives to remain with the company during the pendency of any planned or unexpected change in control of the company. Severance benefits are only payable if both a change in control of the company occurs and an executive officer’s employment is terminated without cause or by him or her for good reason (each as defined in the plan). Under the plan, each named executive officer would be eligible to receive a (i) lump sum cash payment equal to two times his annual base salary plus target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, and (ii) cash amount equal to the employer portion of the cost of medical insurance coverage for two years after termination. In addition, all unvested LTI held by the named executive officer at the time of termination would vest in full, with PSUs vesting at the greater of (a) target or (b) actual performance, as determined based on the company’s performance through the date of the change in control. The plan does not provide for any tax gross ups and executives are entitled to the best after tax result of either having payments reduced so as not to trigger excise taxes or receiving full payments and paying excise taxes. As a condition to receipt of any benefits under the plan, the executive officer would be required to sign a release of claims against the company and be subject to customary restrictive covenants.
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2024 COMPENSATION TABLES
Equity Awards
The terms of some equity-based award agreements, including awards granted to our executive officers, provide for post-employment benefits in certain circumstances.
Performance Share Units. The award agreement for the annual PSU grant provides that if the holder’s employment terminates due to death or disability, the PSU will be settled, without proration, at the same time the PSUs are settled with respect to other PSU holders. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the PSU, or (ii) on or after the one-year anniversary of the grant date, the holder will vest in the PSU, without proration, in each case at the same time the PSUs are settled with respect to other PSU holders. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs, the PSUs will immediately vest at the greater of target or actual performance through the date the change in control is completed; provided that, in lieu of immediate vesting, the Compensation, People and Culture Committee may approve the replacement of the company’s PSUs with a comparable performance share unit issued by the company’s successor and the awards will vest if there is a qualifying termination of employment by the company’s successor without cause or by the executive officer for good reason.
Stock Appreciation Rights. The award agreement for the annual SOSAR grant provides that if the holder’s employment terminates due to death or disability, any unvested SOSARs as of the termination date will immediately vest and will remain exercisable until the third anniversary of the termination date. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the SOSAR over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the SOSAR over the remainder of the vesting period without proration, and in each case the SOSARs will be exercisable until the earlier of the third anniversary of the retirement date or the expiration date of the SOSAR. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested SOSARs with the grant of a replacement award that provides the holder with substantially the same economic value and benefits and that vest on the earlier of the date the SOSARs would otherwise have vested under the terms of the original SOSAR agreement and the third anniversary of the grant date; provided that the SOSAR will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
Restricted Stock Units. The award agreement for the annual RSU grant provides that if the holder’s employment terminates due to death or disability, any unvested RSUs as of the termination date will immediately vest. If the holder’s employment terminates due to retirement (i) before the one-year anniversary of the grant date, the holder will vest in a pro rata portion of the RSU over the remainder of the vesting period, or (ii) on or after the one-year anniversary of the grant date, the holder will continue to vest in the RSU over the remainder of the vesting period without proration. Retirement is defined as the holder having a combined age and years of service with the company equal to at least 70. In the event a change in control of the company occurs that results in our common stock being removed from listing on a national securities exchange, the Compensation, People and Culture Committee is required to arrange for the substitution for any unvested RSUs with the grant of a replacement award that provides the holder with substantially the same value and contains the same material terms and conditions of the original award agreement; provided that the RSU will vest if, during the two-year period following the change in control, the holder experiences a qualifying termination of employment by the company’s successor without cause or by the holder for good reason.
The following table presents the potential estimated payments to each named executive officer if he were terminated due to the indicated triggering event as of December 31, 2024, the last business day of the fiscal year. The table does not include (i) amounts for Mr. Niccol because his employment terminated mid-2024 and he was not entitled to any severance payments or benefits in connection with his termination of employment, or (ii) amounts that we would need to pay regardless of the occurrence of the indicated triggering event, such as accumulated balances in retirement plans. In calculating the amounts reflected in the table, we assumed the following:
•
each triggering event occurred on December 31, 2024, the last trading day of fiscal 2024, and the price of our common stock was $60.30 per share, the closing price of Chipotle common stock on December 31, 2024;

•	the executive earned a payout under the 2024 AIP equal to the actual payout amount for 2024, since he was employed by the company through the end of the year; and
•
with respect to equity awards, “Annual Equity Grants” reflect actual projected performance for PSUs as of December 31, 2024, which equal (i) for the 2022 PSUs, the actual payout rate of 66%; (ii) for the 2023 PSUs, payout at 299%; and (iii) for the 2024 PSUs, payout at 182%. For further discussion, see “Compensation Discussion and Analysis – 2024 Compensation Program – 2024 PSU Awards.”

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2024 COMPENSATION TABLES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Officer(1)	Termination Without Cause or by Executive for Good Reason	Change in Control (Double Trigger)(2)	Retirement(3)	Death or Disability
Scott Boatwright
Salary	$2,000,000	$2,000,000	$0	$0
Bonus	$3,877,324	$3,877,324	$0	$0
Annual Equity Grants	$25,732,082	$46,135,221	$0	$44,692,905
Benefits	$26,813	$26,813	$0	$0
Adam Rymer
Salary	$975,000	$1,300,000	$0	$0
Bonus	$1,330,496	$1,622,996	$0	$0
Annual Equity Grants	$3,356,089	$8,510,990	$0	$8,334,673
Benefits	$20,110	$26,813	$0	$0
Jack Hartung
Salary	$1,335,000	$1,780,000	$0	$0
Bonus	$3,385,226	$3,896,976	$0	$0
Annual Equity Grants	$26,323,594	$50,137,669	$38,540,191	$48,578,492
Benefits	$13,504	$18,006	$0	$0
Curt Garner
Salary	$1,230,000	$1,640,000	$0	$0
Bonus	$3,177,910	$3,649,410	$0	$0
Annual Equity Grants	$24,520,098	$46,365,711	$0	$44,806,534
Benefits	$20,110	$26,813	$0	$0
Chris Brandt
Salary	$1,140,000	$1,520,000	$0	$0
Bonus	$2,561,200	$2,941,200	$0	$0
Annual Equity Grants	$21,657,597	$41,353,530	$0	$39,911,214
Benefits	$20,110	$26,813	$0	$0
Roger Theodoredis
Salary	$967,500	$1,290,000	$0	$0
Bonus	$1,920,004	$2,210,254	$0	$0
Annual Equity Grants	$16,833,505	$31,623,270	$24,323,732	$30,551,016
Benefits	$20,110	$26,813	$0	$0

(1)
Brian Niccol terminated employment with the company in August 2024 and did not receive any severance payments or benefits in connection with his termination of employment. As a result, he is not listed in the table.

(2)
Reflects amounts the executive may receive if both a change in control of Chipotle occurs and the executive’s employment is terminated (other than for cause or by the executive for good reason). If a successor company does not grant the executive comparable equity awards in replacement of the outstanding Chipotle awards, the awards will vest upon a change in control.

(3)
Retirement is defined as the executive having achieved a combined age and years of service equal to at least 70. Messrs. Hartung and Theodoredis are the only NEOs eligible for retirement treatment as of December 31, 2024.

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2024 COMPENSATION TABLES
CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, U.S. publicly traded companies are required to disclose the ratio of their CEO’s annual total compensation to the median of the annual total compensation of all employees of the company other than the CEO. The rule requires that our median employee be selected from all employees, including full-time, part-time, seasonal and temporary employees.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions and make reasonable estimates that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. For example, Chipotle employs approximately 130,000 people around the world, and approximately 126,000 are hourly restaurant crew employees working in our over 3,700 restaurants.
We calculated the pay ratio of Scott Boatwright, who served as our CEO on December 31, 2024, to our median employee in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate calculated in accordance with SEC regulations. We identified our median employee by using total 2024 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2024 and we annualized the compensation of all full- and part-time employees who joined Chipotle mid-year during 2024. The pay ratio disclosure rules permit companies to exclude non-U.S. employees from the median employee calculation if non-U.S. employees in a particular jurisdiction account for five percent (5%) or less of the company’s total number of employees. Applying this de minimis exemption, we excluded 2,061 employees in Canada, 416 employees in the United Kingdom,144 employees in France and 50 employees in Germany from the calculations of our median employee. To arrive at a consistently applied compensation measure, we excluded from total 2024 compensation certain unusual or non-recurring items not available to all employees generally. This resulted in identification of a median employee with annual total compensation for 2024 of $16,666, which is the compensation for an hourly part-time employee who works roughly 20 hours per week at one of our restaurants in Nevada and is calculated in accordance with the Summary Compensation Table rules. The compensation of our median employee is not necessarily representative of the compensation of other restaurant employees or of our overall compensation practices.
Based on an annual total compensation of our median employee for 2024 of $16,666, and the annual total compensation of $19.14 million for Scott Boatwright, our CEO, as reported in the 2024 Summary Compensation Table, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation is 1,148 to 1. One of the most significant factors that differentiates us from other restaurant companies is that we own all of our restaurants (except the franchised restaurants in the Middle East), so all of the approximately 126,000 persons working in our U.S.-based restaurants are employees included in our calculation. This impacts the comparability of our CEO pay ratio to the ratio of many other restaurant or retail companies that operate under a franchise model and that do not employ all the hourly restaurant or retail crew employees.
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PAY VERSUS PERFORMANCE TABLE
As described in “Compensation Discussion and Analysis,” our Compensation, People and Culture Committee has implemented an executive compensation program designed to link a substantial portion of our NEOs’ realized compensation to the achievement of financial, operational and strategic goals that we believe enhance long-term shareholder value. The table below sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2020 through 2024:

							Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for CEO Brian Niccol (a)	Compensation Actually Paid to CEO Brian Niccol (b)	Summary Compensation Table Total for CEO Scott Boatwright (a)	Compensation Actually Paid to CEO Scott Boatwright (b)	Average Summary Compensation Table Total for Non-CEO NEOs (c)	Average Compensation Actually Paid to Non-CEO NEOs (d)	CMG Total Shareholder Return (e)	Peer Group Total Shareholder Return (f)	Net Income ($millions) (g)	Company Selected Measure (CSM) - RCF Dollars ($millions) (h)
2024	$22,139,926	($55,032,138)	$19,137,518	$33,415,960	$12,732,330	$24,542,185	$360	$146	$1,534	$3,018
2023	$22,473,427	$95,261,876	$0	$0	$7,195,337	$28,967,744	$273	$142	$1,229	$2,586
2022	$17,186,153	($16,848,694)	$0	$0	$6,500,834	($6,223,351)	$166	$126	$899	$2,062
2021	$17,880,580	$66,215,877	$0	$0	$5,402,915	$22,935,919	$209	$140	$653	$1,707
2020	$38,035,868	$95,328,425	$0	$0	$14,751,175	$30,272,465	$166	$116	$356	$1,041

Column (a). Reflects compensation amounts reported in the Summary Compensation Table for our former CEO, Brian Niccol, and current CEO, Scott Boatwright, for the respective years shown.
Column (b). Reflects the respective amounts set forth in columns (a) of the table above, adjusted as set forth in the tables below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in columns (b) of the table above do not reflect the actual amount of compensation earned, realized or received by the CEOs during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information regarding the decisions made by our Compensation, People and Culture Committee regarding the CEO’s compensation for each fiscal year, see “Compensation Discussion and Analysis” and the tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Brian Niccol	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Brian Niccol
2024	$22,139,926	$20,711,924	$0	$0	$7,424,688	$63,884,828	($55,032,138)
2023	$22,473,427	$15,501,159	$52,191,463	$28,407,137	$7,691,008	$0	$95,261,876
2022	$17,186,153	$13,501,795	$7,812,978	($17,794,792)	($10,551,238)	$0	($16,848,694)
2021	$17,880,580	$12,001,072	$29,796,775	$29,160,321	$1,379,272	$0	$66,215,877
2020	$38,035,868	$33,223,032	$45,251,258	$54,892,816	($9,628,485)	$0	$95,328,425

Year	Summary Compensation Table Total for Scott Boatwright	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Compensation Actually Paid to Scott Boatwright
2024	$19,137,518	$16,622,004	$21,604,316	$7,279,143	$2,016,987	$0	$33,415,960

Column (c). The following non-CEO NEOs are included in the average amounts for each year shown:
2024: Jack Hartung, Curt Garner, Christopher Brandt, Adam Rymer, Roger Theodoredis
2023: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2022: Jack Hartung, Curt Garner, Christopher Brandt, Scott Boatwright and Marissa Andrada
2021: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
2020: Jack Hartung, Curt Garner, Christopher Brandt and Scott Boatwright
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PAY VERSUS PERFORMANCE TABLE
Column (d). Reflects the respective amounts set forth in column (c) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules and computed in accordance with the methodology used for financial reporting purposes. The dollar amounts reflected in column (d) of the table above do not reflect the actual amount of compensation earned, realized, or received by the non-CEO NEOs during the applicable year, and a significant portion of the value is subject to forfeiture if the underlying vesting conditions with respect to the equity awards are not achieved. For information about the decisions made by our Compensation, People and Culture Committee regarding the non-CEO NEOs’ compensation for each fiscal year, see “Compensation Discussion and Analysis” and the related tables and narrative explanations reporting pay for the fiscal years covered in the table above.

Year	Summary Compensation Table Total for Non-CEO NEOs	Less: Summary Compensation Table Total Equity (Stock Awards + Option Awards)	Plus: Fair Value as of Fiscal Year-End of Stock and Option Awards Granted in Covered Year	Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards From Prior Years	Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	Less: Fair Value at Prior Fiscal Year-End of Stock and Option Awards Forfeited during the Covered Year ($)	Average Compensation Actually Paid to Non-CEO NEOs
2024	$12,732,330	$10,650,010	$14,483,857	$6,412,101	$1,563,907	$0	$24,542,185
2023	$7,195,337	$4,876,808	$16,111,788	$7,931,308	$2,606,119	$0	$28,967,744
2022	$6,500,834	$4,952,583	$2,987,539	($4,482,629)	($3,707,258)	$2,569,255	($6,223,351)
2021	$5,402,915	$3,313,428	$8,226,718	$10,490,185	$2,129,529	$0	$22,935,919
2020	$14,751,175	$13,147,324	$16,396,916	$13,279,493	($1,007,795)	$0	$30,272,465

Column (e). For the relevant fiscal year, represents the cumulative TSR of Chipotle through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019.
Column (f). For the relevant fiscal year, represents the cumulative TSR of the S&P 500 Restaurants Index (Peer Group TSR) through December 31 of the applicable fiscal year, assuming $100 was invested on December 31, 2019 and dividends were reinvested.
Column (g). Reflects net income in Chipotle’s Consolidated Income Statements included in the company’s Annual Reports on Form 10-K for each of the years ended December 31, 2024, 2023, 2022, 2021, and 2020.
Column (h). Company Selected Measure (“CSM”) is Restaurant Cash Flow Dollars (“RCF Dollars”), which is calculated as the company’s total revenue less restaurant operating costs (exclusive of depreciation and amortization) for the applicable company fiscal year.
PAY FOR PERFORMANCE ALIGNMENT
The following table identifies the four most important performance measures used by our Compensation, People and Culture Committee to link the compensation actually paid (“CAP”) to our CEOs and other NEOs in 2024 to company performance. The role of each of these performance measures on our NEOs’ compensation is discussed in “Compensation Discussion and Analysis” above.

Most Important Performance Measures
Restaurant Cash Flow (RCF) Dollars	Comparable Restaurant Sales (CRS) Growth
Site Assessment Requests (SARs)	RCF Margin %

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PAY VERSUS PERFORMANCE TABLE
The charts below reflect the relationship of CAP to our CEOs and other NEOs in each of 2020, 2021, 2022, 2023 and 2024 to (1) TSR of both Chipotle (“CMG”) and the S&P 500 Restaurants Index, (2) CMG net income and (3) CMG RCF Dollars.
CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the table based on year-end stock prices, various accounting valuation assumptions and projected performance modifiers, but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals for outstanding PSU grants. For a discussion of how our Compensation, People and Culture Committee assessed Chipotle’s performance and our NEOs pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in our proxy statements for 2024, 2023, 2022, 2021 and 2020.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Registration Rights
Prior to our initial public offering in 2006, certain of our current shareholders, including Albert Baldocchi, a member of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, Mr. Baldocchi is entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.
Director and Officer Indemnification
We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification and advancement of certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any of our directors and executive officers in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any of our subsidiaries or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors and certain holders of our outstanding common stock to file with the SEC initial reports of their ownership of our equity securities and reports of changes in ownership. Based solely on a review of such reports filed with the SEC and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2024, except for the following: Laurie Schalow, Chief Corporate Affairs and Food Safety Officer, failed to timely file one Form 4 to report her charitable donation of 6,800 shares of Chipotle common stock on November 25, 2024. The Form 4 was filed on December 12, 2024, promptly after the oversight was discovered.
OTHER BUSINESS AT THE MEETING
The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons designated on the accompanying form of proxy will vote on such matters in accordance with their judgment.
SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules
Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2026 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 26, 2025, unless the date of our 2026 annual meeting is more than 30 days before or after June 11, 2026, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals must be addressed to Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
Inclusion of Director Nominations in Our Proxy Statement and Proxy Card under Our Proxy Access Bylaws
Our proxy access bylaws permit qualified shareholders or groups of shareholders to include nominations for election as a director in our proxy statement and form of proxy/voting instruction card, if the shareholder(s) comply with the proxy access provisions in our bylaws. For the 2026 annual meeting, notice of a proxy access nomination must be received at the address provided above no earlier than November 27, 2025, and no later than December 26, 2025.
Notice of Intent to Solicit Proxies
To comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than Chipotle’s nominees, for the 2026 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 days before the anniversary of the previous year’s annual meeting, which would be April 12, 2026. Notice must be submitted to the company in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws.
Bylaw Requirements for Shareholder Submission of Nominations and Proposals
A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2026 annual meeting (other than a proposal submitted pursuant to SEC Rule 14a-8) must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our Corporate Secretary at the above address no earlier than the close of business on February 11, 2026, and no later than the close of business on March 13, 2026. However, if the date of the 2026 annual meeting is
2025 Proxy Statement | 71

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2026 ANNUAL MEETING
more than 30 days before or 60 days after June 11, 2026 we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2026 annual meeting is made.
AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit & Risk Committee, the Compensation, People and Culture Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at ir.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., Newport Center Dr., Suite 1100, Newport Beach, CA 92660, Attn: Corporate Secretary.
DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES
Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have requested to receive separate copies of these materials. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by writing to Investor Relations, Chipotle Mexican Grill, Inc., 610 Newport Center Dr., Suite 1100, Newport Beach, CA 92660, or by email to ir@chipotle.com. We will promptly deliver a separate copy to you upon request.
MISCELLANEOUS
If you request physical delivery of these proxy materials, we will mail along with the proxy materials our Annual Report on Form 10-K for fiscal year 2024 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report on Form 10-K be a part of the proxy statement or a solicitation of proxies.
You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We would appreciate your prompt response.
Web links throughout this proxy statement are provided for convenience only, and the content on the referenced websites are not incorporated into and do not constitute a part of this proxy statement.
72 | 2025 Proxy Statement

APPENDIX A
Chipotle Mexican Grill, Inc.
GAAP to Non-GAAP Reconciliations
Restaurant Level Operating Margin
(in thousands)
(unaudited)

	Year ended December 31, 2024	Percent of total revenue
Income from operations	$1,916,333	16.9%
Non-GAAP Adjustments:
General and administrative expenses	697,483	6.2
Depreciation and amortization	335,030	3.0
Pre-opening costs	41,897	0.4
Impairment, closure costs, and asset disposals	26,949	0.2
Total non-GAAP Adjustments	$1,101,359	9.7%
Restaurant level operating margin	$3,017,692	26.7%

Adjusted Net Income and Adjusted Earnings per Share
(in thousands, except per share numbers)
(unaudited)

Year ended December 31, 2024
Net Income	$1,534,110
Non-GAAP Adjustments:
Restaurant asset impairment and other restaurant exit costs	2,634
Corporate operating lease asset impairment and other corporate costs	(7,392)
Software asset impairment	6,249
Legal Proceedings	21,437
Stock-based compensation forfeiture	(27,863)
Stock-based compensation retention grants	17,079
Investment	1,381
Total non-GAAP Adjustments	13,525
Tax effect of non-GAAP adjustments above	(8,804)
After tax impact of non-GAAP adjustments	4,721
Adjusted net income	$1,538,831

Diluted weighted average number of common shares outstanding	1,376,555
Diluted earnings per share	$1.11
Adjusted diluted earnings per share	$1.12

2025 Proxy Statement | A-1

EXECUTIVE OFFICERS

Scott Boatwright
Chief Executive Officer

Adam Rymer
Chief Financial Officer

Jack Hartung
President and Chief Strategy Officer

Chris Brandt
Chief Brand Officer

Ilene Eskenazi
Chief Human Resources Officer

Curt Garner
Chief Customer and Technology Officer

Laurie Schalow
Chief Corporate Affairs and Food Safety Officer

Roger Theodoredis
Chief Legal Officer and General Counsel

BOARD OF DIRECTORS

Albert Baldocchi
Director since 1997
Self-employed Financial Consultant and Strategic Advisor

Scott Boatwright
Director since 2024
Chief Executive Officer, Chipotle Mexican Grill

Matthew Carey
Director since 2021
Retired Executive Vice President of Customer Experience, The Home Depot, Inc.

Gregg Engles
Director since 2020
Founder and Managing Partner, Capitol Peak Partners LLC

Patricia Fili-Krushel
Director since 2019
Retired Media Executive

Mauricio Gutierrez
Director since 2021
Retired President and Chief Executive Officer, NRG Energy, Inc.

Laura Fuentes
Director since 2023
Executive Vice President and Chief Human Resources Officer, Hilton Worldwide Holdings Inc.

Robin Hickenlooper
Director since 2016
Senior Vice President of Corporate Development, Liberty Media Corporation

Scott Maw
Director since 2019
Retired Chief Financial Officer, Starbucks Corporation

Mary Winston
Director since 2020
Founder and President, WinsCo Enterprises, Inc; Retired Chief Financial Officer

STOCK EXCHANGE LISTING

New York Stock Exchange (Symbol: CMG)

INDEPENDENT PUBLIC ACCOUNTING FIRM

Ernst & Young LLP

STOCK TRANSFER AGENT

By phone:
+1-855-598-5490

By mail:
EQ Shareowner Services
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100

Online:
www.shareowneronline.com

Shareholders may obtain copies of Chipotle's annual report on Form 10-K for the year ended December 31, 2024, including our audited financial statements (but excluding exhibits), as well as other reports we file with the SEC, at no cost, on the investor relations page of our website at ir.chipotle.com, or by writing to the Corporate Secretary, Chipotle Mexican Grill, Inc., 610 Newport Center Drive, Suite 1100, Newport Beach, CA 92660.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 10, 2025 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CMG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 10, 2025 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66072-P25475 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Nine Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Albert Baldocchi	☐	☐	☐
1b. Scott Boatwright	☐	☐	☐
1c. Matthew Carey	☐	☐	☐
1d. Patricia Fili-Krushel	☐	☐	☐
1e. Laura Fuentes	☐	☐	☐
1f. Mauricio Gutierrez	☐	☐	☐
1g. Robin Hickenlooper	☐	☐	☐
1h. Scott Maw	☐	☐	☐
1i. Mary Winston	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. An advisory vote to approve the compensation of our executive officers as disclosed in the proxy statement ("say on pay").	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐
The Board of Directors recommends you vote AGAINST proposal 4.	**For**	**Against**	**Abstain**
4. Shareholder Proposal - Requesting an Independent Board Chair.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V66073-P25475

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
June 11, 2025

The shareholder(s), revoking all prior proxies, hereby appoint(s) Scott Boatwright and Roger Theodoredis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., Pacific Time, on June 11, 2025, via live webcast at www.virtualshareholdermeeting.com/CMG2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE